As filed with the Securities and Exchange Commission on February 17, 2005

Registration No. 333-121026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
AMENDMENT NO. 1

ELECTRO ENERGY INC.

(name of small business issuer in its charter)

Florida	3690	59-3217746

(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial classification Code Number)	(I.R.S. Employer Identification No.)

30 Shelter Rock Road
Danbury, Connecticut 06810
(203) 797-2699

(Address and telephone number of principal executive offices)

Martin G. Klein
Chief Executive Officer
Electro Energy Inc.
30 Shelter Rock Road
Danbury, Connecticut 06810
(203) 797-2699

(Name, address and telephone number of agent for service)

With copies to:

Lev & Berlin, P.C.
200 Connecticut Avenue, 5th Floor
Norwalk, Connecticut 06854
(203) 838-8500

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   _______________________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ________________________________________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ________________________________________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, $.001 par value (3)	1,910,400	$8.81	$16,830,624	$2,132.44

Common Stock, $.001 par value (4)	598,594	$8.81	$5,273,613.14	$668.17

Common Stock, $.001 par value (5)	1,562,740	$8.81	$13,767,739.40	$1,744.37

Total	4,071,734		$35,871,976.54	$4,544.98 (6)

(1)	This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.
(2)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 of the Securities Act, based on the average high and low sale prices reported on the Over-the-Counter Bulletin Board on November 30, 2004.
(3)	Issuable to the selling security holders upon the conversion of outstanding shares of the registrant’s Series A Convertible Preferred Stock, $.001 par value, issued in connection with private placement completed on July 16, 2004.
(4)	Issued to the selling security holders upon conversion of shares of the registrant’s Series A Convertible Preferred Stock, $.001 par value, issued in connection with private placement completed on July 16, 2004.
(5)	Issuable to the selling security holders upon the exercise of outstanding warrants.
(6)	Previously paid on December 6, 2004, with the initial filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION -- DATED FEBRUARY 17, 2005

PROSPECTUS

ELECTRO ENERGY INC.

4,071,734 Shares

Common Stock

          This prospectus relates to the distribution by the selling security holders named herein of 4,071,734 shares of common stock of Electro Energy Inc. which they own, or which they may at a later date acquire upon the conversion of shares of our series A convertible preferred stock or the exercise of warrants. Electro Energy Inc. is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We may receive proceeds from the exercise price of the warrants if they are exercised by the selling security holders. All costs associated with this registration will be borne by Electro Energy Inc.

          Our common stock is traded on the NASDAQ SmallCap Market under the symbol “EEEI.” Prior to December 31, 2004, our common stock traded on the Over-the-Counter Bulletin Board under the symbol “EEEI.OB”. On February 14, 2005, the last reported sale price for the shares of our common stock was $9.84 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “ RISK FACTORS ” BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN OUR COMMON STOCK.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________________

i

ii

          You should rely only on the information contained in this prospectus or any prospectus supplement to which we have referred you. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the selling security holders are making an offer to sell, or soliciting an offer to buy any of the securities offered by this prospectus in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and that the information incorporated herein and therein by reference is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date. In this prospectus and any prospectus supplement, unless otherwise indicated, “Electro Energy Inc.,” “Electro Energy,” the “Company,” “we,” “us,” and “our” refer to Electro Energy Inc. and its subsidiaries and do not refer to the selling security holders.

PROSPECTUS SUMMARY

          This prospectus summary highlights information more fully described elsewhere in this prospectus. Because it is a summary, it is not complete and does not contain all the information that is important to you in deciding whether to invest in the Company. You should read the entire prospectus carefully, including the documents incorporated by reference into this prospectus and the other documents to which this prospectus refers.

Electro Energy Inc.

          On June 9, 2004, the Company completed a reverse merger transaction, in which we caused EEI Acquisition Corp., a Delaware corporation and our wholly-owned subsidiary, to be merged with and into Electro Energy, Inc. (now known as EEI Technologies, Inc.), a Delaware corporation engaged in the business of developing, manufacturing and commercializing high-powered, rechargeable bipolar nickel-metal hydride batteries for use in a wide range of applications (hereinafter referred to as “EEI”). The reverse merger was consummated under Delaware law, pursuant to an Agreement of Merger and Plan of Reorganization, dated May 7, 2004 (the “Merger Agreement”). As a result of the merger, EEI became our wholly-owned subsidiary, with EEI’s former security holders acquiring a majority of our outstanding shares of common stock. Following the closing of the merger, we changed our corporate name from “MCG Diversified, Inc.” to “Electro Energy Inc.” and succeeded to the business of EEI as our sole line of business under the direction of EEI management.

          Our business activities are directed at the development of bipolar nickel-metal hydride batteries, and our business strategy has historically been to utilize government funding to support the development of our unique battery concept. From 1992 to 2003, we received approximately $18 million of government funding for bipolar nickel-metal hydride battery development. Our programs have been supported by the U.S. Army (for field radios and silent watches), the Naval Air Systems Command and the U.S. Air Force (for use in F-18 and F-16 fighter aircraft), the Ballistic Missile Defense Organization (BMDO), the National Aeronautics and Space Administration (NASA), the National Institutes of Health (NIH), the Department of Energy (DOE), The Partnership for a New Generation of Vehicle and the State of Connecticut. These programs have focused on basic materials technology and prototype development of specialty bipolar nickel-metal hydride batteries for military communications, satellites, aircraft auxiliary power, medical applications and hybrid electric vehicles. The Company’s technology differs from conventional battery designs in that the electrical current flows perpendicular to the electrode face. This allows the Company’s batteries to have a low internal resistance, which allows them to produce exceptionally high power for their size and weight. Presently, our prototype batteries are being qualified for use by major defense contractors such as the US Air force, the US Army and the Department of Energy (in collaboration with a major utility).

          We intend to use the technology and products that we develop as a springboard into commercial applications and manufacturing. The Company believes that, in general, there is a strong interest in the commercial markets in a battery that is smaller, lighter and higher power at a reasonable cost. Electro Energy Inc. has, however, not yet begun competing in this commercial market. The markets into which we intend to expand are currently served by other types of batteries, which are established and accepted in such markets. Accordingly, we may face certain challenges in achieving success in these markets. Currently, Electro Energy Inc.‘s manufacturing capabilities are limited to meet large production requirements, and each new battery design requires new safety testing. Additionally, we cannot be certain that the commercial market for our bipolar nickel-metal hydride batteries will develop, or that our batteries will achieve market acceptance. Our management is refining our commercial market opportunities to meet our our increase in production capabilities, while pursuing additional development activities. It is our management’s goal to minimize the exposure in entering niche markets while maximizing the ability to capitalize on our product strengths and understanding of our customers’ requirements.

          In October 2003, we expanded our activities into producing Super nickel-cadmium batteries for U.S. Government satellite systems, and vented nickel-cadmium batteries for legacy military aircraft such as the B-52, B-1 and Cobra Helicopters and industrial products and began developing thermal batteries and lithium batteries. We also intend to participate in the manufacture of products that utilize bipolar nickel-metal hydride batteries.

Private Placement Transaction

          Concurrently with the closing of the reverse merger, we completed a private placement of 5,501 units, each unit consisting of one share of the Company’s series A convertible preferred stock, par value $.001 per share, and a detachable warrant to purchase shares of common stock, at a purchase price of $1,000 per unit, to accredited investors pursuant to the terms of a Confidential Private Placement Memorandum, dated April 8, 2004, as supplemented. The aggregate gross proceeds from the private placement transaction totaled $5,501,000. Each share of series A convertible preferred stock is initially convertible into 400 shares of common stock at any time. The warrants entitle each holder to purchase 200 shares of common stock at an exercise price of $2.50 per share through July 16, 2007.

          In connection with the private placement, we also issued to the placement agent and certain brokers warrants to purchase shares of common stock of the Company through July 16, 2008 at an exercise price of $1.00 per share.

          Pursuant to the private placement subscription documents and the warrant agreements, we agreed to file a registration statement with the Securities and Exchange Commission to register the shares held by the selling security holders for resale. We agreed to use our best efforts to respond to any SEC comments to the registration statement on or prior to the date which is twenty (20) business days from the date such comments are received, but in any event not later than thirty (30) business days from the date such comments are received. In the event that we fail to respond to such comments within thirty (30) business days, the total number of shares of common stock underlying the private placement preferred stock covered by the registration statement for each investor in the private placement shall be increased by two percent (2%) per month for each month (or portion thereof) that a response to the comments to the registration statement has not been submitted to the SEC, except that the aggregate increases in shares of common stock will in no event exceed twelve percent (12%). We have agreed to use our best efforts to have the registration statement declared effective by the SEC as soon as possible after the initial filing date to maintain the effectiveness of the registration statement from the effective date through and until twelve (12) months after the merger, at which time exempt sales pursuant to Rule 144 may be permitted for purchasers of the units. The registration statement of which this prospectus is a part was filed with the Securities and Exchange Commission pursuant to those agreements.

The Offering

          By means of this prospectus, a number of stockholders of Electro Energy Inc. are offering to sell up to 598,594 shares of common stock which they own, 1,910,400 shares of common stock which they may at a later date acquire upon the conversion of shares of series A convertible preferred stock and 1,562,740 shares of common stock which they may at a later date acquire upon the exercise of warrants. In this prospectus, we refer to these persons as the selling security holders.

          As of February 14, 2005, Electro Energy Inc. had 12,796,047 shares of common stock issued and outstanding, which includes 598,594 shares being offered by this prospectus. The number of outstanding shares of common stock does not include 1,910,400 shares which may be issued pursuant to the exercise of series A convertible preferred stock or 1,562,740 shares which may be issued pursuant to the exercise of warrants previously issued by the Company which are being offered by this prospectus.

          We will not receive any proceeds from the sale of common stock offered by the selling security holders, but we may have received consideration from the selling security holders at the time they purchased the securities. We may receive proceeds from the exercise price of the warrants if they are exercised by the selling security holders. We intend to use any proceeds from exercise of the warrants for working capital and general corporate purposes.

          The purchase of the securities offered by this prospectus involves a high degree of risk. See the “Risk Factors” section of this prospectus for a more complete discussion of these risks.

Corporate Information

          Our common stock is listed on the NASDAQ SmallCap Market under the symbol “EEEI.” Prior to December 31, 2004, our common stock was quoted on the Over-the-Counter Bulletin Board under the symbol “EEEI.OB”.

          Electro Energy Inc. was incorporated in Florida in December 1993. Our principal executive offices are located at 30 Shelter Rock Road, Danbury, Connecticut 06810, and our telephone number is (203) 797-2699. Our company website is www.electroenergyinc.com.

RISK FACTORS

          An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risks before purchasing our common stock. If any of these risks occurs, our business, financial condition and operating results could be materially adversely affected. The following are not the only risks and uncertainties we face. Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also adversely affect our business, financial condition or results of operations. In any case, the trading price of our common stock could decline and you could lose all or part of your investment. See also “Forward Looking Statements.”

Risks Relating To Our Company

          We are still in an early stage of development and have a history of operating losses and uncertain future profitability. We were founded in 1992 and have principally been engaged in research and development activities. We have incurred significant operating losses since inception. We expect to incur larger losses in the future as we continue our product development efforts and seek to expand our production, sales and marketing capabilities. We have not yet developed bipolar nickel-metal hydride batteries for commercial sale that are capable of generating significant commercial revenues. We cannot anticipate when, or if, we will generate significant commercial sales revenues or achieve profitability.

          We have historically been dependent on government funding. To date nearly all of our revenues have been derived from development contracts or subcontracts funded by agencies of the U.S. government. Government development contracts or subcontracts accounted for approximately 95% and 85% of Electro Energy’s revenues during the years ended December 31, 2002 and 2003, respectively. We expect, at least in the near term and possibly longer, to continue to derive a significant amount of our revenues from our government contracts business. As a result, our revenues could be adversely impacted by a decrease in defense spending by the U.S. government. We also enjoy a significant advantage under a 5 year supply agreement with EaglePicher Technologies LLC as a sole source supplier for a mechanical striker assembly and space quality positive electrodes. A reduction in new commercial spacecraft or the inability of EaglePicher to secure battery orders for spacecraft batteries requiring our electrodes would also reduce this revenue stream. We also provide personnel to operate a facility owned by EaglePicher under a service agreement. The profitability of this agreement cannot be assured. Any failure by us to replace revenues attributable to a significant defense program or contract at the end of such program or contract, whether due to cancellation, spending cuts, budgetary constraints or otherwise, could have an adverse effect upon our business, operating results and financial condition in future periods.

          Our products may not be accepted in the marketplace by OEMs or by consumers. We believe that our future growth and increased profitability are largely dependent upon our success in commercial markets, in which we have yet to begin competing. We believe that while the technologies used in our government and commercial sectors have similarities, the business aspects of operating in such sectors differ significantly. Achieving market acceptance of our bipolar nickel-metal hydride batteries will require substantial marketing efforts and expenditures of significant funds. In addition, to achieve market acceptance, our bipolar nickel-metal hydride batteries must offer significant price and/or performance advantages over other current and potential alternative battery technologies in a broad range of applications. We cannot be certain that our bipolar nickel-metal hydride batteries will achieve or sustain any such advantages. Even if our bipolar nickel-metal hydride batteries provide meaningful price or performance advantages, there can be no assurance that they will achieve or maintain market acceptance in any potential market application. The success of our products will also depend upon the level of market acceptance by original equipment manufacturers (OEMs) and other customers that incorporate our bipolar nickel-metal hydride batteries, over which we have no control. No assurance can be given that we will receive adequate assistance from OEMs to successfully commercialize our products. If our bipolar nickel-metal hydride batteries do not achieve and maintain significant price and/or performance advantages over other technologies and achieve significant and sustained market acceptance, or if customers’ applications which incorporate our products do not achieve lasting market acceptance, our business, results of operations and financial condition could be seriously impacted. We cannot be certain that our marketing efforts will result in significant commercial revenues or allow us to achieve profitability.

          There is currently no commercial market for our products and it is uncertain whether such a market will develop. Because there is currently no commercial market for our bipolar nickel-metal hydride batteries, it is difficult to assess or predict with any assurance the growth rate, if any, or the size of the market for such batteries. We cannot be certain that the commercial market for our bipolar nickel-metal hydride batteries will develop, or that our batteries will achieve market acceptance. If the commercial market for our batteries fails to develop, develops slower than expected or becomes saturated with competitors, or if our products do not achieve significant market acceptance, our business, operating results and financial condition will be seriously impacted.

          Battery technologies are rapidly evolving. We may be unable to remain competitive if we are unable to keep pace with evolving technologies. The battery industry has experienced, and is expected to continue to experience, rapid technological change. There can be no assurance that our products will be able to compete effectively in any of our targeted market segments. Various companies are seeking to enhance traditional battery technologies, such as lead acid and nickel-cadmium, and other companies have recently introduced or are developing rechargeable batteries based on lithium and other emerging and potential technologies. We cannot guarantee that competing technologies that outperform our batteries will not be developed and successfully introduced by other companies.

          We will face substantial future capital requirements that we may not be able to satisfy, and which may cause us to delay or curtail our business plan. Our capital requirements in connection with our development, testing, production, sales and marketing activities will be significant. We are not currently generating sufficient revenues from our operations to fund our activities and execute our business plan. Therefore, we are dependent on the continued receipt of funding from government development contracts to continue the development, production, marketing and sales of our products. We cannot be certain that we will be able to generate sufficient revenues in the future to fund our activities. In the event that the proceeds of the private placement that we completed in July of 2004 prove to be insufficient to execute our business plan (due to a change in our plans or a material inaccuracy in our assumptions or as a result of unanticipated expenses, technical difficulties or other unanticipated problems), we would be required to seek additional financing sooner than currently anticipated. The inability to obtain additional financing, when needed, could have a detrimental effect on us. Further, in the event that we require additional financing, such financing would probably result in the dilution of shareholders’ percentage interests in our company.

          Our financial performance will depend almost entirely on the development of a demand for our bipolar nickel-metal hydride batteries, for which there is currently no commercial market. Our financial performance will depend in large part on the development of a demand for our bipolar nickel-metal hydride batteries. There is currently no commercial market for this technology, and the markets into which we intend to expand are currently served by other types of batteries, which are established and accepted in such markets. If the demand for our bipolar nickel-metal hydride batteries develops slower than we currently anticipate, then this could cause a detrimental effect on our business, operating results and financial condition.

          Our patent portfolio and trade secrets do not assure that competitors or others cannot eventually develop technologies similar or superior to our battery technologies. Our success is dependent on our ability to maintain the proprietary nature of our technology and production processes through a combination of domestic and foreign patent and trade secret protection, non-disclosure agreements and licensing agreements. We cannot be certain that any of the patents issued to Electro Energy Inc. as of the date of this prospectus will provide meaningful protection against a competitor, or that any pending patent application will be granted. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus there can be no assurance that foreign patent applications related to issued United States patents will issue. In addition, even if these patent applications issue, some foreign countries provide significantly less patent protection than the United States. The status of patents involves complex legal and factual questions and the breadth of claims issued is uncertain. Accordingly, there can be no assurance that our patents, and any patents that may be issued to us in the future, will afford protection against competitors with similar technology. In addition, no assurances can be given that patents currently issued to us or to be issued in the future to us will not be infringed upon, reverse engineered or designed around by others or that others will not obtain patents that we would need to license, reverse engineer or design around. If existing or future patents containing broad claims are upheld by the courts, the holders of such patents could require other companies, which could potentially include us, to obtain intellectual property licenses from them or else to reverse engineer or design around those patents. If we are found to be infringing upon third-party patents, there can be no assurance that we would be able to design around or reverse engineer such patents or that any necessary licenses would be available on reasonable terms, if at all.

          We could incur substantial costs in defending ourselves and potentially others in litigation or prosecuting infringement claims against third parties. If the outcome of any such litigation were unfavorable to us, our business, financial condition and results of operations could be seriously impacted. To determine the priority of inventions, we may have to participate in interference proceedings in the U.S. Patent and Trademark Office or comparable proceedings in foreign patent offices, which could result in substantial cost to us and may result in an adverse decision as to the priority of our inventions. Similarly, we may have to participate in opposition proceedings in foreign patent offices, which could result in substantial cost to us and may result in an adverse decision as to the patentability or scope of our pending foreign patent applications.

          In addition to patent protection, we will rely on the law of unfair competition and trade secrets to protect our proprietary rights. We consider several elements of our production process to be trade secrets. We attempt to protect our trade secrets and other proprietary information through agreements with employees, consultants, subcontractors, customers and suppliers, enforcement of state and federal statutory and common law, and other security measures. However, third parties may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets or disclose such technology, which could have a detrimental effect on our business, results of operations and financial condition. We cannot be certain that our efforts to vigorously protect our rights will always be successful.

          The commercial success of our batteries is highly dependent on our ability to manufacture our products at competitive costs. To be successful, we must manufacture commercial quantities of high quality products at competitive costs. Even if our current research and development activities result in the design of batteries with commercially desirable characteristics, we will have to manufacture, in commercial quantities, products with appropriate performance characteristics, at competitive costs. The cost estimates for competitive comparisons set forth in this Prospectus are based upon our internal estimates and will have to be verified in the scale up to full production.

          Our ability to manufacture our products at competitive costs will be dependent on our ability to obtain raw materials from sole or limited source suppliers. We are dependent on sole or limited source suppliers for certain key raw materials used in our products, particularly nickel-hydroxide and metal-hydride alloys. Currently, we generally purchase sole or limited source raw materials pursuant to purchase orders placed from time to time and have no long-term contracts or other guaranteed supply arrangements with our sole or limited source suppliers. We cannot be certain that our suppliers will be able to meet our requirements relative to specifications and volumes for key raw materials, that we will be able to locate alternative sources of supply or that we will be able to purchase raw materials at an acceptable cost. In addition, the raw materials that we will utilize must be of a very high quality. We at times in the past have experienced delays in product development due to the delivery of non-conforming raw materials from our suppliers.

          Our manufacturing facilities are subject to federal, state and local environmental laws and regulations because batteries contain hazardous materials. Our facilities are subject to a broad range of federal, state and local laws and regulations relating to the environment, including those governing discharges to the air, water and land, the handling and disposal of solid and hazardous substances and waste and the remediation of contamination associated with releases of hazardous substances at our facilities and at off-site disposal locations. Risk of environmental liability is inherent in our business and no assurance can be given that substantial environmental costs will not arise in the future. In particular, we might incur capital and other costs to comply with increasingly stringent environmental laws and enforcement policies.

          A battery is composed of chemicals and other materials which may be hazardous to human health. Battery technologies vary in relative safety as a result of their differing chemical compositions. Most battery technologies incorporate a liquid electrolyte which, if leaked, may be dangerous. In addition, in the event of a short circuit or other physical damage to the battery, the liquid electrolyte may be free to flow to the reaction site and produce a continuous chemical reaction. This reaction may create heat or gas which, if not properly released, may explode and harm nearby individuals. Our bipolar nickel-metal hydride battery appears to minimize these risks because there is no free electrolyte in the cells. Nevertheless, we have not fully completed safety testing and do not know whether the advantages inherent in our technology will make the battery as safe as or safer than other battery technologies. In addition, each new battery design requires new safety testing. We cannot guarantee that safety problems will not develop with respect to our battery technology that would prevent, delay or impair commercial introduction.

          We incorporate safety policies in our research and development activities and will do so in our production processes, although no assurance can be given that an accident in our facilities will not occur. Any accident, whether caused by the use of a battery or in our operations, could result in significant delays or claims for damages resulting from injuries, which would seriously impact our business, operating results and financial condition.

          We could face material financial exposure in a future product liability action. We may be held liable if any product we develop in the future, or any product which is made with the use of any of our technologies, causes injury or is found otherwise defective during product testing, manufacturing, marketing or sale. We do not currently maintain product liability insurance. Although we intend to obtain product liability insurance, we may not have insurance coverage sufficient in amount and scope against potential liabilities or the claims may be excluded from coverage under the terms of the policy. Furthermore, product liability insurance is becoming increasingly expensive. As a result, we may not be able to obtain sufficient amounts of insurance coverage, obtain additional insurance when needed, or obtain insurance at a reasonable cost, which could prevent or inhibit the commercialization of our products or technologies. If we are sued for any damage or injury caused by our products or technology, our liability could equal a material portion, or even exceed, our total assets. Any claims against us, regardless of their merit or eventual outcome, could have a detrimental effect upon our business, operating results and financial condition.

          The departure of or failure to recruit key personnel could have a detrimental effect on us. Our success will depend to a significant extent upon a limited number of members of senior management and other key employees, particularly our founder, Chairman and Chief Executive Officer, Martin G. Klein, and our President and Chief Operating Officer, Michael Eskra. We will also rely on consultants and advisors to assist us in formulating our research and development strategy. The loss of the services of one or more key managers or other employees could have a materially adverse effect upon our business, operating results or financial condition. In addition, we believe that our future success will depend in large part upon our ability to attract and retain additional highly skilled technical, management, sales and marketing personnel. There can be no assurance we will be successful in attracting and retaining such personnel, and the failure to do so would have a detrimental effect on our business, operating results and financial condition.

Risks Relating To Our Common Stock

          We have broad discretion over the use of a significant portion of the net proceeds of our recently completed private placement. If we do not wisely allocate the proceeds, our business plan will be hampered. We have broad discretion to allocate a significant portion of the net proceeds of our recently-completed private placement. Our management will determine, with our Board of Directors, but without the need for stockholder approval, how to allocate a significant portion of these proceeds. If we do not wisely allocate the proceeds, our ability to carry out our business plan will be hampered. The timing and amount of our actual expenditures are subject to change and will be based on many factors, including:

•	the rate of progress of our research and development programs;
•	the results of our battery testing;
•	the time and expense necessary to achieve domestic and foreign customer acceptance and any necessary regulatory approvals;
•	competitive technological, market and other developments;
•	our ability to attract and retain quality employees; and
•	our ability to implement our sales, marketing, clinical research, product development, manufacturing, and investor/public relations plans.

          The active public market for our common stock has only developed relatively recently and could fail to sustain itself. Our stockholders may not be able to resell their shares at or above the price at which they purchased their shares, or at all. Prior to the reverse merger transaction discussed in this prospectus, there has been no active public market for our common stock. The active public market for our common stock could fail to sustain itself.

          The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, such as product liability claims or other litigation; the announcement of new products or product enhancements by us or our competitors; quarterly variations in our competitors’ results of operations; changes in earnings estimates or recommendations by securities analysts; developments in our industry; and general market conditions and other factors, including factors unrelated to our own operating performance.

          The stock market in general has recently experienced extreme price and volume fluctuations. In particular, market prices of securities of companies such as ours have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility might be worse if the trading volume of our common stock is low.

          Additional risks may exist because we became public through a reverse merger transaction. Securities analysts of major brokerage firms may not provide coverage of our stock since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any follow-on offerings on our behalf in the future.

          There are additional costs of going public and those costs may be material to our ability to be profitable. We have become a publicly-traded company and, accordingly, subject to the financial, management, governance and reporting requirements of the U.S. securities laws. The public company costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing information, including, without limitation, audited reports, to stockholders will cause our expenses to be higher than they would be if we remained privately-held. In addition, we will incur substantial expenses in connection with the preparation of this prospectus and related documents with respect to the registration of the shares covered hereby.

          Our common stock trades on the NASDAQ SmallCap Market quotation system. In the future, our common stock may be removed from listing on the NASDAQ SmallCap Market quotation system and may not qualify for listing on any stock exchange, in which case it may be difficult to find a market in our common stock. Our securities trade on The NASDAQ SmallCap Market. NASDAQ has several requirements for companies to meet for continued listing, including but not limited to minimum stockholders’ equity. If we fail to demonstrate compliance with all requirements for continued listing on The NASDAQ SmallCap Market, our common stock could be delisted from The NASDAQ SmallCap Market. There can be no assurance that we will satisfy the requirements for continued listing on The NASDAQ SmallCap Market.

          If our common stock is no longer traded on The NASDAQ SmallCap Market, it may be more difficult for you to sell shares that you own, and the price of our common stock may be negatively affected. As a result, there is a risk that holders of our common stock may not be able to obtain accurate price quotes or be able to correctly assess the market price of our common stock. Increases in volatility could also make it more difficult to pledge shares of our common stock as collateral, if holders sought to do so, because a lender might be unable to accurately value our common stock.

          If our Common Stock was delisted from The NASDAQ SmallCap Market, trading of our common stock, if any, could be conducted in the over-the-counter market in the so-called “pink sheets” or, if available, the National Association of Securities Dealer’s “Electronic Bulletin Board.” In addition, delisting from NASDAQ may subject our common stock to so-called “penny stock” rules. These rules impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, broker-dealers may be less willing or able to sell and/or make a market in our common stock. Additionally, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, our common stock. As a result of a delisting, it may become more difficult for us to raise funds through the sale of our securities.

          A significant number of our shares are eligible for sale. Their sale could depress the market price of our stock. Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. As additional shares of our common stock become available for resale in the public market pursuant to the registration of the sale of the shares underlying the securities issued in the private placement, and otherwise, the supply of our common stock will increase, which could decrease its price. Some or all of the shares of common stock issuable upon the conversion of the Series A Convertible Preferred Stock and upon the exercise of the warrants pursuant to the private placement may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for the shares of common stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years. Holders of “restricted” securities have agreed not to sell, transfer or otherwise dispose of their shares of common stock for a period of time after the closing of the private placement.

          Our principal stockholders have significant voting power and may take actions that may not be in the best interest of other stockholders. Our officers, directors and principal stockholders and their affiliates control approximately 64% of our outstanding common stock, on a fully diluted basis. If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

          We do not anticipate paying dividends in the foreseeable future. The lack of dividends may have a negative effect on the stock price. We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.

          We are subject to critical accounting policies. We may interpret or implement required policies incorrectly. We follow U.S. generally accepted accounting principles in preparing our financial statements and SEC filings. As part of this work, we must make many estimates and judgments about future events. These affect the value of the assets and liabilities, contingent assets and liabilities, and revenue and expenses that we report in our financial statements. We believe these estimates and judgments are reasonable, and we make them in accordance with our accounting policies based on information available at the time. However, actual results could differ from our estimates, and this could require us to record adjustments to expenses or revenues that could be material to our financial position and results of operations in future periods.

FORWARD-LOOKING STATEMENTS

          Some of the statements under “Risk Factors,” “Description of Business” and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

          Such factors include, among other things, those described under “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

USE OF PROCEEDS

          We will not receive proceeds from the sale of shares under this prospectus, but we did receive consideration from the selling security holders at the time they purchased the securities. We may also receive proceeds from the exercise of the warrants if they are exercised by the selling security holders. Assuming the exercise of all the selling security holders’ warrants, we would receive gross proceeds of $3,178,040. The weighted average exercise price of the warrants is $1.51 per share. We intend to use any proceeds from exercise of the warrants for working capital and general corporate purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

          Electro Energy Inc.’s common stock is listed for trading on the NASDAQ SmallCap Market under the symbol “EEEI”. Prior to December 31, 2004, our common stock was quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “EEEI.OB”. Our common stock had been quoted on the OTCBB since June 10, 2004. Prior to that date, there was no active market for our common stock, which traded in the public market under the symbol “MCGV.OB”, representing MCG Diversified, Inc. The following table sets forth the high and low sales prices and the high and low bid prices, as applicable, per share of common stock for the periods indicated. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Fiscal Year 2005	High	Low

First Quarter (through February 14)	$ 12.70	$ 8.30

Fiscal Year 2004	High	Low

First Quarter	n/a	n/a
Second Quarter	$ 5.40	$ 3.10
Third Quarter	$ 6.77	$ 4.10
Fourth Quarter	$ 14.50	$ 6.10

Fiscal Year 2003	High	Low

First Quarter	n/a	n/a
Second Quarter	n/a	n/a
Third Quarter	n/a	n/a
Fourth Quarter	n/a	n/a

Holders

           As of February 14, 2005, there were approximately 150 record owners of Electro Energy Inc.’s common stock.

Dividends

          We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

           You should read the following discussion and analysis together with the financial statements and related notes included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in any forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Three and Nine Months Ended September 30, 2004 and 2003

Results of Operations

Net Revenue

          Consolidated net revenue for the third quarter of 2004 was $1,952,887 compared with $727,047 for the same period of 2003, an increase of $1,225,840, or 168.6%. Net revenue for the first nine months of 2004 was $5,459,529 compared with $2,348,535 for the same period of 2003, an increase of $3,110,994, or 132.5%. Of the revenue increase, $1,129,058 and $3,259,439 for the third quarter of 2004 and the first nine months ended September 30, 2004, respectively, was attributable to consolidating the revenues of Mobile Energy Products, Inc. (“MEP”), whose product manufacturing operations were acquired on October 1, 2003 from EaglePicher Technologies, LLC (“EaglePicher”) and revenue increases of $96,782 for the quarter ended and revenue decreases of $148,445 for the first nine months ended September 30, 2004 for the research and development services operations.

          Consolidated net revenue included net revenue pursuant to a supply agreement with EaglePicher amounting to $778,942, or 40%, and $2,829,911, or 52%, for the third quarter ended and first nine months ended September 30, 2004, respectively. The Company believes that revenues generated under this supply agreement will be lower in the fourth quarter of 2004.

          Net revenue from services for the third quarter of 2004 was $823,829 compared with $727,047 for the same period of 2003, an increase of $96,782, or 13.3%. Net revenue from services for the first nine months of 2004 was $2,200,090 compared with $2,348,535 for the same period of 2003, a decrease of $148,445, or 6.3%. The primary reason for the decline in the research and development services operations business for the first nine months ended September 30, 2004 was related to delays in timely receipt of new pending and continuations of existing U.S. government research and development contracts. The Company believes that revenues from U.S. government research and development contracts awarded or extended in June and July 2004 will bring revenues consistent with 2003 in the fourth quarter of 2004.

          The underlying government and commercial contracts pertaining to net revenue from services for the periods mentioned are referenced in the following table. Most government contracts are negotiated as cost plus fixed fee (“CPFF”), while others are firm fixed price (“FFP”), milestone or cost share (“CPCS”) type contracts. Commercial orders are contracted by purchase order (“PO”). At the completion of each contract and after all contract requirements have been met, a final invoice is submitted, audited, and satisfied. In the event overhead and general and administrative rates are recalculated at less than billed amounts, a credit is issued to the buying party. In past history, the Company has received complete contract funding on all awards as agreed.

EEI Net Revenue

	Three Months Ended		Nine Months Ended		Performance	Project	Contract
Contract Party	9/30/2004	9/30/2003	9/30/2004	9/30/2003	Period	Description	Type	Deliverables

BMDO-AF SBIR		-		47,408	5/22/02-2/21/03	R&D of Aero Propulsion & Power Technology	FFP	Monthly reports
Air Force-Mantech	295,476	179,692	770,488	245,080	5/15/03-9/15/05	R&D of Bipolar Wafer Cell Ni-MH Aircraft Battery	CPFF	Status Report and Sample Functional Batteries
Department of Energy	-	34,648	569,124	684,306	1/15/02-9/17/03	Energy Efficiency and Evironmentally	CPCS	Monthly and Financial Reports
Sandia National Laboratories	254,254	-	254,254	-	6/28/04-2/15/05	NiMH Development	CPFF	Quarterly reports
US Army Mantech	5,968	239,839	144,371	446,269	4/30/03-1/31/05	Dev of Bipolar Wafer NiMH Electrochemical System	CPFF	Status Reports and Functional High Energy Army Silent
US Army CECOM	205,130	-	376,822	-	7/30/01-12/31/02	R&D of Bipolar Wafer Electrochemical System	CPFF	Reports and complete batteries
US Army CECOM (HP)	-	112,371	7,843	463,336	6/25/02-1/30/04	R&D of Bipolar Wafer Electrochemical System	CPFF	Scientific, Technical, and Financial Reports
NASA-Glenn	-	119,347	4,673	377,693	7/10/02-1/31/04	Bipolar Ni-MH Battery	CPFF	Monthly and Final Financial and Technical Reports
NAVY-F18	-	-	-	43,293	7/1/2000-3/20/03	Nickel Metal Hydride Aircraft Battery	Milestone	Monthly and Milestone Reports
NAVY-STTR	30,000	-	30,000	-	6/17/04-2/01/05	Extremely Power Dense NiMH Energy Storage System	FFP	Progress and Final Report
Sanyo	-	-	10,015	41,150	7/25/02-3/22/04	Purchase Orders for cell builds as per work plan	PO	Electrodes and cell hardware
United Defense	5,000	-	32,500	-	11/26/03-10/31/04	Purchase Order for 350 Volt Ni-MH Battery	PO	350 V NiMH Battery
DCAA Rate Adjustment	28,001	41,150

TOTALS	823,829	727,047	2,200,090	2,348,535

          Net revenue from products for the third quarter of 2004 was $1,129,058 and $3,259,439 for the first nine months of 2004. No revenue was generated from products for the same periods of 2003. The increase was attributable to consolidating the revenues of MEP. Net revenue from products included net revenue pursuant to a supply agreement with EaglePicher amounting to $778,942, or 69.0%, and $2,829,911, or 86.8%, for the third quarter ended and first nine months ended September 30, 2004, respectively. The Company believes that revenues generated under this supply agreement will be lower in the fourth quarter of 2004.

Gross Profit

           Consolidated gross profit for the third quarter of 2004 was $274,786 (14.1% of net revenue) compared to $20,933 (2.9% of net revenue) for the same period of 2003. Gross profit for the first nine months of 2004 was $1,012,920 (18.6% of net revenue) compared to $177,306 (7.5% of net revenue) for the same period of 2003. The gross profit increase was mainly driven by consolidating the revenues and cost of revenues of MEP. MEP delivers commercially viable products to market under contracts yielding higher gross profit than the Company’s mix of cost plus and fixed fee type contracts.

          Gross profit from services for the third quarter of 2004 was $149,589 (7.7% of net revenue) compared to $20,933 (2.9% of net revenue) for the same period of 2003. Gross profit from services for the first nine months of 2004 was $184,938 (3.4% of net revenue) compared to $177,306 (7.5% of net revenue) for the same period of 2003. The gross profit from services pertains to gross profit earned on its research and development contracts with the U.S. government and its agencies. The typical gross profit attainable under these contracts ranges from 6-8%. During the third quarter of 2003 and the first nine months of 2004, the Company spent funds in excess of the fixed price contract award in order to fulfill its obligatory performance deliverables, resulting in a reduction of the expected gross margin. These contracts have been completed and closed out.

          The components of costs of revenues for services include direct materials, direct labor, an operating overhead allocation based upon direct labor usage, and a general and administrative overhead allocation based upon the percentage of contract costs relative to the total. Overhead and general and administrative expenses are billable at contracted fixed rates during the course of the year. Spending in excess of the contracted amount can be recovered provided there are funds available in the contract sufficient to cover the excess expenses and the adjustment is approved by the Defense Contract Audit Agency. A rate of spending below the billed contracted fixed rates during the course of the year may result in a return of funds to the contract.

          Gross profit from products for the third quarter of 2004 was $125,197 (6.4% of net revenue) and gross profit from products for the first nine months of 2004 was $827,982 (15.2% of net revenue). The Company shipped a custom order in the third quarter that represented 27% of products revenue with a lower gross margin compared with its routine orders. The Company began generating revenue from the manufacture and shipment of products on October 1, 2003 as a result of its purchase of the operations of the former EaglePicher managed by MEP.

          The components of costs of revenues for products include direct materials, direct labor, and an operating overhead allocation based upon direct labor usage. An operating overhead cost pool is estimated to support the forecasted manufacturing activities in advance of the year. The overhead is assigned as product is produced based upon direct labor usage using an absorption method. Any unabsorbed overhead is expensed in the period incurred.

General and Administrative Expenses

          General and administrative (“G&A”) expenses for the third quarter of 2004 were $418,824 (21.4% of net revenue) compared with $110,469 (15.2% of net revenue) for the same period of 2003, an increase of $308,355. G&A expenses were $1,196,782 (21.9% of net revenue) for the first nine months of 2004 versus $283,761 (12.1% of net revenue) for the same period of 2003, an increase of $913,021. Of the increase for the first nine months of 2004, $248,867, or 27.3% was mainly driven by consolidating the general and administrative expenses of MEP. The Company began generating revenue from the manufacture and shipment of products on October 1, 2003 as a result of its purchase of the former operations of EaglePicher managed by MEP. The remaining increase in G&A for the first nine months of 2004 was primarily a result of increasing its support from professional service providers and increasing its general and administrative staffing to satisfy compliance with reporting requirements as a public company since the reverse merger in June 2004. The reverse merger required an audit of the prior two years of financial statements of the surviving entity. In addition, the Company was required to file a current report on form 8-K reporting the details of the merger and other required filings with the Securities & Exchange Commission. The remaining increase in G&A for the first nine months of 2004 included professional recruiting services of $51,530, accounting services of $162,087, legal services of $30,332, investor relations expenses of $82,111, salaries for a chief financial officer and executive assistant of $69,698, offset by decreases in other expenses $14,304 primarily related to a reduction in office rental equipment. The Company expects to continue to experience similar increased rates of expenditures over prior year for general and administrative expenses through the remainder of 2004. Additionally, $282,700 was related to the amortization of stock-based employee compensation expense related to the issuance of stock options to employees for the first nine months of 2004. The deferred compensation expense related to stock options issued to employees during the first nine months of 2004 was $1,592,178. The remaining balance as of September 30, 2004 was $1,309,478 and will be fully amortized through December 2007.

Research and Development Expenses

          Research and development (“R&D”) expenses for the third quarter of 2004 were $152,150 (7.8% of net revenue) compared with a recovery of expense of $10,377 for the same period of 2003. R&D expenses were $252,150 (4.6% of net revenue) for the first nine months of 2004. No R&D expenses were incurred during 2003. The nature of the R&D expenses in 2004 relate to a milestone contract from a venture capital firm for research of certain battery technologies. In March 2004, EEI had issued warrants to purchase 156,250 shares of its EEI Preferred Stock in connection with a contract to receive a total of $500,000 in cash funding from a venture capital firm for intended use in the research and development of certain battery technologies. The contract provides for scheduled payments to the Company if it performs certain research and development activities over a nine-month period. The recovery of expense in the third quarter of 2003 related to certain cost sharing arrangements. Certain research and development contracts require the Company to subsidize research and development efforts outside the scope of the contract. The Company has the obligation to fulfill the cost sharing arrangement alone or obtain partners willing to help subsidize the cost. Any cost the Company does not obtain a partner to share is recorded as research and development expense. These expenses are not recoverable under ordinary research and development contracts and are expenses incurred by the Company to advance technological research.

Interest Expense

          Interest expense for the third quarter of 2004 was $7,079, compared with $39,767 for the same period of 2003, a decrease of $32,688. Interest expense for the first nine months of 2004 was $287,259 compared with $106,743 for 2003, an increase of $180,516. The increase was primarily related to the increase of accretion of deferred interest related to the notes payable to related parties. Concurrent with the merger, the Company converted its notes payable to related parties and related accrued interest amounting to $1,100,000 and $86,000, respectively into shares of its common stock. The notes carried interest at 10% annum and were due on demand maturing in November 2004.

          The Company has a $100,000 secured line of credit with a bank with no expiration date and subject to annual renewals. Advances bear interest at 1.0% over the bank’s prime lending rate (5.00% as of September 30, 2004) and are personally guaranteed by a stockholder of the Company. The Company made repayments in the amount of $100,000 in the second quarter. The unused line of credit is $100,000 as of September 30, 2004. Interest expense related to the line of credit amounted to $2,542 and $3,949 for the nine months ended September 30, 2004 and 2003, respectively.

Net Loss

          Net loss for the third quarter of 2004 was $303,267, compared to a net loss of $118,926 for the same period of 2003. Net loss for the first nine months of 2004 was $723,271, compared to a net loss of $213,198 for the same period of 2003.

          Deferred compensation expense related to stock options issued to employees during the first nine months of September 2004 was $1,592,178. The remaining balance as of September 30, 2004 was $1,309,478 and will be fully amortized through December 2007 expensed in G&A.

Net Loss Attributable to Common Stockholders

          Net loss attributable to common stockholders for the third quarter of 2004 was $779,763 or $.06 cents per share (basic and diluted), compared to a net loss of $118,926 or $.01 cent per share (basic and diluted) for the same period of 2003. Net loss attributable to common stockholders for the first nine months of 2004 was $4,467,303 or $.45 cents per share (basic and diluted), compared to a net loss of $213,198 or $.03 cents per share (basic and diluted) for the same period of 2003.

          The Company recorded a one-time, non-cash item to recognize deemed dividends on preferred stock in the amount of $3,744,032. Of this amount, $3,290,216 resulted from the beneficial conversion of the underlying shares of common stock associated with issuance of new series A convertible preferred stock and detachable warrants in June and July 2004. In accordance with EITF 98-5 and EITF 00-27, the series A convertible preferred stock was considered to have an embedded beneficial conversion feature because the conversion price was less than the fair value of the Company’s common stock. This beneficial conversion feature is calculated after the warrants have been valued with proceeds allocated on a relative value basis. This series A convertible preferred stock was fully convertible at the issuance date, therefore the full, beneficial conversion feature of $3,290,216 was recorded as a deemed dividend with a corresponding credit to additional paid-in capital. In accordance with EITF D-42, an additional $453,816 deemed dividend resulted from an inducement for the conversion of the old EEI series A convertible preferred stock into share of the Company’s common stock.

Financial Condition

Liquidity and Capital Resources

           The Company's working capital, current ratio and long-term debt to equity ratio are as follows:

	September 30, 2004	December 31, 2003
Working capital	$4,843,984	$(804,310)
Current ratio	6.55 to 1	.62 to 1
Long-term debt to equity ratio	7.9%	(47.5)%

          The Company has a $100,000 unsecured line of credit with a bank with no expiration date and subject to annual renewals. Advances bear interest at 1.0% over the bank’s prime lending rate (5.00% as of September 30, 2004) and are personally guaranteed by a stockholder of the Company. The Company made repayments in the amount of $100,000 in the nine months ended September 30, 2004. The unused line of credit is $100,000 as of September 30, 2004.

          The Company’s long-term debt was $614,998 as of September 30, 2004. Current maturities of long-term debt are $235,376 as of the same period. During the first nine months of 2004, debt decreased by $55,921 compared to total debt at December 31, 2003.

          The Company made repayments on a note payable requiring 24 monthly installments of $5,042 commencing July 2002 and on a note payable requiring 12 monthly installments of $2,744 commencing January 2004 bearing interest at 9% in the amount of $45,375 and $25,894, respectively.

          The Company has a non-interest bearing note payable to EaglePicher requiring three annual installments of $150,000 commencing in October 2004 and is secured by assets acquired in connection with the purchase of its alternative energy business. As of September 30, 2004, the note payable had a face value of $450,000 with a remaining discount to fair value of $22,830. During the nine months ended September 30, 2004, the Company accreted an additional $15,348 of interest at an effective rate of 5%, increasing the fair value of the note payable to $427,170.

          The Company has three notes payable with Connecticut Innovations, Incorporated (“CII”). CII notes payable provided working capital for specific contract research and development projects. The terms of these notes provide for royalty payments due CII in the event such projects yield a commercially viable product or patented process. The royalty payment will equal 15% of licensing or royalty fees earned by the Company related to the specified projects limited to 200% of the original principal balance of the related note. The Company has not realized revenues subject to royalties related to the CII notes payable for the nine months ended September 30, 2004. The Company has not made the scheduled principal and interest payments since October 2002. The Company has an agreement with CII whereby CII has waived its rights to any collection actions, remedies, fees and expenses resulting from events of default through February 12, 2005. Further, until a new funding agreement is arranged, CII agreed to apply any payments made to principal and interest as originally scheduled. The notes payable and related interest payable to CII are $182,340 and $32,092, respectively, as of September 30, 2004.

           On December 28, 2004, the Company refinanced its debt with CII into a new note payable in the amount of $183,579. The note payable has a three-year term with principal payments of $61,193 plus applicable interest at a fixed rate of 5% to be made annually on December 31st.

          The Company’s government contracts are each individually negotiated under their own terms and conditions with reference to the Federal Acquisition Regulations and are typically fully funded cost-reimbursement type. There is usually an 85% limitation placed on the fixed fee whereby 15% is withheld by the government until all contract requirements are satisfied and closeout documents submitted. There are no obligations for royalties.

          Concurrent with the merger, the Company converted its notes payable to a stockholder and individuals and entities related to a stockholder and related accrued interest, amounting to $1,100,000 and $86,000, respectively, into 1,019,367 shares of its common stock. The notes carried interest at 10% per annum and were due on demand maturing in November 2004. The notes were convertible into the Company’s common stock at a rate of $1.16 per share. In connection with the above notes, the Company issued warrants to purchase 412,560 shares of the Company’s common stock at $1.16 per share. On June 9, 2004, a warrant to purchase 154,710 shares of EEI common stock was relinquished by a holder of the warrant. The terms of the warrants are five years from the issuance of the related notes with expirations beginning in April 2007 through November 2008. The total estimated value of the warrants amounted to $260,207 and represents deferred interest that was to be accreted over the term of the related notes. Upon conversion of the notes, the remaining deferred interest, amounting to $107,140, was accreted into interest expense. The Company plans to pay $12,115 of remaining interest payable related to the notes payable in cash.

          In March 2004, the Company issued warrants to purchase 156,250 shares of its Preferred Stock in connection with a contract to receive a total of $500,000 in cash funding from In-Q-Tel, Inc., a private venture capital firm, for intended use in the research and development of certain battery technologies. The contract provides for scheduled payments to the Company if it performs certain research and development activities over a nine-month period. The warrants are exercisable at $0.00 (zero dollars) per share over a five-year period expiring in March 2009. Concurrent with merger, the Company and the holder of the warrant have agreed to modify the warrant to provide for the issuance of 268,594 shares of the Company’s common stock upon exercise. The warrants were recorded as additional paid-in capital and a warrant subscription receivable. The Company has satisfied the contract terms to date and collected $300,000 as of September 30, 2004. The outstanding warrant subscription receivable was $200,000 as of September 30, 2004 and will be received in increments of $50,000 in November and December of 2004.

          Concurrent with the merger and on June 30, 2004 and July 15, 2004, the Company completed a private placement of 5,501 units at a purchase price of $1,000 per unit. Each unit consists of one share of Series A Preferred stock, convertible into 400 shares of common stock, and a detachable warrant to purchase 200 shares of common stock at an exercise price of $2.50. Gross proceeds from the private placement amounted to approximately $5,501,000 and net proceeds amounted to approximately $4,590,000. Gross proceeds allocated to the issuance of the Series A Convertible Preferred stock amounted to $3,290,216 and resulted in a beneficial conversion feature in that amount and was deemed a preferred stock dividend to the holders.

          Net cash used in operating activities totaled $1,061,819 for the nine months ended September 30, 2004 with net cash provided by operating activities of $3,779 for the same period of 2003. The Company is carrying a larger accounts receivable balance as a result of consolidating revenues of MEP. In addition, 24% of accounts receivable as of September 30, 2004 are past due compared with 3% as of September 30, 2003. The past due accounts receivable are primarily with two customers and the Company believes those accounts will be collected in full during the fourth quarter of 2004. During the nine months ended 2004, the Company paid certain aged accounts payable and accrued interest to certain related parties. In addition, the Company made certain prepayments for insurance policies and the establishment of an investor relations fund managed by an outside consulting firm. The Company expects to amortize these prepayments over applicable benefit periods, however, these prepayments are refundable to the Company upon termination of the insurance policies or consulting arrangement. The Company accrued expenses primarily relating to legal and accounting services in connection with the preparation of its SEC filings.

          The Company invested $35,831 in property and equipment in the nine months ended September 30, 2004, compared with $18,941 for the same period of 2003. Current year additions relate primarily to the purchase of electronic data processing equipment and $10,000 of laboratory equipment. Prior year additions relate primarily to the purchase of electronic data processing equipment and $14,927 of laboratory equipment.

          Cash expected to be generated from operating activities, together with funds available resulting from the proceeds of the private placement of series A convertible preferred stock, are expected, under current conditions, to be sufficient to finance the Company’s planned operations over the next twelve months. Over that same period, the Company expects to make an investment of $2.5 million in plant, property, and equipment to expand its manufacturing capabilities to manufacture its patented bipolar nickel-metal hydride batteries.

Related Parties

          The Company has agreements with certain related parties who provide consulting services to the Company. Related party services of a technical nature provided by Eskra Technical Products, Inc. were included in cost of services-related parties in the amount of $35,250 for the third quarter of 2003 and $127,281 for the nine months ended September 30, 2003. Michael Eskra is the owner of Eskra Technical Products, Inc, contracted as an outside consultant. In July 1999, Michael Eskra was appointed President and member of the board of directors. On January 1, 2004, Michael Eskra became a compensatory employee of the Company. In 2004, any technical services provided by Michael Eskra in the context as an employee are included in cost of services.

          Related party services of an administrative nature were included in general and administrative-related parties as an operating expense in the amount of $19,526 for the third quarter of 2004 compared with $33,485 for the same period of 2003. General and administrative-related party expenses for the nine months ended September 30, 2004 was $68,970 compared with $149,463 for the same period of 2003. Of these amounts, general and administrative services provided by Michael Eskra as the owner of Eskra Technical Products, Inc. were included in general and administrative-related parties as an operating expense for the third quarter of 2003 in the amount of $13,125 and $43,969 for the nine months ended September 30, 2003. In 2004, any general and administrative services provided by Michael Eskra in the context as an employee are included in general and administrative expense. The remainder of the amounts recorded in general and administrative-related parties are the result of other related party agreements. The Company has an agreement with the owner of E.F.S. Management Systems, a shareholder of the Company’s common stock, to provide accounting and business management services and supervision of accounting personnel. The Company has separate agreements with Jack T. Brown and Cassidy & Associates, each shareholders of the Company’s common stock, to provide lobbying services. The owner of Alvin J. Salkind Associates is a former member of the board of directors and is a shareholder of the Company’s common stock.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Results of Operations

Net Revenue

          Consolidated net revenue for 2003 was $4,120,024 compared with $2,749,220 for 2002, an increase of $1,370,804, or 49.9%. Of the revenue increase, $843,793 was attributable to consolidating the revenues of Mobile Energy Products, Inc. (“MEP”), whose product manufacturing operations were acquired on October 1, 2003 from EaglePicher Technologies, LLC (“EaglePicher”) and revenue increases of $527,011 for the research and development services business. The primary reason for the increase in the base business for the year was related to receipt of new pending and continuations of existing U.S. government research and development contracts.

           Consolidated net revenue included net revenue pursuant to a supply agreement with EaglePicher amounting to $619,360, or 15.0%.

          Net revenue from services for 2003 was $3,276,231 compared with $2,749,220 for 2002, an increase of $527,011, or 19.2%. The primary reason for the increase in the research and development services operations business was the increased activities from recently awarded contracts.

          The underlying government and commercial contracts pertaining to net revenue from services for the periods mentioned are referenced in the following table. Most government contracts are negotiated as cost plus fixed fee (“CPFF”), while others are firm fixed price (“FFP”), milestone or cost share (“CPCS”) type contracts. Commercial orders are contracted by purchase order (“PO”). At the completion of each contract and after all contract requirements have been met, a final invoice is submitted, audited, and satisfied. In the event overhead and general and administrative rates are recalculated at less than billed amounts, a credit is issued to the buying party. In past history, the Company has received complete contract funding on all awards as agreed.

	EEI Net Revenue
Contract Party	2003	2002	Performance Period	Project Description	Type	Deliverables
BMDO-AF SBIR	47,408	52,500	5/22/02-2/21/03	R&D of Aero Propulsion & Power Technology	FFP	Monthly reports
Air Force-3		6,220	6/29/93-4/25/02	R&D of NiMH Battery System	CPFF	Reports
Air Force-Mantech	547,088		5/15/03-9/15/05	R&D of Bipolar Wafer Cell Ni-MH Aircraft Battery	CPFF	Status Report and Sample Functional Batteries
NASA - Lewis		1,133	9/22/95-2/1/03	NiMH Bipolar Battery Development and Flight Option	CPCS	Monthly Status and Financial Reports
Department of Energy	1,013,922	225,694	1/15/02-9/17/03	Energy Efficiency and Evironmentally	CPCS	Monthly and Financial Reports
US Army Mantech	584,578		4/30/03-1/31/05	Dev of Bipolar Wafer NiMH Electrochemical System	CPFF	Status Reports and Functional High Energy Army Silent Watch Battery
US Army CECOM		651,922	7/30/01-12/31/02	R&D of Bipolar Wafer Electrochemical System	CPFF	Reports and complete batteries
NAVY-F18	43,293	228,782	7/1/2000-3/20/03	Nickel Metal Hydride Aircraft Battery	Milestone	Monthly and Milestone Reports
US Army CECOM (HP)	493,241	308,915	6/25/02-1/30/04	R&D of Bipolar Wafer Electrochemical System	CPFF	Scientific, Technical, and Financial Reports
PNGV		147,781	1/3/00-2/1/02	Bipolar NiMH battery technology for high	Cost Share
MANTECH-IIA		75,903	8/30/00-4/30/02	R&D of NiMH Aircraft Cells and Batteries	CPFF	Reports and Ten-Cell Stack and Single Cells
MANTECH-IIB	10,254	806,272	7/3/01-10/28/03	Bipolar Ni-MH Battery for F-16	CPFF	Monthly status reports; final report; functional batteries
NASA-Glenn	380,900	103,805	7/10/02-1/31/04	Bipolar Ni-MH Battery	CPFF	Monthly and Final Financial and Technical Reports
Sanyo	41,150	25,000	7/25/02-3/22/04	Purchase Orders for cell builds as per work plan	PO	Electrodes and cell hardware
United Defense	55,000		11/26/03-10/31/04	Purchase Order for 350 Volt Ni-MH Battery	PO	350 V NiMH Battery
DCAA Rate Adjustment	59,397	115,293

TOTALS	3,276,231	2,749,220

          Net revenue from products for 2003 was $843,793. No revenue was generated from products for 2002. The increase was attributable to consolidating the revenues of MEP. Net revenue from products included net revenue pursuant to a supply agreement with EaglePicher amounting to $619,360, or 73.4%, for 2003.

Gross Profit

          Consolidated gross profit for 2003 was $939,606 (22.8% of net revenue) compared to $108,628 (4.0% of net revenue) for 2003. The gross profit increase was mainly driven by consolidating the revenues and cost of revenues of MEP. MEP delivers commercially viable products to market under contracts yielding higher gross profit than the Company’s mix of cost plus and fixed fee type contracts.

          Gross profit from services for 2003 was $319,958 (9.8% of net revenue) compared to $108,628 (3.9% of net revenue) for the same period of 2002. The increase in gross margin is attributable to increased activities from recently awarded contracts resulting in higher sales and improved margins.

          The components of costs of revenues for services include direct materials, direct labor, an operating overhead allocation based upon direct labor usage, and a general and administrative overhead allocation based upon the percentage of contract costs relative to the total. Overhead and general and administrative expenses are billable at contracted fixed rates during the course of the year. Spending in excess of the contracted amount can be recovered provided there are funds available in the contract sufficient to cover the excess expenses and the adjustment is approved by the Defense Contract Audit Agency. A rate of spending below the billed contracted fixed rates during the course of the year may result in a return of funds to the contract.

          Gross profit from products for 2003 was $619,648 (73.4% of net revenue). We began generating revenue from the manufacture and shipment of products on October 1, 2003 as a result of its purchase of the operations of EaglePicher.

          The components of costs of revenues for products include direct materials, direct labor, and an operating overhead allocation based upon direct labor usage. An operating overhead cost pool is estimated to support the forecasted manufacturing activities in advance of the year. The overhead is assigned as product is produced based upon direct labor usage using an absorption method. Any unabsorbed overhead is expensed in the period incurred.

General and Administrative Expenses

          General and administrative (“G&A”) expenses for 2003 were $826,441 (20.1% of net revenue) compared with $298,524 (10.9% of net revenue) for 2002, an increase of $527,917. Of the increase, $416,145, or 50.4% was mainly driven by consolidating the general and administrative expenses of MEP. The Company began generating revenue from the manufacture and shipment of products on October 1, 2003 as a result of its purchase of the operations of the former EaglePicher managed by MEP. The remaining increase in G&A for 2003 was primarily a result of increased legal expenses of $71,550 primarily related to applications for patents and increased usage of consultants of $35,025 for general management and contract administration services.

Research and Development Expenses

          Research and development (“R&D”) expenses were $485,563 for 2002 (17.7% of net revenue). No R&D expenses were incurred during 2003. The nature of the R&D expenses in 2002 related to certain cost sharing arrangements. Certain research and development contracts require the Company to subsidize research and development efforts outside the scope of the contract. The Company has the obligation to fulfill the cost sharing arrangement alone or obtain partners willing to help subsidize the cost. Any cost the Company does not obtain a partner to share is recorded as research and development expense. These expenses are not recoverable under ordinary research and development contracts and are expenses incurred by the Company to advance technological research.

Interest Expense

          Interest expense for 2003 was $151,706, compared with $72,751 for 2002, an increase of $78,955. The increase was primarily related to the increase of accretion of deferred interest related to the notes payable to related parties. The notes carried interest at 10% annum and are due on demand maturing in November 2004. The remaining increase relates to long-term debt and advances on a secured line of credit with a bank.

Net Loss

          Net loss for 2003 was $38,541, compared to a net loss of $748,210 for 2002.

Application of Critical Accounting Policies

          Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

Revenue Recognition

          In general, our Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of our Company:

          Revenue on our research and development type contracts with the U.S. Government and its’ agencies are typically “cost plus” type contracts that contain a fixed fee element and/or a cost sharing arrangement. We are reimbursed for actual material, labor and overhead costs as we incur them up to the funding limit of the contract. We submit our cost structure annually to the Defense Contract Audit Agency (DCAA) for approval to use our rates on government contracts. Throughout the life of each contract we estimate the cost to complete. When we estimate that a contract will exceed the funding amount we will seek additional funding from our customer or another outside source. Contract terms allow us to stop work should additional funding not be available. Should we decide to complete a contract without funding we will expense the cost as we incur it.

          Contracts with milestone billing provisions are fixed cost type contracts. Revenue is recognized once the milestone has been achieved.

          Revenue on commercial contracts is recognized when we ship our batteries or services have been rendered.

Stock-Based Compensation

          Our Company accounts for equity instruments issued to employees for services based on the fair value of the equity instruments issued and accounts for equity instruments issued to other than employees based on the fair value of the consideration received or the fair value of the equity instruments, whichever is more reliably measurable.

          Our Company accounts for stock based compensation in accordance with SFAS 123, “Accounting for Stock-Based Compensation.” The provisions of SFAS 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, “Accounting for Stock Issued to Employees” (APB 25) but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. Our Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans.

Inventory Valuation

          Inventories are stated at the lower of cost or market on a first in first out basis. A reserve for inventory obsolescence is maintained and is based upon assumptions about current and future product demand, inventory whose shelf life has expired and market conditions. A change in any of these variables may require additional reserves to be taken.

Allowances for Doubtful Accounts

          We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of the ability to make payments, additional allowances may be required, which would increase our expenses during the periods in which any such allowances were made. The amount recorded as an allowance for doubtful accounts in each period is based upon an assessment of the likelihood that we will be paid on our outstanding receivables, based on customer-specific as well as general considerations. To the extent that our estimates prove to be too high, and we ultimately collect a receivable previously determined to be impaired, we may record a reversal of the provision in the period of such determination. All of our revenues in 2003 were derived from the U.S. Government and its agencies. We have reviewed our trade accounts receivable and determined that no allowance is necessary.

Accounting for Income Taxes

          In preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions where we operate. This process involves estimating actual current tax exposure, together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income, and to the extent that we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance, we must include an expense within the tax provision of the statement of income in each period in which the allowance is increased.

          Significant judgment is required in determining the provision for income taxes, deferred tax assets and liabilities, and any valuation allowance, against our deferred tax assets. In the event that actual results differ from these estimates or the estimates are adjusted in future periods, then we may need to establish an additional valuation allowance, which could materially impact our financial position and results of operations. The Company has concluded that a full valuation allowance was appropriate for the deferred tax asset.

Research and Development Expenses

          Research and development expenses are incurred to develop our battery technologies. They are self funded and expensed as incurred.

DESCRIPTION OF BUSINESS

Business Development

          Electro Energy Inc. is a Florida corporation, which was originally formed on December 29, 1993 under the name MCG Diversified, Inc. (“MCG”). Effective June 9, 2004, pursuant to the Agreement of Merger and Plan of Reorganization, dated May 7, 2004 (the “Merger Agreement”), among privately held Electro Energy, Inc. (“EEI”), a Delaware corporation, MCG and EEI Acquisition Corp. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of MCG, the Merger Sub merged with and into EEI, with EEI remaining as the surviving corporation (the “Merger”).

          Although MCG acquired EEI as a result of the Merger, the stockholders of EEI hold a majority of the voting interest in the combined enterprise. Immediately prior to the Merger, EEI had 23 stockholders. Additionally, the Merger resulted in EEI’s management and Board of Directors assuming operational control of MCG.

          The following lists a summary of the structure of the Merger and matters completed in connection therewith:

•	On July 16, 2004, the Company completed a private placement of shares of its series A convertible preferred stock and warrants to purchase common stock, and received at the closing of the private placement gross proceeds of $5,501,000.

•	The Board of Directors and shareholders amended MCG’s Amended and Restated Articles of Incorporation to change the corporate name of MCG to “Electro Energy Inc.” and to increase the authorized number of shares of capital stock to 50,010,000 shares, consisting of 50,000,000 shares of Common Stock, $.001 par value per share and 10,000 shares of Preferred Stock, $.001 par value per share.

•	MCG issued 9,497,557 unregistered shares of common stock, options to purchase 2,332,121 shares of common stock and warrants to purchase 526,444 shares of common stock to the former security holders of EEI in exchange for 100% of the outstanding capital stock, options and warrants of EEI. As MCG did not have any meaningful operations prior to the merger, the transaction was treated as a recapitalization of EEI, and accounted for, on an historical cost basis. Moreover, the financial statements set forth in this report for all periods, prior to the recapitalization, are the financial statements of EEI and the common stock of EEI has been retroactively restated to give effect to the exchange for MCG common stock.

•	4,999,800 shares of common stock owned by one of MCG’s former directors were repurchased and cancelled by the Company for an aggregate consideration of $100.00.

•	At the conclusion of the Merger, MCG’s stockholders owned approximately 22% of the issued and outstanding shares of the Company’s common stock, based on 12,197,453 shares outstanding after the Merger.

The Merger Agreement may be found at Exhibit 2.1 to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 24, 2004.

Our Business Prior to the Merger

          Prior to the Merger, MCG did not have any meaningful operations. After the merger, the Company succeeded to the business of EEI as its sole line of business.

Our Business Following the Merger

Overview

          We are a supplier of specialty batteries for aerospace, aircraft and the military and a developer of bipolar batteries. Our business strategy has historically been to seek government funding to support the development of our battery concepts. From 1992 to 2003, we received approximately $18 million of government funding for bipolar nickel-metal hydride battery development. Our programs have been supported by the U.S. Army (for field radios and silent watches), the Naval Air Systems Command and the U.S. Air Force (for use in F-18 and F-16 fighter aircraft), the Ballistic Missile Defense Organization (BMDO), the National Aeronautics and Space Administration (NASA), the National Institutes of Health (NIH), the Department of Energy (DOE), The Partnership for a New Generation of Vehicle and the State of Connecticut. These programs have focused on basic materials technology and prototype development of specialty bipolar nickel-metal hydride batteries for military communications, satellites, aircraft auxiliary power, medical applications and hybrid electric vehicles. We intend to use the technology and products developed by us as a springboard into commercial applications and manufacturing. Our management is refining our commercial market opportunities while pursuing additional development activities. In this way, we aim to minimize our exposure in entering niche markets while maximizing our ability to capitalize on our product strengths and our understanding of our customers’ requirements.

          In October 2003, we acquired the battery operations of EaglePicher Technologies, LLC in Colorado Springs, Colorado. EaglePicher is a diversified company engaged in the manufacture of specialty batteries, chemicals and electronic materials. The Colorado Springs operation had been established by EaglePicher in 1976 and has been primarily engaged in the manufacture of specialty nickel-cadmium (also known by the chemical element symbol “Ni-Cd”) batteries for satellites and aircraft applications. As a result of an internal restructuring of priorities, EaglePicher management decided to close down its Colorado Springs battery operation in 2003. We believe that the acquisition of this facility enhances our capabilities, broadens our product lines and presents new business opportunities for us. The acquisition of the Colorado personnel, technology, and market positioned EEI as a supplier to the U.S. military and international spacecraft Industry. We entered into agreements with EaglePicher that included an asset purchase of the existing inventory, the equipment in the facility, a lease of the 43,000 square-foot building owned by EaglePicher, the receipt of a technology license, the execution of a supply agreement to continue to produce sintered nickel plaque and striker assemblies for EaglePicher, the execution of a services agreement to continue to operate groundwater remediation on behalf of EaglePicher and the execution of a contract to deliver a satellite battery for a Korean satellite. We are currently using the Colorado facility to develop our Ni-Cd business and as a testing and development area for government products. We do not presently intend to convert our Ni-Cd facilities to accommodate the production of nickel-metal hydride products because we believe the Colorado Ni-Cd facility, which is currently certified for the production of products for spacecraft, including but not limited to manned spaceflight, is more valuable with that qualification than it would be as converted. While we have no current plans to convert the Colorado facility to nickel-metal hydride, we may decide in the future to re-evaluate that strategy.

          Under the five year supply agreement with EaglePicher, EEI is the sole source supplier for certain components used in battery power systems for military satellites and military aircraft. Pricing under the supply agreement is fixed, subject to possible adjustment under periodic value engineering reviews and based on material cost escalations. The agreement is renewable upon the mutual consent of the parties.

          We also received from EaglePicher a ten year, non-exclusive, worldwide technology license agreement for the use of certain technologies and processes involving the use and sale of nickel plaque and the manufacture and sale of vented nickel-cadmium and sealed nickel cadmium batteries. Under the license agreement, we are obligated to pay a royalty to EaglePicher of (a) one-half of one percent (0.5%) of the sale price upon the sale of nickel-metal hydride products which utilize the nickel plaque technology, (b) three percent (3%) of the sale price upon the sale of vented nickel-cadmium and sealed nickel cadmium products utilizing the vented nickel-cadmium and sealed nickel cadmium technologies and (c) such royalties that the parties may agree upon for the sale of products other than nickel-metal hydride and vented nickel-cadmium and sealed nickel cadmium products utilizing the nickel plaque technology. Also under the license agreement, EaglePicher agreed, upon the terms and conditions thereunder, not to compete with EEI in the manufacture or sale of prismatic nickel-cadmium batteries or cells for aircraft, space or government applications or bi-polar or nickel-metal hydride batteries or cells. Additionally, we agreed, upon the terms and conditions of the license agreement, not to compete with EaglePicher in the manufacture or sale of nickel-hydrogen products or the sale of nickel plaque, nickel plaque technologies or striker assemblies to third parties. EEI may extend the term of the license prior to expiration upon terms mutually agreeable to the parties. EEI may terminate the license agreement at any time prior to expiration.

          We created a wholly-owned subsidiary, Mobile Energy Products Inc. d/b/a Electro Energy Mobile Products, Inc., to operate the Colorado Springs operation and employ the existing staff of 33 individuals to continue the operations of the facility. The plan for Mobile Energy Products is to continue the Colorado Springs operations, supply components to EaglePicher, manufacture and sell specialty nickel-cadmium batteries, use the Colorado Springs operation to help transition our bipolar nickel-metal hydride battery to a broader mix of applications and to broaden the product mix to include lithium rechargeable batteries. The Colorado Springs operation is one of three organizations worldwide that produce specialty nickel-cadmium batteries for satellites and one of two that is qualified for U.S. government applications. Management believes that the supply agreement with EaglePicher will provide financial benefit to EEI as a result of an anticipated material increase in satellite replacements, regardless of whether the batteries used are our own or EaglePicher’s. We have substantially improved the relationship between the Colorado facility personnel and the previous owner and believe that the relationship will result in increased sales. Additionally, we have substantially reduced scrap, improved profit and are supplying high quality components to EaglePicher. The supply agreement has also allowed us to improve our own quality and lower our operational costs in the development and manufacture of our batteries.

          Our Ni-Cd processes have been developed and refined over the past twenty years to deliver an extremely long life product. Our nickel-metal hydride processes are currently being transitioned to our commercial line. The commercial line will contain a mix of proprietary and commercially available equipment. These processes and equipment are not currently patent-protected and we do not anticipate licensing our manufacturing technology at this time.

          The first list below, “Aircraft Program Highlights,” shows current and recent aerospace programs that have purchased batteries produced by the Colorado Springs operation and from which Mobile Energy Products is pursuing additional business. Unlike other battery markets, such as automotive, aircraft batteries are qualified to be on a specific airframe and will therefore be replaced with the same make and model. The buyer of a replacement aircraft battery typically has only one or two manufacturers as sources for a qualified battery. This means that replacement sales occur throughout the lifetime of the aircraft. The market barriers for others to enter and compete are high. The second list below, “Super Nickel-Cadmium Program Highlights,” shows the Super NiCdTM and MagnumTM satellite batteries still in operation that have been produced at the Colorado Springs facility for such aerospace companies as Lockheed Martin and Hughes Aircraft. Mobile Energy Products is the only U.S. supplier of these batteries. Mobile Energy Products’ main competitor, SAFT, is located in Europe.

Aircraft Program Highlights

Customer	Programs	Mission

U.S. Air Force	B1 Bomber	Nuclear and Conventional Weapons

U.S. Air Force	B2 Stealth Bomber	Nuclear and Conventional Weapons

U.S. Air Force	B52 Bomber	Nuclear and Conventional Weapons

U.S. Marines	AH-1W (Super Cobra)	Attack Helicopter

Bell Helicopter	Bell 214ST	General Purpose Civilian Helicopter

Lockheed Martin	Titan IV	Ground Power for System Prior to Launch

NASA	NASA Middeck Payload	Ground Power for Space Shuttle Tests

Super Nickel-Cadmium Program Highlights
Program	Cells/Ampere hours (Ah)	Launch	Closing	Customer

LEASAT	96 Cells/21 Ah	Jan. `90	Maritime Satellite, Replaced Fleetsatcom (TRW)	US Navy/Hughes Aircraft Co.

PALAPA B4	64 Cells/20 Ah	May `92	Indonesia Communication Satellite	Hughes Aircraft Co.

GMS-V	54 Cells/4.8 Ah	Feb. `94	Japanese Meteorological Satellite	Hughes Aircraft Co.

NEAR	22 Cells/9 Ah	Feb. `96	Near Earth Asteroid Rendezvous Spacecraft	John Hopkins APL

TRMM	44 Cells/50 ah	Nov. `97	Tropical Rainforest Mapping Mission-Satellite	NASA-Goddard

Lunar Prospector	22 Cells/5 Ah	Jan. `98	Lunar Orbit Mission	NASA/Lockheed Martin

ROCSAT	22 Cells/21 Ah	Jan. `99	Republic of China Scientific Satellite	TRW

Space Station	84 Cells/4.8 Ah	2000	Egress Lighting System	BF Goodrich Aerospace

Contour	22 Cells/9 Ah	July `02	Comet Nucleous Tour	John Hopkins APL

Kompsat 2	22 Cells/37 Ah	TBA	Korean Meteorological/Science	Diehl-EP

          The foregoing table sets forth the prior aerospace customers of EEI and demonstrates EEI’s reputation and standing in an extremely exclusive market. By obtaining the Colorado facility and personnel, EEI has obtained a recognized position of space battery power expertise. Competitive barriers to entry are high in this business, and the overall market for Ni-Cd batteries, while diminishing, will continue for the foreseeable future. EEI intends to re-establish this business to at least the previous high of approximately $10 million. There are several satellite programs that are either new or replacing existing satellites due to age or obsolescence, and we believe that our position in that industry can be used to move both our nickel metal hydride and lithium systems into spacecraft. We further believe that it is reasonably likely that prior aerospace customers will become customers of EEI again. Additionally, the systems engineering expertise obtained through the aerospace opportunities can be applied to lesser critical applications such as power tools, utilities and automotive markets.

Government Funding for Development

        The U.S. Government sponsors research and development programs designed to improve the performance and safety of existing battery systems and to develop new battery systems. In 2003, we were awarded government sponsored contracts for approximately $3.0 million, which are ongoing. These efforts are directed at developing prototype batteries and manufacturing technology development. We have received a total of $18.0 million since inception for the development of our bipolar nickel-metal hydride battery.

        Effective March 31, 2004, we were awarded a new 12-month contract by the U.S. Army, valued at approximately $850,000, to continue the development of its bipolar nickel-metal hydride batteries for uses in military communications and field equipment.

        In March 2004, we received a commitment for $500,000 investment for technology development from In-Q-Tel, Inc., a private venture investment fund supporting technologies of interest to the U.S. government. In consideration for the In-Q-Tel contract, we issued to it warrants to purchase 268,594 shares of common stock, for no consideration, exercisable within five years of issuance. In March 2004, we received $150,000 and established a warrant subscription receivable for the balance of $350,000. As of September 2004, $150,000 has been collected and a $200,000 balance remains to be collected. We also granted In-Q-Tel the right to have an observer attend our board meetings, which right terminated on the closing of the merger. The funding from In-Q-Tel will be directed at demonstrating the feasibility of utilizing our proprietary bipolar wafer design, developed for nickel-metal hydride (known by the chemical element symbol “Ni-MH”) batteries for other battery chemistries. If the results prove encouraging in the initial nine-month program, additional funding from In-Q-Tel, or the government, for further development of complete battery systems could occur but cannot be assured.

          Effective May 18, 2004, we entered into an amendment to our existing contract with the U.S. Air Force, increasing the contract’s value by approximately $1,700,000. The amendment provides for a 12 month continuation of the manufacturing technology development of our bipolar nickel-metal hydride batteries for use in aircraft. The initial $400,000 of development work under the amendment is authorized, with the remaining work subject to further funding authorization.

Battery Technology

          A battery is an electrochemical apparatus used to store energy and release energy in the form of electricity. There are two types of batteries: primary and rechargeable batteries, or secondary batteries. A primary, or disposable, battery is used until discharged and then discarded. A rechargeable, or secondary, battery can, after discharge, be recharged and used again. Our bipolar nickel-metal hydride batteries are designed to be rechargeable.

          Rechargeable batteries can often be used in battery applications where primary batteries are most commonly employed, but only where it is cost effective. We are conducting research and development of an advanced, rechargeable bipolar nickel-metal hydride battery designed to compete with other rechargeable batteries. Primary batteries are, in most cases, too costly for widespread use in applications currently utilizing rechargeable batteries.

          No one battery system is ideal for all applications. There are numerous performance variables which vary in importance by application. Each commercially available battery system is stronger in certain areas and weaker in others. Important variables include:

•	Voltage,

•	energy capacity per unit weight (energy density),

•	energy capacity per unit of volume (volumetric energy density),

•	power or discharge rate capability (how rapidly energy can be drawn from the battery or specific power),

•	cycle life and how this varies with discharge rate and depth of discharge,

•	response to ambient temperatures,

•	rate of self-discharge,

•	shelf life in charged and discharged states,

•	size, shape and design flexibility,

•	time and other constraints on recharging,

•	safety, environmental and disposal considerations,

•	cost, and

•	various application-specific considerations.

          The needs of various battery applications place a different priority on these characteristics, and thus require different solutions. In addition, for each anode/cathode combination there are many alternative ways to design a battery, involving choices of electrolyte and electrode materials and how components are shaped and manufactured. Design choices involve trade-offs and, as a result, improvement in one element of a battery’s performance often comes at a sacrifice of another characteristic. A battery optimized for just one characteristic may not be competitive if its performance in other areas is inferior.

          We selected bipolar nickel-metal hydride for development because of its potential to offer superior performance for battery-powered applications at lower cost than many other commercially available battery configurations.

          Below are key characteristics of how battery systems are measured and compared:

          Energy Density measures the capability of the battery to store energy, in watt-hours per kilogram, which is critical to a battery’s competitiveness. The greater the energy density, the lower the weight and generally the smaller the package required to store and deliver a given amount of energy. Nickel-metal hydride has about twice the energy density of lead-acid systems and also has higher energy density than nickel-cadmium. Nickel-zinc has an energy density comparable to nickel-metal hydride.

          Specific Power measures the ability to deliver power on demand and satisfy the needs of a high current-drain device. Lead-acid is typically the best known for starting a car. In power tools, hybrid electric vehicle and electric vehicle applications, this characteristic is as important as energy density or total capacity. In lower current-drain applications like laptops or hearing aids, energy density and practical run-time are more important and lithium-ion and high energy-density, low current-drain zinc-air systems are commonly used.

          Cycle Life is a measure of how many times the battery can be recharged before it is replaced, which is important in affecting the cost in use and, to an extent, convenience. Discharge and recharge cycles can be repeated a number of times in rechargeable batteries, but the achievable number of cycles (cycle life) varies among technologies and is an important competitive factor. All rechargeable batteries experience a small, but measurable loss in energy with each cycle. The industry commonly measures cycle life in number of cycles a battery can achieve until 80% of the battery’s initial energy capacity remains.

          Cost is obviously important to the success of a battery system. With automated production lines, lead-acid is currently the lowest cost rechargeable battery. In volume production, we believe that our bipolar nickel-metal hydride battery will be less expensive than other nickel-metal hydride batteries and other rechargeable batteries. However, because we have not yet produced any of our bipolar nickel-metal hydride batteries for volume production, there can be no assurance that our estimates of cost of volume production of our batteries will be accurate.

          Environmental and Safety Issues surround most battery systems. Both nickel and metal hydride, while not entirely harmless, are relatively benign compared to other high-performance, rechargeable electrode materials. Lead is toxic, however there are currently systems in place in the developed world to recycle lead. There is pressure in Europe to ban or require recycling of nickel-cadmium batteries due to the toxic nature of cadmium. Nickel-metal hydride batteries can be disposed of in landfills, but are presently recycled due to the high value of their materials. The prospect of stricter environmental legislation relating to the manufacture, disposal and recycling of batteries containing lead or cadmium, both of which are hazard and toxic, if enacted, could enhance the attractiveness of our bipolar nickel-metal hydride battery.

The Battery Market

          Based on our internal estimates, complied from independent industry sources, the battery market consists of several market segments, as shown below. Each market segment has its own price and performance requirements. The market segments available to bipolar nickel-metal hydride batteries are already served by batteries which we believe will have a price or performance advantage.

          Included in the $47.5 billion in world battery demand for 2003 is world demand of primary batteries or one time use batteries, most commonly used in flashlights, amounting to approximately $18.2 billion. Electro Energy does not intend to manufacture this type of battery. Shown below are the major market makers in the primary battery industry.

          The “established high-volume” portion of this market comprises the so-called “4C applications”: cordless power tools, cell phones, computers (laptop) and camcorders. Cordless power tools will be a prime marketing target for our technology because of the premium price paid for high power and low volume.

          Another target market for us is the “specialty high-performance” segment (military and industrial applications), where customers are willing to pay a premium for exceptional performance.

          In addition, there are “emerging market” segments for 42-volt and hybrid vehicles, electric bicycles and scooters, and distributed energy systems, which are currently growing and may become significant.

          The figure below shows global market demand by geographic region. These figures indicate that we would potentially be able to serve worldwide markets of an estimated $18 billion through our plans to market and manufacture and enter into strategic joint ventures and licenses.

          The table below shows projected markets that we will target for our batteries.

Electro Energy Projected Markets in 2008* (in millions of U.S. dollars)

Government Research and Development	100-150

Specialty Products	200-500

Power-Tools	300-500

Electric Bikes/Scooters	200-500

Automotive, 42-volt and Hybrid Vehicles	15,000-30,000

Utility	1,000-6,000

Total	16,800-37,650

* Formulated from management’s internal analysis of industry data.

          The table below demonstrates our bipolar nickel-metal hydride batteries’ price and performance advantage over conventional nickel-metal hydride and nickel-cadmium batteries. This is the basis for regarding the markets for these two battery types as being available to our bipolar nickel-metal hydride batteries. This table also demonstrates our bipolar nickel-metal hydride batteries’ price advantages over lithium and its ability to meet or exceed lithium’s small size for a given energy requirement (known as volumetric energy density). Based on this, we believe that a significant portion of the power tool market (which we expect will continue to grow) can be served by our bipolar nickel-metal hydride batteries rather than lithium batteries.

Price and Performance Comparisons
Chemistry	Energy Density by Volume (watt hours/kg)	Energy Density by Volume (watt hours/liter)	Power Density (watt/kg)	Typical Cycle Life	Typical Cost (small portable batteries) ($/kilowatt hours)

Ni-MH Electro Energy	60-80	200-250	500-1000	500-2000	300-600*
Bipolar

Ni-MH Conventional	60-70	150-200	400-500	500-2000	750-1000
Ni-Cd	30-40	100-125	500-750	500-2000	500-600
Lead-Acid	25-40	100-150	200-300	100-200	100-300
Nickel-Zinc	50-70	100-150	300-400	100-400	350-500
Lithium-Ion	70-110	200-300	200-300	300-800	2000
Lithium-PE (polymer electrolyte)	80-120	150-250	150-350	500-1000	2000

* Volume production cost based on our internal estimates.

          The total market for our bipolar nickel-metal hydride batteries may be divided into three segments: (i) established high performance markets, (ii) specialty high performance markets and (iii) emerging markets.

Established High Performance Markets

          Total 2003 revenues for the established high performance markets segment were as approximately as follows: $3.08 billion for conventional nickel-metal hydride and nickel cadmium batteries plus a portion of the $3.61 billion lithium ion market.

          The figure below shows, on the left, the 2003 market by chemistry gathered from industry reports and, on the right, the potential market share for our bipolar batteries in the medium term.

Battery Market Share by Chemistry

2003 Market Share		Electro Energy Market Share Opportunity (Projected)*

Market	Percentage	Market	Percentage

Conv. Ni-Cd	45	BPNi-MH	43
Conv. Ni-MH	28	Conv. Ni-Cd	22
Li-ion	22	Li-ion	17
Li-polymer	5	Conv. Ni-MH	14
		Li-polymer	4

* Volume production cost based on our internal estimates.

          The reason that the nickel-cadmium chemistry presently continues to prevail in a number of markets is that it offers the lowest cost system and performs best at high power. For example, nickel-cadmium batteries dominate the cordless power tool market. Our bipolar nickel-metal hydride battery technology reduces the cost of the nickel-metal hydride battery to be competitive with nickel-cadmium. The increased power capability makes it an ideal candidate for cordless power tools. Further, our bipolar nickel-metal hydride batteries do not contain cadmium, a highly toxic material. In view of these factors, we believe that our bipolar nickel-metal hydride battery could capture as much as 50% of the nickel-cadmium market in the medium term, and also supplant a significant portion of the market held by lower power and more expensive existing nickel-metal hydride technology. The greatest growth area by application is in the cordless power tool market, followed by computers and cell phones, with the lowest growth area being camcorders (a relatively established market at this time).

          Our bipolar nickel-metal hydride battery, with its flat cell design, is able to package 3.4 Ah (compared to 2.5 Ah) at the same volume. This represents a 35% advantage in run-time. As the markets for these products expand, cost becomes a greater consideration in battery selection. Accordingly, there is an overwhelming emphasis on reducing the price to broaden the market. The bipolar nickel-metal hydride battery would have a significant cost advantage and would compete very favorably against existing nickel-metal hydride and nickel-cadmium products. We therefore believe that up to 50% of the nickel-metal hydride market could be captured by our proprietary bipolar configuration. The impact of the bipolar nickel-metal hydride battery on the lithium battery market is less clear, since lithium batteries are lighter in weight per unit of stored energy. However, considering that bipolar nickel-metal hydride is comparable on a volumetric energy density basis at higher voltages and will be significantly lower in cost, we believe that we could capture up to 25% of these two markets. The lithium battery system gains weight as voltage and power increase due to additional complexity. We estimate that above 50 volts the systems are comparable with respect to weight and volume. However, we believe that our systems will have the advantages of lower cost and higher power.

          Another way to analyze the potential size of the bipolar nickel-metal hydride battery market is to assume that it could capture 25% of each of the market segments by application, as reflected in the figure “Projected Battery Market Share by Chemistry” above. Each of these approaches predicts very significant markets for the bipolar nickel-metal hydride battery. At a 10% compounded growth rate, the worldwide portable battery market is predicted to be $8 billion in 2005. A 25% share for the bipolar nickel-metal hydride battery would mean a market size of $2 billion.

          The market analysis described above is based on forecasts of the predicted mix of battery-powered products now in existence. The flat and flexible shape of the bipolar battery along with its other favorable characteristics could open up new product opportunities. This could further expand the markets and create a unique U.S. technology. Critical military applications would benefit by having a U.S. source for high power batteries.

          While our projected market share predicts significant markets for our bipolar nickel-metal hydride battery, battery technologies are constantly and rapidly evolving, and we cannot be sure that competing technologies that outperform our batteries will not be developed and successfully introduced by other companies. If we are unable to keep pace with evolving technologies, we may be unable to remain competitive or meet our projections.

Specialty High Performance Markets

          Specialty high performance applications, not including military applications, are lower volume markets that will pay a premium for exceptional performance, such as Part 135 (charter operations) and Part 91 (general aviation, including business and personal) aircraft, utility energy systems, telecom and critical uninterruptible power supply (UPS) systems. This market can be served by our manufacturing line on an incrementally profitable basis. Total 2001 revenues for the specialty high performance markets segment were $325 million in 2001, representing 15% growth over 2000.

          This product is ideally suited to the military applications that we are already pursuing which include military communications, space applications and military aircraft applications (for which we have developed, on a cost-sharing basis, batteries for F-16 and F-18 fighter aircraft). We have been able to package three times the energy in the same volume and weight as the Hawker lead acid, while providing four times the emergency load capacity at ambient temperature. Although this market is small, serving it is advantageous to us. The development funds and experience gained in manufacturing products for these demanding customers has supported our technology development and continues to position us in that market segment. In addition, the OEMs serving the military and space agencies for such applications typically also produce commercial products requiring comparable batteries, so that serving this market provides us with commercial sales opportunities.

Emerging Markets

          Emerging markets include applications such as hybrid cars and electric bicycles and scooters, including the 42-volt starting application now served by the 12-volt lead acid battery.

          Both Honda and Toyota have launched hybrid cars using conventional nickel-metal hydride batteries in the U.S. market. The potential size of this market is significant. Approximately 50,000 of these automobiles have been produced to date.

           The potential size of the electric bicycle/scooter market, located mainly in Asia, and to a lesser extent in Europe, is also significant. In these countries bicycles and scooters are widely used as commuter vehicles. Our bipolar nickel-metal hydride technology makes it possible to convert this huge market from gasoline to electric, because, for the first time, adequate range at a modest price is possible through our technology. Most major cities in Asia are experiencing significant air pollution caused by emissions from gas powered bicycles and scooters. Several governments are acting to replace such vehicles with electric counterparts. The availability of bicycles and scooters using our batteries could enhance and accelerate this effort. As an example of the forces behind this market, according to published reports, Taiwan has 12.0 million motor scooters, with an additional 1.0 million purchased each year. Based on our research, we believe that Taiwan is eager to replace these motor scooters with a “green” alternative, and that the country is offering to potential electric scooter buyers incentives that pay substantially all the cost of a scooter’s battery set. As a second example, Shanghai, China initially ordered all 715,000 gas-powered bicycles and scooters off its streets by the year 2000, but subsequently delayed that deadline to 2005 because of the limited availability of electric counterparts.

Business Strategy

          Our long-term strategy is to position our technology to be used in battery-powered products with global markets in excess of $500 million through either direct manufacturing or licensing arrangements. We will continue to manufacture specialty nickel cadmium batteries at Colorado Springs, continue government-funded research and development and begin other specialty battery manufacturing at both our Danbury and Colorado Springs locations. We are committed to demonstrating the competitive position of bipolar nickel-metal hydride batteries in multiple markets to avoid the risk of dependence on a single market.

          Develop prototype/commercial batteries to serve the established commercial markets, particularly cordless power tool markets and mobile applications. Prototypes will be developed to meet the specifications and target prices of potential large OEM customers. Successful testing by customers is intended to demonstrate the superior performance of our batteries and establish the basis for future sales. The cordless power tool industry is an ideal entry market for our technology, due, in part, to the high power technology, coupled with the industry practice to design the tool around the battery, in order to meet the customer requirements for weight and balance.

          Identify and consummate important strategic alliances. This will include possible acquisitions, licenses and joint ventures that will position us with key customers to further grow our business. We have benefited from a technical exchange with a major Japanese battery manufacturer for over a year, which may lead to a broader relationship.

          Establish and operate our first production line. Initially, we intend to target specialty markets which are willing to pay a premium for extraordinary performance (targeted production line start-up is early 2005). We anticipate $0.5 million, $5.0 million and $10.0 million in revenues from specialty markets in 2005, 2006 and 2007, respectively. We believe that these markets can be grown to $14.5 million by 2008. This prototype production line will be used to address the multiple market opportunities described in this prospectus and to assist us in identifying the market available to our bipolar nickel-metal hydride battery. We believe that additional lines will be necessary to fully address the full market potential of this technology. We plan to continue to produce specialty nickel-cadmium batteries and components at our Colorado Springs facility with a yearly revenue stream of $3 million to $4 million.

          Develop prototype batteries (on a cost-shared basis) with strategic customers to serve emerging markets. Emerging markets include aircraft, automotive, 42-volt and hybrid electric cars, and electric scooters/bicycles, on a basis to be negotiated with OEMs. We successfully demonstrated performance and cycle life under a cost share program with The Partnership for a New Generation of Vehicle. Prototypes will be further developed to meet the specifications and target prices of potential large OEM customers. Our management plans to only cost share projects that are believed to have significant commercial potential within a five-year time frame.

          Maintain continued government support. We plan to continue government supported development at the rate of approximately $3 million to $4 million annually to support the design and development of batteries for specialty applications and continue advancements in our technology. We have a current backlog of government funded and pending development projects of approximately $2 million.

Target Market Segment Strategy

          We initially targeted the military and associated markets due to the availability of research and developmental funding. We are now positioned to enter the specialty manufacturing stage of product development, where we plan to initially target the military. The military is a great consumer of batteries and often pays a premium for performance. We then intend to target other users and consumer OEMs. We believe this strategy will enhance our business because:

•	We have significant relationships with the military, which has responded favorably to our products and technology, and for which the applications for our technology are growing. We anticipate successful flight-testing of our batteries in the F-16 fighter jet in the coming year.

•	Our military customers have introduced us to commercial design teams, and we believe that this relationship-based marketing will be greatly beneficial to the military and to us.

•	We have begun building relationships with OEMs for cordless power tool applications, and expect to convert these relationships into test, evaluation and design programs leading to direct product applications.

          We currently have no plans to enter the retail over-the-counter or peg-board markets that consumer battery companies such a as Duracell, Eveready and Rayovac presently dominate in the United States. We may, however, consider licensing arrangements with one or some of these companies.

          Based on our understanding of battery market opportunities, competitive technologies and the performance advantages of bipolar nickel-metal hydride batteries, we have developed the following strategy for commercializing our battery business. This strategy is summarized below.

Specialty Batteries

          We are in a preferred position to pursue battery products in the specialty market for space, aircraft and military equipment based on our relationship with governmental agencies. Aircraft currently utilize nickel-cadmium and lead acid batteries for auxiliary power and starting applications. We are engaged in a program to develop a bipolar nickel-metal hydride aircraft battery for the F-16. Thus far, in addition to the elimination of toxic cadmium and lead, the battery energy and power density were improved by a factor of two. We intend to pursue this market with ongoing and government development projects.

          The space battery business is currently utilizing nickel-hydrogen and nickel-cadmium rechargeable batteries. Development efforts are underway to develop lithium versions of satellite and space batteries. Our bipolar nickel-metal hydride technology offers a factor-of-two weight improvement over the nickel-hydrogen and nickel-cadmium batteries now used. We believe that our bipolar nickel-metal hydride battery will capture a significant segment of this market due to the weight savings of our battery. This market is willing to pay a premium for a performance/weight advantage.

          There are a number of applications for military and portable electronics that presently use rechargeable conventional nickel-metal hydride batteries or non-rechargeable batteries. We believe that the replacement of these batteries with our bipolar nickel-metal hydride batteries would be cost effective. Therefore, we will continue to pursue government-funded development efforts and prototyping products in this area, to position us for high volume manufacturing opportunities.

Cordless Power Tools

          The power tool market is also rapidly expanding. Consumers are requesting more powerful electric drills, saws, screwdrivers, nail drivers and other cordless power tools. Industrial and consumer applications exist that encompass a range of requirements and pricing. To date, the battery of choice for all these applications has been nickel-cadmium cylindrical cells. The nickel-cadmium battery has been selected based on its characteristics of good power and modest price. However, there is a considerable desire on the part of power tool makers to replace nickel-cadmium batteries with a battery that would be more environmentally friendly. In some countries, the use of nickel-cadmium batteries is restricted. However, conventional coiled cells typically cannot provide adequate, cost-effective power capability. Recently, some manufacturers have begun the use of cylindrical nickel-metal hydride cells for the power tool requirements. Because of their design, we believe that bipolar nickel-metal hydride batteries can compete successfully in the cordless power tool market. In doing so, our battery will provide 50% more power and twice the energy of nickel-cadmium batteries at a lower manufacturing cost. We believe that our proprietary bipolar wafer design with its inherent high power capabilities will become a preferred product for this market. We intend to allocate resources to developing prototypes for sampling to select OEM manufacturers in this market.

Starting, Lighting and Ignition (SLI) Applications

          Starting, lighting and ignition batteries for conventional automobiles are a major business sector for the rechargeable battery industry. Lead acid is the 12-volt battery of choice for this application based on its low cost. We do not anticipate that any other battery type could make serious inroads in this market in the near term because of severe cost restrictions. Therefore, this market is not a targeted area for our technology.

          However, there has been a worldwide decision to gradually move the voltage level for conventional automobiles from 12 volts to 42 volts. For the higher voltage applications, our battery may have a future potential but the applications are still uncertain. The Society of Automotive Engineers has agreed that 42 volts should be the standard voltage. The timing of such a move is still in the planning stages with some projections as early as 2005 and with others as far out as the 2010 model year. We intend to closely follow this market and build prototype batteries where appropriate.

Electric and Hybrid Vehicles

•	All Electric Automobiles. The limited range of electric vehicles restricts the market to second car users and delivery vans. Because of the cost and range limitations, all electric vehicles have not received a warm reception to date. The bipolar nickel-metal hydride battery does offer a potentially lower cost and better packaged battery than conventional nickel-metal hydride batteries but does not eliminate the range restriction. Therefore, we will not focus on the electric car market for our technology in the near term. However, we will seek to establish some collaboration agreements with vehicle developers to evaluate our battery technology.

•	Hybrid Electric Cars and Buses. Both Honda and Toyota launched hybrid cars using conventional nickel-metal hydride batteries in the U.S. in the year 2000. We believe that the price/performance characteristics of bipolar nickel-metal hydride batteries make them an extremely attractive lower cost/higher performance alternative to conventional nickel-metal hydride batteries for this application. We were formerly contracted by The Partnership for a New Generation of Vehicles (PNGV), a partnership of the U.S. “Big 3” automobile manufacturers, to develop a modular battery on a 50/50 cost sharing basis. The result of the program was that our modular battery met the power and life requirements and approached the cost goals of the program. Due to the probable change from 12V to 42V, PNGV lost a great deal of its momentum and we did not believe it was in our best interest to continue development efforts at that time. Indeed, General Motors and Ford have recently announced their plans to discontinue all their lines of electric cars and trucks due to uneconomical cost structures and insignificant consumer demand. We will continue to market our products to other automakers, in particular Honda and Toyota, to seek potential customer/partner teaming arrangements for this market segment.

•	Electric Bicycles and Scooters. Most major Asian cities are experiencing significant air pollution caused by exhaust emissions from gas-assisted bicycles and gas-powered scooters. As a result, many Asian governments are seeking alternatives to these vehicles. Since the bipolar nickel-metal hydride battery is the first battery to provide adequate range for these vehicles at a reasonable price, we believe that this application represents a large potential market for our bipolar nickel-metal hydride batteries. We plan to develop prototypes for these applications as soon as acceptable terms can be negotiated with an OEM.

Emergency Power Back-up/Load Leveling

          There is a broad spectrum of needs for batteries for emergency power back-up, utility load leveling, peak shaving and customer demand side purposes. These markets are driven mainly by initial battery cost and life. The lead acid battery system has been the battery of choice to date. If an alternate battery type were developed that was cost effective on a life cycle basis it could find a share of this market. In 2001, we received a U.S. Department of Energy contract to develop the cell chemistry for distributed power batteries. This contract, which was directed at high power and power quality applications, resulted in revenues of approximately $1.2 million in 2002 and $1.3 million in 2003. This contract was extended through February 2005.

Industry Analysis - Bipolar Nickel-Metal Hydride Batteries

          We believe we must become a successful producer of bipolar nickel-metal hydride batteries in order to fully develop our technology value and command the highest possible licensing fees. This is partly because our product is unique, and its processing requires different equipment than what is generally available in the industry. We will, however, continue to pursue on a global basis, the licensing of our technology to, or joint venturing with, manufacturers to assist us in expanding market penetration.

          We believe that, as a producer, it is important to work with both the purchasing groups and design engineers of military and consumer electronic OEMs. Our products will be competing with products that are familiar to the design engineers. We offer designers a lighter, smaller and higher power product. We have found designers to be relatively open to our new technology. We believe that we will be very cost competitive, but we do not have the extensive real-world testing in the designers’ products that our competitors have. We therefore must use the various contacts and testing by the military to induce designers to embrace our products.

Industry Participants

          There are several players involved in the worldwide rechargeable battery industry. The industry is divided by chemistry: lead acid, nickel, lithium and others. There are many small development houses that perform contract work and support the larger companies, at times crossing technology boundaries. In the battery industry these small research houses are often first to develop a vast majority of new technology. Shown below is Freedonia Group’s interpretation of the world market per major company. It clearly shows that there is not a dominant manufacturer, even though the companies listed are considered significant players. It also indicates that a significant proportion of the market is made by smaller players.

          The lead acid industry has carved out the commodity automotive starting, lighting and ignition (SLI) market. They produce low cost batteries extremely efficiently, at times at only $1/battery profit ($2/kwh). This market shows slow growth and is not currently of interest to us. There are a few small consumer applications that still use lead acid batteries in cylindrical and flat plate configurations. We believe that we or others will penetrate these niche markets in the short term. Lead acid competes solely on initial cost, since its cycle life is not good in applications requiring high power and cycle life. In late 2000, Johnson Controls, Inc. purchased Optima Batteries. We believe that Johnson Controls intends to use the Optima technology along with the technology gained from its license from Bolder Technologies to meet the 42 Volt SLI market. We doubt whether the lead-acid technology will meet all the demands of the 42 Volt market, but the combination of both technologies plus Johnson Controls’ strong automotive ties may allow it to merge into the 42 Volt market and even slow the total conversion to 42 Volt market by the automotive manufacturers. Exide does not appear to have a product for the 42 Volt market at this time and has filed for reorganization under bankruptcy. Exide may be able to regroup as a lower cost producer, possibly further delaying automotive migration to non lead acid batteries. Delphi Automotive appears to be investigating lithium systems for the application, but, by its own report, has had limited success.

          The nickel battery business is made up of several large companies and a few small companies like us. Nickel batteries normally include cadmium, hydrogen, hydride and zinc. Cadmium batteries had been the backbone of portable electronics until environmental concerns of cadmium toxicity led to its replacement by the hydride system. There are two basic hydride systems in the marketplace, commonly known as AB2 and AB5. The AB2 system is manufactured by Ovonic. Ovonic has had an aggressive licensing and litigation campaign to make industry participants use its hydride of AB2, but even with the licensing agreements in place, most companies are using the AB5 low-pressure system. This is due primarily to that system’s easier battery design, and reproducible active materials. We do not believe that the Ovonics patents are relevant to our design. SAFT of France, SANYO, Matsushita (Panasonic) of Japan, Gold Peak, Great Power and Shida Battery of China are the predominate players. The nickel zinc system has been under development for a long time. If successful, it would be a lower cost system compared to other conventional nickel batteries but long life is an issue in many applications. Evercel was the most recent developer/manufacturer, but appears to have not been able to create a viable product for its selected markets.

        The rechargeable lithium battery industry is also growing rapidly. The development of the intercalated carbon electrode has improved the safety of the lithium system significantly. There are many smaller companies developing the technology and they have identified the key development hurdles to be addressed. The rechargeable lithium battery leader is Sony of Japan. The majority of developers worldwide are using the Sony technology as the baseline with only modest improvements being made. The systems offer good energy but lower power than most nickel systems. The systems can operate at a slightly higher temperature than nickel batteries but do not operate at temperatures below -10°C, an unacceptable limitation for many applications. Sanyo is second to Sony in market share in this chemistry. The development funds from In-Q-Tel will provide us with an opportunity to evaluate the applicability of our wafer cell design to the lithium chemistry and if successful, it will add to our product mix and be a significant advancement to the baseline technology. The development is directed initially at a specialty application but has strong commercial application potential.

Our Solution

Bipolar Nickel-Metal Hydride Technology

          We have developed a unique, advanced-design bipolar nickel-metal hydride battery that is high power high energy, long life, clean, safe, and low cost to be used in a broad range of applications. The primary use of the funds obtained in the private placement is to commercialize this technology.

          Bipolar nickel-metal hydride battery technology provides considerable performance advantages over conventional battery systems. The bipolar nickel-metal hydride battery design also delivers superior energy density and cost advantages over conventional nickel-metal hydride and nickel cadmium battery designs. Bipolar nickel-metal hydride batteries are approximately one half the weight and size and have three times the life of the best commercially available lead acid batteries.

          Our patented bipolar battery design and plastic bonded electrode technology represent established technological advancements in the nickel-metal hydride battery industry for high volume, high power applications. This technology also offers what we believe to be a sustainable cost advantage over conventional nickel-metal hydride and nickel cadmium battery designs. This cost advantage positions our bipolar battery technology to be the most likely technology to meet the performance and cost requirements of many consumer electronics (power tools), commercial bikes, scooters, hybrid electric vehicles (HEVs) and distributed energy applications.

Importance of Bipolar Nickel-Metal Hydride Technology

          Our bipolar nickel-metal hydride battery technology offers a sustainable cost advantage with high energy density and high power density capabilities. The bipolar wafer cell and plastic bonded electrode technologies are unique in their cost-to-performance ratio. The improvements in energy density from the bipolar wafer cell and the plastic bonded electrodes are significant when viewed in light of the design goals for many applications.

          A number of manufacturers around the world are pursuing the development of conventional cylindrical and prismatic battery designs for the nickel-metal hydride system. The most notable manufacturers are Matsushita Electric Industrial Co., Ltd., Sanyo Electric Co., Ltd. and Toshiba Corp. in Japan, SAFT of France, and Cobasys, formerly Texaco (GM)-Ovonic, in the United States. This attests to the cost/performance advantages of the basic nickel-metal hydride battery chemistry. This cost performance ratio is enhanced by our technology.

          Our bipolar nickel-metal hydride battery is a unique, clean, safe battery technology that is ideally suited for many applications.

          Conventional cylindrical and small prismatic nickel-metal hydride batteries have become commercial successes as rechargeable power sources for a variety of portable electronic equipment. Conventional nickel-metal hydride batteries are utilized in the two major automotive HEVs, the Toyota Prius and the Honda Insight, and have been demonstrated as a high-performance option in the General Motors EV1 (an all-electric vehicle). The commercial success of nickel-metal hydride electric vehicle batteries will require a lower cost with better energy density than provided by conventional nickel-metal hydride batteries. Our technology has been proven to meet the life requirements under accelerated testing for HEV applications.

Nickel-Metal Hydride Battery Systems

          Environmental considerations have become paramount in this decade and will drive the evolving battery market. Lead acid and nickel-cadmium chemistries suffer from the presence of undesirable heavy metals. It is generally accepted that lead acid batteries do not offer an acceptable energy density for many applications. Highly toxic cadmium has rendered nickel-cadmium batteries undesirable for commercial products. The overriding goal of eliminating highly toxic materials from rechargeable batteries, the environmentally benign characteristic of the nickel-metal hydride system, and the entry of the nickel-metal hydride system into the commercial marketplace in small spirally wound cylindrical cells have elevated this system’s appeal.

          Nickel-metal hydride batteries have the potential to become the preferred system for many future applications based on its high power density and high energy density, sealed maintenance-free operation, and long stable cycle-life. While lithium rechargeable batteries have higher energy per unit of weight than nickel-metal hydride batteries, they are costly, complex to control during charge and discharge, and potentially hazardous due to the reactivity of lithium and the electrolyte. In fact, in applications where the volume of a flat shaped battery is of primary importance, our bipolar nickel-metal hydride batteries out perform lithium rechargeable batteries, but at a much lower cost, while delivering higher power. We plan to continue to also sell specialty nickel-cadmium batteries and lithium batteries in the future. No one battery type does all things for all applications and some chemistries are best suited for a given application. By having a broad mix of products, we can be more responsive to customer needs, making competitive, superior products for many applications.

Our Bipolar Nickel-Metal Hydride Battery System

          For more than a century, conventional rechargeable batteries have been based on a design geometry that is termed monopolar. Unlike a bipolar cell, monopolar cells have no electrically conductive “bipolar” plate that simultaneously contacts both a positive and negative electrode. Rather, the current in the individual electrodes in a monopolar cell is conducted through a comparatively torturous path of wire grids and edge leads, through tabs to external cell terminals. These monopolar cells are then connected in series through a bus bar to create a battery of the desired voltage. An automotive battery, for example, has six 2.0 Volt cells in series (in a single battery case).

          Unfortunately, traditional monopolar designs do not use space efficiently. Current must flow through a long resistive pathway in the plane of the electrodes, through the wire grids, tabs and interconnections. Not only do these connections take up valuable space and add weight, but they also create bottlenecks, which degrade high-power performance, that is essential for many present and future battery applications.

          A bipolar design, in contrast, maximizes space allocation and power by eliminating the monopolar electrode interconnects, tabbing, and current collector grids. The pathway for current is the cell thickness.

          We have developed a unique approach to the design of a bipolar battery based on the use of stackable wafer cells. Our bipolar nickel-metal hydride battery design consists of a stack of flat single wafer cells. Each 1.2-volt unit cell is contained in a sealed conductive envelope such that the cell faces act as positive and negative cell terminals. Current flows through the cell interfaces. Batteries of a desired voltage are constructed by stacking the cells like a deck of cards in an outer container. This design approach eliminates weight and volume normally taken up by individual cell terminals and cases as well as internal components such as current collectors and grids. The result is higher energy power density for the bipolar batteries.

          In many battery applications, charge and discharge rate capability is paramount. Rate capability in bipolar batteries is significantly improved because current flow is perpendicular to the electrode plane, across the electrode interface(s), bypassing the bottlenecks encountered in a monopolar design.

          Because there are no leads attached to individual electrodes, the components can be symmetric, and thereby are well suited to low-cost manufacture. Cost-savings are also attributable to the use of plastic-bonded electrode technology. These highly conductive electrodes are fabricated from a dry mix process that is far less costly than the traditional multi-step labor-intensive techniques used to manufacture plaque-based or nickel foam based electrodes. The wafer cell design scales well to large systems.

Competitive Comparison and Competitors

          We have developed a bipolar nickel-metal hydride battery that is up to 50% more powerful, 40% smaller, 30% less costly to manufacture, compared to other nickel-metal hydride batteries. Nickel-metal hydride batteries are direct replacements for nickel-cadmium batteries and are environmentally friendly, containing no toxic heavy metals such as lead and cadmium, or organic solvents, such as those used in lithium batteries. Nickel-metal hydride batteries have excellent cold weather performance, providing power in harsh environments where other battery technologies would be unable to function.

          We face competition from a number of companies including established and new manufacturers of batteries, and manufacturers of alternative power sources, most of which are significantly larger and have greater financial and marketing resources.

          While we are aware that there are battery manufacturers who are attempting to develop technologies superior to ours, we are not currently aware of any other battery manufacturers who have developed similar or superior technologies. While it is always possible that competing manufacturers will develop products that are superior to ours (provided the necessary funding and technology are available) it is unlikely that any competitors in our potential markets will develop such technology in the foreseeable future.

Procurement of Government Contracts

          We will compete for most of our government development contracts in an open bidding process. Requests for Proposals (RFPs) are generally advertised in FedBizOpps, an electronic government publication. Bids are generally due from 30 to 60 days after the release of the RFP and the ensuing proposal evaluation process generally requires three to six months.

          We have typically bid on three types of government contracts: (I) CPFF, (ii) T&M and (iii) fixed price. CPFF contracts provide for reimbursement for all of our allowable costs and a fixed profit. T&M contracts require us to provide a certain number of labor hours at a rate prescribed by the contract. We are reimbursed for the hours spent on T&M contracts at the prescribed labor rate for each category and for all materials utilized. The fee in a T&M contract is generally slightly higher than for CPFF contracts. Fixed-price contracts require us to deliver the work product described in the work statement at a fixed price, which has the largest risk to us, but generally also has the largest potential profit margin. In the year ended December 31, 2003, approximately, 78%, 0% and 22% of Electro Energy’s government contract revenues were derived from CPFF, T&M and fixed-price contracts, respectively.

          The nature of our government contracts requires ongoing interaction between our key management and technical personnel and the various government agencies. These interactions provide us with useful insight with respect to our customers’ needs, and lead to opportunities through solicited or unsolicited proposals to address these needs. Our management has also historically participated on several energy and power committees such as the SAE Power Systems and NASA review panels. In addition, through our ongoing contracts and our efforts to position itself as a technology resource to government groups, we have improved our ability to expand our business opportunities.

Suppliers

          We have been working with our suppliers in the development of our bipolar nickel-metal hydride battery. The construction of the bipolar nickel-metal hydride battery utilizes a large percentage of nickel-metal and its alloys, hydride materials and plastics. Therefore, we have built a good working relationship with our suppliers for both nickel-hydroxide and metal hydride. We have supply relationships with UMEX, 0MG and Tanaka, a Japanese supplier. INCO of Canada, a supplier of specialty nickel powders and nickel-based chemicals, has also become a supplier to us.

          We also use a low-pressure metal hydride (AB5) alloy in our development and fabrication processes. There are many alloy suppliers, but we are presently working with Santoku, formally Rhodia, and Treibacher Auermet. We have not to date experienced any shortages in the availability of the alloy, although an effort to optimize the alloy for expanding applications and lower cost is ongoing.

          Other materials utilized in our design, such as metal foils, plastics and adhesives, are commodities and should not become a supply issue. However, due to possible formulation changes, we will continue to monitor these materials, and ask the manufacturers to notify us if formulations are changed so that we can seek other materials if necessary.

Future Products

          We plan on continued use of government support to facilitate product and technology development. By capitalizing on our proven ability to obtain grants, Small Business Innovation Research (SBIR) contracts and application contracts, we intend to continue our development of customized power sources and apply those developed technologies to both the government and commercial market sectors. We have typically responded annually to three to five SBIRs along with three to four major application specific programs.

          Since our founding, we had not been actively trying to apply our technology to commercial products since the technology was not ready to be deployed on a large-scale basis. However, in late 2003, we reached a point in the development of our technology where niche marketing and product definition is only limited by our ability to manufacture. The technology has been thoroughly evaluated and its capabilities and weaknesses have been assessed. We are now able to apply the technology towards specific applications. Our present government contracts have expanded our potential products into aerospace, including NASA and commercial satellite power, electric and hybrid vehicles, aircraft, military pulse power missions, distributed energy and power systems. Future commercial opportunities which we intend to exploit include cordless power tools, utility and residential peak shaving, power factoring and conditioning systems, electric bikes and scooters, electric vehicles and hybrid electric vehicles.

          In pursuing the commercial development of our technology, we will add a marketing individual who will make commercial customer contacts, gain insight into market opportunities and interface with customers to coordinate the development of special prototypes for various market segments.

Intellectual Property

          We regard our battery technology and production processes as proprietary and rely primarily on a combination of domestic and foreign patent and trade secret laws of general applicability, employee confidentiality and invention assignment agreements, licensing and OEM protection agreements and other intellectual property protection methods to safeguard our technology and processes.

          We hold seven issued United States patents, which expire beginning in 2012 and ending in 2020. We also hold four issued foreign patents and a number of pending foreign patent applications, which cover the technology that is the subject of the United States patents. These include (i) bipolar electrochemical battery of stacked wafer cells; (ii) method of making electrodes for bipolar electrochemical battery; and (iii) method for preparing conductive electrochemically active material. In addition, we have new applications pending and a number of new inventions for which we intend to file additional patent applications both domestically and internationally as we continue to improve our existing technology, develop new technology and make advances to our bipolar nickel-metal hydride battery.

          We are not aware of any current infringement upon any of our patents.

Government Regulation

          Because of our participation in government contracts, we will be subject to audit from time to time for our compliance with government regulations by various agencies, including the Defense Contract Audit Agency, the Defense Investigative Service and the Office of Federal Control Compliance Programs. These and other governmental agencies may also periodically conduct inquiries or investigations that may cover a broad range of our activity. Responding to any such audits, inquiries or investigations may involve significant expense and divert management attention. In addition, an adverse finding in any such audit, inquiry or investigation could involve penalties that may be significant.

          Our facilities will also be subject to a broad range of federal, state and local laws and regulations relating to the environment, including those governing discharges to the air, water and land, the handling and disposal of solid and hazardous substances and wastes and the remediation of contamination associated with releases of hazardous substances at our facilities and at off-site disposal locations. Risk of environmental liability is inherent in our business, and there can be no assurance that material environmental costs will not arise in the future. In particular, we might incur capital and other costs to comply with increasingly stringent environmental laws and enforcement policies.

          We believe that we operate our business in material compliance with applicable government regulations.

Risks

          As more fully discussed in “RISK FACTORS” beginning on page 3 of this prospectus, there are substantial risks associated with the potential markets in which we plan to compete. One of these risks is that there is currently no commercial market for our products and it is uncertain whether such a market will develop. In order to achieve market acceptance of our bipolar nickel-metal hydride batteries, we will be required to engage in substantial marketing efforts and expenditures of significant funds. Additionally, to achieve market acceptance, our bipolar nickel-metal hydride batteries must offer significant price and/or performance advantages over other current and potential alternative battery technologies in a broad range of applications. We cannot be certain that our bipolar nickel-metal hydride batteries will achieve or sustain any such advantages and, thus, our products may not be accepted in the marketplace by OEMs or by consumers. Even if our bipolar nickel-metal hydride batteries provide meaningful price or performance advantages, there can be no assurance that they will achieve or maintain market acceptance in any potential market application.

          Additionally, the commercial success of our batteries is highly dependent on our ability to manufacture high quality products at competitive costs. Even if our current research and development activities result in the design of batteries with commercially desirable characteristics, we will have to manufacture, in commercial quantities, products with appropriate performance characteristics, at competitive costs. In turn, our ability to manufacture our products at competitive costs will be dependent on our ability to obtain certain key raw materials used in our products, particularly nickel-hydroxide and metal-hydride alloys, from sole or limited source suppliers. Currently, we generally purchase sole or limited source raw materials pursuant to purchase orders placed from time to time and have no long-term contracts or other guaranteed supply arrangements with our sole or limited source suppliers. We cannot be certain that our suppliers will be able to meet our requirements relative to specifications and volumes for key raw materials, that we will be able to locate alternative sources of supply or that we will be able to purchase raw materials at an acceptable cost. In addition, the raw materials that we will utilize must be of a very high quality. We at times in the past have experienced delays in product development due to the delivery of non-conforming raw materials from our suppliers.

          Also, because battery technologies are rapidly evolving, we may be unable to remain competitive if we are unable to keep pace with evolving technologies. We cannot be sure that competing technologies that outperform our batteries will not be developed and successfully introduced by other companies.

          Moreover, our success is dependent on our ability to maintain the proprietary nature of our technology and production processes through a combination of domestic and foreign patent and trade secret protection, non-disclosure agreements and licensing agreements. However, our patent portfolio and trade secrets do not assure that competitors or others cannot eventually develop technologies similar or superior to our battery technologies. We cannot be certain that any of our issued patents will provide meaningful protection against a competitor, or that any pending patent application will be granted. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus there can be no assurance that foreign patent applications related to issued United States patents will issue or, if issued, will provide adequate protection. There can also be no assurances that patents currently issued to us or to be issued in the future to us will not be infringed upon, reverse engineered or designed around by others or that others will not obtain patents that we would need to license, reverse engineer or design around.

          In addition to patent protection, we will rely on the law of unfair competition and trade secrets to protect our proprietary rights. We consider several elements of our production process to be trade secrets. We attempt to protect our trade secrets and other proprietary information through agreements with employees, consultants, subcontractors, customers and suppliers, enforcement of state and federal statutory and common law, and other security measures. However, third parties may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets or disclose such technology, which could have a detrimental effect on our business, results of operations and financial condition. We cannot be certain that our efforts to vigorously protect our rights will always be successful.

Employees

          As of February 14, 2005, we had 71 employees. We enjoy good employee relations.

Description of Property

          We are located in two leased facilities at 30 Shelter Rock Road, Danbury Connecticut and 3820 South Hancock Expressway, Colorado Springs, Colorado. The 14,000-square-foot Connecticut facility includes offices, battery fabrication and testing departments, pilot equipment, process development and machine shop areas. Presently, batteries, test cells for customers and laboratory testing hardware are fabricated at this site manually, or with hand operated tools.

          We have a fully automated state-of-the-art battery testing facility in Connecticut, managing data acquisition, cycling, and thermal testing. The facility can test over 1,500 different cells/batteries at any given time, each with their own test regime. In addition, we have computer assisted design (CAD) capabilities, and each engineer, technician and administrative person, has his/her own computer work station.

          The monthly rent for the Danbury, Connecticut facility is approximately $9,239 under a lease expiring in July 2005. We are currently developing process equipment to automate our electrode fabrication and cell assembly processes, and intend to lease additional space as necessary.

          The 43,000-square-foot facility in Colorado Springs consists of a dry powder nickel sinter line, a wet slurry nickel sinter line, to make nickel plaque, facilities for vacuum impregnation and electrochemical impregnation of nickel and cadmium electrodes, water treatment facilities, electrode and battery formation equipment, assorted battery fabrication and assembly equipment, and battery test facilities. The monthly rent for this facility is $23,875 under a lease expiring in March 2009.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

          The following table sets forth information regarding the members of our Board of Directors, its executive officers and significant employees. The directors listed below will serve until the next annual meeting of our stockholders.

Name	Age	Position

Martin G. Klein	68	Founder, Chairman of the Board of Directors and Chief Executive Officer
Michael D. Eskra	48	President, Chief Operating Officer and member of the Board of Directors
Joseph Engelberger	79	Member of the Board of Directors
Warren D. Bagatelle	66	Member of the Board of Directors
Farhad Assari	44	Member of the Board of Directors
Audra J. Mace	34	Chief Financial Officer and Secretary
Albert J. Estrada	39	Vice President, Marketing and Sales
Paula Ralston	45	Operations Manager - Danbury, Connecticut office
Dr. Jack Brown	72	Manager - Washington, D.C. office and Technical Advisor
Rolan Farmer	61	Operations Manager - Mobile Energy Products Group, Colorado Springs, Colorado
Dr. Alvin Salkind	74	Chief Scientific Advisor

          The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors, officers and significant employees are as follows:

          Martin G. Klein has been the Chairman of our Board of Directors and our Chief Executive Officer since 1992. Mr. Klein is the founder of EEI, and has over 40 years of experience in the advanced battery field. In 1970, prior to forming EEI, Mr. Klein was one of the founding principals of Energy Research Corporation (now Fuel Cell Energy Inc.) and served as its Executive Vice President through 1990 and as a director through 1992. Mr. Klein has developed and worked on several battery chemistries and fuel cell systems. Prior to his association with Energy Research Corporation, he held positions in the battery field at U.S. Army Signal Corps, Yardney Electric Corp., Electrochimica Corp., and Electro Optical Systems. Mr. Klein, considered an expert in the field of electrochemistry, has contributed to many of the fundamental reference books on the subject and has authored numerous technical papers. Mr. Klein provided consulting services and served as an assistant professor at Rutgers University from 1990 to 1992. Mr. Klein holds more than 15 patents in the field of advanced electrochemical systems and has a bachelor’s degree in Chemical Engineering.

          Michael D. Eskra is our President, Chief Operating Officer and a member of our Board of Directors, and has over 20 of years experience in the rechargeable battery business. Prior to joining the company in January 1998, Mr. Eskra worked at General Motors and Johnson Controls, Inc. During the 13 years at Johnson Controls, Inc. (Sears DieHard and Interstate Batteries), Mr. Eskra held several positions including process engineer, plant engineering manager, plant superintendent, plant manager, program manager, and Manager of the Advanced Battery Business Unit, where he also was part of the company’s strategy board. These positions were directly related to the development and commercialization of new technologies and products. At General Motors he served as assistant platform manager for the Electric Vehicle Program, staff engineer of Advanced Technology Vehicles (all electric and hybrid vehicles), and as a member of the Technical and Business Management Team of the United States Advanced Battery Consortium (USABC) and the Partnership for New Generation Vehicle (PNGV), for the development of hybrid vehicles. Mr. Eskra presented to the U.S. Congress, former Vice President Al Gore, and the National Science Foundation the USABC and PNGV technology program strategy and funding requirements. Mr. Eskra assisted the automotive companies in the strategy and preparation of the testimony to the U.S. Justice Department for the formation of the pre-competitive R&D partnerships to alleviate antitrust concerns. Mr. Eskra is the holder of five patents related to batteries.

          Joseph Engelberger has been a member of the Board of Directors of EEI since 1992. Mr. Engelberger has over 50 years of experience as an entrepreneur/engineer and has participated in the founding and start-up of a number of high technology companies. Mr. Engelberger was a founding principal of Unimation, and the founding principal of Helpmate Robotics. Mr. Engelberger retired as CEO of Helpmate in 1992.

          Warren D. Bagatelle has been a Managing Director of Loeb Partners Corporation, an investment banking firm, and a director of Full Cell Energy, Inc. (Nasdaq: FCEL), a world leader in the development of high temperature hydrogen fuel cells for clean electric power generation, since 1988. Mr. Bagatelle is also the Chairman of the Board of VirtualScopics, LLC, a privately-held medical imaging services company.

          Farhad Assari has been involved in the international investment management business for the past 20 years, working in Europe, the Middle East and Africa as well as the U.S. Since 2004, Mr. Assari has been a principal of Investrust LLC, a company that invests in growth companies. From 2001 to 2003, Mr. Assari built the Miami offices of Neuberger Berman. Prior to that, from 1995 to 2000, he was a Regional Director at Citibank.

          Audra J. Mace has served as our Secretary and Chief Financial Officer since May 2004. She has served in senior finance and information technology positions with privately held and publicly traded companies for 12 years, including Mormac Marine Enterprises, Inc, Acme United Corp. and BIC Corporation. Prior to employment with us, Ms. Mace served as Global Finance Manager of the Sheaffer Pen division of BIC Corporation from April 2003 to May 2004. Recently, as Director of Finance and Information Technology at Acme United Corp (Amex: ACU), from 1998 to 2002, a manufacturer and multi-national wholesale distributor of consumer products, she orchestrated an integral part of the company’s turn-around effort, managing debt restructurings, financial reporting and compliance and reshaping internal controls. As Director of IT, she led the transformation of Acme’s MIS cost center into a strategic IT business partner, overhauling the network infrastructure, implementing a new ERP system, exploiting internet solutions and re-engineering business processes and controls. Ms. Mace is a certified management accountant and has served on the national board of directors of the American Society of Women Accountants.

          Albert J. Estrada is our Vice President, Marketing and Sales. Prior to joining us in October 2004, Mr. Estrada served as Senior Director of Sales, North America for Alcatel Space, a division of Alcatel (Paris: CGEP.PA), Europe’s leading satellite communications manufacturer, since April 2004. In this position, Mr. Estrada was responsible for sales of commercial satellites to the North American satellite operators and direct broadcast service providers. Previously, from June 1999 to April 2004, Mr. Estrada served as Director, Americas Sales & Marketing, for Space Systems/Loral, a leading global satellite communications manufacturer. There, he was responsible for marketing, strategy and sales of commercial satellites within the competitive Americas region. Mr. Estrada formerly held key business development positions with DIRECTV, Inc. as Director of Distribution and Sales and with DIRECTV Latin America as Director of Marketing.

          Paula Ralston is the Operations Manager for our Danbury, Connecticut office. Ms. Ralston joined EEI in 1992. Ms. Ralston brings 25 years of broad, hands-on experience in research, development and manufacturing to EEI. Prior to joining EEI, Ms. Ralston was with VISX, formerly Taunton Technologies and the developer of Laser Ophthalmic Surgical equipment (LASIK™). Ms. Ralston also served Perkin Elmer’s Micralign division as prototype specialist and program supervisor.

          Dr. Jack Brown is the Manager of our Washington D.C. office and has been a Technical Advisor to the Company on a retained independent consultant basis since 1992. Dr. Brown is in charge of our governmental marketing and is directly involved with meeting customers and assisting in business and technical issues. Dr. Brown assists in formulating government business strategy and technology thrusts. Dr. Brown has 45 years of experience in the battery/fuel cell field and had a 35-year career with Westinghouse, where he served as Manager of Fuel Cell and Battery Research and Development. Dr. Brown spent much of his career at Westinghouse, where he held positions from engineer through senior management. When Dr. Brown left Westinghouse he was Laboratory Director. He has authored over 100 technical papers and 15 patents. Dr. Brown received his Ph.D. degree, majoring in Electrochemistry and Physical Metallurgy, at Case Western Reserve University.

          Rolan C. Farmer is the Operations Manager of the Company’s Mobile Energy Products Group, located in Colorado Springs, Colorado. Mr. Farmer joined Electro Energy in October 2003. Mr. Farmer has over 38 years experience in the battery industry. After graduating with a B.S in Mechanical Engineering from the University of Missouri, Mr. Farmer began his career with EaglePicher as an engineer in the Thermal Battery Department in Joplin, Missouri. Over the next 12 years, Mr. Farmer served as Project Engineer, Program Manager, Manager of Contract Administration, and Marketing Manager. Since 1976, Mr. Farmer has been located in Colorado Springs and served as Operations Manager, Plant Manager, General Manager and Corporate Vice President of EaglePicher. His responsibilities included profit and loss for all Colorado operations. During his 38 years with EaglePicher, Mr. Farmer has been involved with many different battery systems, including, thermal, silver-zinc, nickel-hydrogen, nickel-cadmium and nickel-zinc batteries.

          Dr. Alvin Salkind has been a member of the Board of Directors of EEI Technologies, Inc. since 1992. Dr. Salkind has over 40 years of experience in the electrochemical battery field, and was the former Director of Research at ESB Inc. (now Exide Battery Company). Dr. Salkind also serves as the Scientific Advisor to the Company as a consultant on a number of Electro Energy projects. Dr. Salkind is a Professor and Director of the Battery and Electrochemical Systems Center at Rutgers University (since 1979) and also Professor and Chief of the Bioengineering Section of the Department of Surgery at UMDNJ/Robert Wood Johnson Medical School at Rutgers University (since 1970). Dr. Salkind received his Ph.D. in Chemical Engineering from the Polytechnic Institute in New York and had additional graduate and management training at Penn State University and the Harvard Business School. Dr. Salkind has had a dual academic-industrial career, which includes 25 years of industrial experience in electrochemical operations, focusing batteries and electro-medical devices.

EXECUTIVE COMPENSATION

          The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities for MCG or EEI, as applicable, by their respective chief executive officers and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation

					Awards		Payouts

Name and Principal Position	Year (1)	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All other Compen- sation ($)

Martin G. Klein	2004	$ 150,000	$ 0	$ 0	$ 0	0	$ 0	$ 0
CEO of EEI	2003	133,278	0	0	0	0	0	0
	2002	150,000	0	0	0	0	0	0

Michael D. Eskra	2004	$ 235,000	$ 0	$ 0	$ 0	343,800	$ 0	$ 0
President and COO of EEI (2)	2003	0	0	195,844	0	0	0	0
	2002	0	0	183,963	0	0	0	0

Marguerite Godels	2004	$ 0	$ 0	$ 0	$ 0	0	$ 0	$ 0
President of MCG (3)	2003	0	0	36,000	0	0	0	0
	2002	0	0	36,000	0	0	0	0

(1)	All amounts are for the 12 months ended December 31 of the year indicated.

(2)	Mr. Eskra's affiliate, Eskra Technical Products, Inc., received the noted compensation during 2002 and 2003 pursuant to a consulting agreement with EEI. Mr. Eskra became an employee of EEI on January 1, 2004.

(3)	Ms. Godels resigned as an officer as of June 9, 2004. The amount in 2002 represents $5,208 in paid compensation to Ms. Godels and $30,792 in compensation that was foregone as contributed capital. The amount in 2003 represents $3,110 in paid compensation to Ms. Godels and $32,890 in compensation that was foregone as contributed capital.

Options/SAR Grants and Fiscal Year End Option Exercises and Values

          Prior to the assumption of the 1993 Stock Compensation Plan of EEI, as discussed below, we did not have a stock option plan, long-term incentive plan or other similar plans for officers, directors and employees, and no stock options or SAR grants were granted in the last fiscal year or were outstanding.

Employment Agreement

          On December 31, 2003, Michael D. Eskra entered into an employment agreement with EEI for a two-year term, beginning January 1, 2004. Pursuant to the employment agreement, Mr. Eskra has agreed to devote his full time and attention to the business of EEI as its President and Chief Operating Officer.

          The employment agreement provides that Mr. Eskra is entitled to receive a base salary of $235,000 per year, subject to adjustment at the end of each year of employment at the discretion of the Board of Directors. Mr. Eskra also received, pursuant to the employment agreement, 343,800 options to purchase common stock under the 1993 Stock Compensation Plan of EEI, which are now exercisable to purchase shares of our common stock at an exercise price of $1.16 per share, as adjusted in accordance with the terms of the merger, the terms of the plan and the determination of the Board of Directors with respect to outstanding options under the plan.

          The employment agreement provides for termination by Mr. Eskra upon 30 days prior written notice or by EEI for Cause (as defined therein). In the event the employment agreement is terminated by the Company without Cause during the initial two-year term, Mr. Eskra would be entitled to receive payment through the date of termination and a sum equal to one year additional salary, plus any incentive salary payment or any other compensation then in effect, prorated or otherwise.

          The employment agreement contains covenants prohibiting Mr. Eskra from disclosing confidential information regarding EEI and requiring that all intellectual property developed by him and relating to the business of EEI constitutes the sole and exclusive property of the Company. Mr. Eskra’s employment agreement was assumed by the Company upon the completion of the merger.

          As of the date of this prospectus, we maintained no other employment agreements with our officers or other employees.

Stock Compensation Plan

          In connection with the merger, we adopted and assumed all of EEI's obligations under the 1993 Stock Compensation Plan of Electro Energy, Inc. (the "Compensation Plan").

          The purpose of the Compensation Plan is to enable us to attract, retain and motivate key employees, directors and, on occasion, consultants, by providing them with stock options. Stock options granted under the Compensation Plan may be either incentive stock options, as defined in Section 422A of the Internal Revenue Code of 1986, or non-qualified stock options. We have reserved 3,000,000 shares of common stock for issuance under the Compensation Plan. As of February 14, 2005, stock options to purchase an aggregate of 2,332,121 shares of common stock have been granted to 21 employees under the Compensation Plan, at exercise prices ranging from $.26 to $2.00 per share.

          The Compensation Plan will be administered by the compensation committee of the Board of Directors, or by the Board of Directors as a whole. The Board of Directors has the power to determine the terms of any stock options granted under the Compensation Plan, including the exercise price, the number of shares subject to the stock option and conditions of exercise. Stock options granted under the Compensation Plan are generally not transferable, vest in four equal annual installments and are exercisable during the lifetime of the optionee only by such optionee. The exercise price of all incentive stock options granted under the Compensation Plan must be at least equal to the fair market value of the shares of common stock on the date of the grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our stock, the exercise price of any incentive stock option granted must be equal to at least 110% of the fair market value on the grant date. The term of all incentive stock options under the Compensation Plan may not exceed ten years, or five years in the case of 10% owners. The specific terms of each stock option grant must be approved by the compensation committee or the Board of Directors and are reflected in a written stock option agreement.

Compensation of Directors

          Outside directors are paid their expenses for attending each meeting of the directors and are paid a fixed sum for attendance at each meeting of the directors. No payment precludes any director from serving our company in any other capacity and being compensated for the service. Members of special or standing committees may be allowed like reimbursement and compensation for attending committee meetings. The Company records an expense and assumes a liability on the date meetings are held.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Immediately prior to the merger, holders of EEI’s shareholder notes in the aggregate outstanding principal amount of approximately $1,186,000 and EEI’s preferred stock with an aggregate liquidation value of $250,000 converted their notes and preferred stock into an aggregate of 1,234,242 shares of EEI’s common stock. Martin G. Klein, our Chairman and Chief Executive Officer, and Warren G. Bagatelle, a director, were the holders of $500,000 and $228,667 in principal amount of the shareholder notes, respectively. Neither Mr. Klein nor Mr. Bagatelle received any compensation, consideration or inducement to convert their shareholder notes different than any other holder doing so. No related party owned any of EEI’s preferred stock.

          Mr. Bagatelle and his spouse currently hold non-controlling interests in Matrix USA, LLC, a finder in the private placement, which received cash in the amount of $128,500 and equity-based compensation of $61,000 in the form of Series A Convertible Preferred Stock and 112,500 warrants to purchase shares of common stock in connection with the private placement. Shari Popkin Fleischer, the Chairperson of Matrix USA, LLC, is a current shareholder of the company.

          Martin G. Klein, our Chairman and Chief Executive Officer, personally guaranteed certain of EEI’s indebtedness, including a line of credit from Fleet Bank in the amount of $100,000, which was repaid with a portion of the proceeds of the private placement, and a certain equipment lease. The line of credit was closed in December 2004 and the Company is in the process of accepting a buy-out option for the equipment lease. Michael D. Eskra, our President and Chief Operating Officer, has also personally guaranteed certain equipment leases and equipment purchases, which are no longer in effect.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information regarding the number of shares of our common stock beneficially owned on February 14, 2005, by:

•	each person who is known by us to beneficially own 5% or more of our common stock,

•	each of our directors and executive officers, and

•	all of our directors and executive officers, as a group.

          Unless otherwise indicated, the address of each of the persons listed below is Electro Energy Inc., 30 Shelter Rock Road, Danbury, Connecticut 06810.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Shares Beneficially Owned (2)

5% Stockholders

Stephen Okinow and Alison Klein 77 Hill Side Avenue Short Hills, NJ 07078	657,435	5.1% (3)

Executive Officers and Directors

Martin G. Klein	5,129,912	40.1%
Michael D. Eskra	1,338,929 (4)	9.6% (5)
Warren D. Bagatelle	1,963,269 (6)	14.8% (7)
Joseph Engelberger	313,717	2.5%
Farhad Assari	165,000 (8)	1.3% (9)
Audra J. Mace	25,000	0.2% (10)
Albert J. Estrada	-	-
Directors and executive officers as a group (seven persons)	8,849,877	60.8% (11)

(1)	Unless otherwise indicated, includes shares owned by a spouse, minor children, by relatives sharing the same home and entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire such shares within 60 days after February 14, 2005, by the exercise of any warrant, stock option or other right. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)	Unless otherwise indicated, based upon 12,796,047 shares of common stock outstanding on February 14, 2005; does not include 1,910,400 shares of common stock issuable upon conversion of series A convertible preferred stock.

(3)	Based upon (i) 12,796,047 shares of common stock outstanding, plus (ii) 20,000 shares of common stock issuable upon conversion of series A convertible preferred stock, plus (iii) 10,000 shares of common stock issuable upon the exercise of warrants.

(4)	Includes 225,877 shares of common stock owned by Eskra Technical Products, Inc., an affiliate of Mr. Eskra.

(5)	Based upon (i) 12,796,047 shares of common stock outstanding, plus (ii) 1,113,052 shares of common stock issuable upon exercise of options.

(6)	Includes (i) 497,707 shares of common stock outstanding and 85,950 shares of common stock issuable upon the exercise of warrants held by Mr. Bagatelle, (ii) 53,719 shares of common stock outstanding held by HSB Capital, an affiliate of Mr. Bagatelle, (iii) 428,689 shares of common stock outstanding and 115,950 shares of common stock issuable upon the conversion of shares of series A convertible preferred stock and the exercise of warrants held by the Trust FBO Thomas L. Kempner, (iv) 428,689 shares of common stock outstanding and 115,950 shares of common stock issuable upon the conversion of shares of series A convertible preferred stock and the exercise of warrants held by the Trust FBO Alan H. Kempner, Jr., (v) 94,115 shares of common stock outstanding held by Shari Popkin Fleischer, and (vi) 142,500 shares of common stock issuable upon the conversion of shares of series A convertible preferred stock and the exercise of warrants held by Matrix USA, LLC. Mr. Bagatelle expressly disclaims beneficial ownership of the common stock owned or acquirable by the other investors.

(7)	Based upon (i) 12,796,047 shares of common stock outstanding, plus (ii) 60,000 shares of common stock issuable upon conversion of series A convertible preferred stock, plus (iii) 400,350 shares of common stock issuable upon the exercise of warrants.

(8)	Includes 27,000 shares of common stock issuable to Investrust, LLC, an affiliate of Mr. Assari, and 138,000 shares of common stock issuable to Merkantil 7, Inc., also an affiliate of Mr. Assari, upon the conversion of shares of series A convertible preferred stock and the exercise of warrants.

(9)	Based upon (i) 12,796,047 shares of common stock outstanding, plus (ii) 110,000 shares of common stock issuable upon conversion of series A convertible preferred stock, plus (iii) 55,000 shares of common stock issuable upon the exercise of warrants.

(10)	Based upon (i) 12,796,047 shares of common stock outstanding, plus (ii) 25,000 shares of common stock issuable upon the exercise of options.

(11)	Based upon (i) 12,796,047 shares of common stock outstanding, plus (ii) 170,000 shares of common stock issuable upon conversion of series A convertible preferred stock, plus (iii) 455,350 shares of common stock issuable upon the exercise of warrants, plus (iv) 1,138,052 shares of common stock issuable upon exercise of options.

SELLING SECURITY HOLDERS

          On June 9, 2004, we completed the reverse merger transaction with EEI pursuant to which we issued 9,497,557 shares of our common stock to EEI’s former security holders. Concurrently with the closing of the reverse merger, we completed a private placement of 5,501 units, each unit consisting of one share of the Company’s series A convertible preferred stock and a detachable warrant to purchase shares of common stock. Each share of series A convertible preferred stock is initially convertible into 400 shares of common stock at any time, and the warrants entitle each holder to purchase 200 shares of common stock at an exercise price of $2.50 per share through July 16, 2007. In connection with the private placement, we also issued to the placement agent and certain brokers of the Company warrants to purchase shares of common stock of the Company at an exercise price of $1.00 per share through July 16, 2008.

          Pursuant to the private placement subscription documents and the warrant agreements, we agreed to file a registration statement to register the shares held by the selling security holders for resale. We agreed to maintain the effectiveness of the resale registration statement from the effective date through and until twelve (12) months after the merger transaction.

          By means of this prospectus, the selling security holders are offering to sell, from time to time, up to 598,594 shares of common stock which they own, 1,910,400 shares of common stock which they may at a later date acquire upon the conversion of shares of series A convertible preferred stock and 1,562,740 shares of common stock which they may at a later date acquire upon the exercise of warrants, or an aggregate of 4,071,734 shares. The selling security holders may, from time to time, offer and sell any or all of the shares that are registered under this prospectus.

          Except as otherwise noted, none of the selling security holders has ever held an office, been a director or have had any other material relationship with the Company, EEI or their predecessors or affiliates.

          The following table sets forth:

•	the name of each selling security holder,

•	the number of shares of common stock beneficially owned by each selling security holder prior to this offering and the number of shares being offered by each selling security holder,

•	the number of shares of common stock beneficially owned by each selling security holder after this offering, and

•	the percentage of common stock beneficially owned by each selling security holder before and after the offering based on 12,796,047 shares of common stock outstanding as of February 14, 2005.

	Beneficial Ownership Before Offering (1)(2)			Beneficial Ownership After Offering

Selling Security Holder	Number	Percent	Shares Being Offered	Number	Percent

Abdullah, Sabah	4,000	*	4,000	0	*
AJW Offshore Ltd.	24,000	*	24,000	0	*
AJW Partners LLC	9,000	*	9,000	0	*
AJW Qualified Partners LLC	24,000	*	24,000	0	*
Alison Klein and Stephen F. Okinow	657,435	5.13%	30,000	627,435	4.89%
Al-Sabah, Mariam Nasser	60,000	*	60,000	0	*
Almarzooqi, Abullah Mohammed	12,000	*	12,000	0	*
Alshaya, Mohammed Abdulaziz	60,000	*	60,000	0	*
Archer, Francois	30,000	*	30,000	0	*
Assari, Gholamneza	15,000	*	15,000	0	*
Assari, Shirin	15,000	*	15,000	0	*
Asset Managers International, Limited	124,800	*	124,800	0	*
Ballinger, Arthur J.	10,200	*	10,200	0	*
Bechtolsheimer, Ursula	60,000	*	60,000	0	*
Benil Finance LTD	60,000	*	60,000	0	*
Brandenburg, Steven	6,000	*	6,000	0	*
Brooks, Truman N.	15,000	*	15,000	0	*
Brookshire Securities Corporation (3)	301,640	2.30%	301,640	0	*
Cane, Jr., Rudolph C.	6,000	*	6,000	0	*
Chassman, Margie	63,000	*	63,000	0	*
Delaware Charter Guar. and Trust Co.
TTEE FBO Christopher L. Oake Roth IRA	3,000	*	3,000	0	*
Douglas Russell Pension Plan	42,000	*	42,000	0	*
Edmund S. Spivack and Mary Kathleen Ernst	30,000	*	30,000	0	*
Elm Street Partners	40,000	*	40,000	0	*
Ettenger, Robert Lee	3,000	*	3,000	0	*
Extel Enterprises, Inc.	60,000	*	60,000	0	*
Garell, John	60,000	*	60,000	0	*
Gaur, Jai P.	15,000	*	15,000	0	*
Geduld Capital Management LLC	150,000	1.16%	150,000	0	*
Gordon, Howard J.	15,000	*	15,000	0	*
Grebb, Gerald H.	15,000	*	15,000	0	*

	Beneficial Ownership Before Offering (1)(2)			Beneficial Ownership After Offering

Selling Security Holder	Number	Percent	Shares Being Offered	Number	Percent

Gregoretti, Gordon	12,000	*	12,000	0	*
Gurian, Philip	30,000	*	30,000	0	*
Hamblett, Michael	18,000	*	18,000	0	*
Hankins, Jerry	7,800	*	7,800	0	*
Hemplemann, Philip J.	300,000	2.29%	300,000	0	*
Hermes, Roger	21,000	*	21,000	0	*
Honig, Barry	10,000	*	10,000	0	*
Ilacqua, Anthony	12,000	*	12,000	0	*
In-Q-Tel, Inc.	201,446	1.55%	201,446	0	*
In-Q-Tel Employee Fund, LLC	67,148	*	67,148	0	*
Investrust LLC (4)	27,000	*	27,000	0	*
Irwin Geduld Revocable Trust	60,000	*	60,000	0	*
Jalan, Subash	6,000	*	6,000	0	*
Jay Goldman Master Limited Partnership	90,000	*	90,000	0	*
JE Deck LLC	6,000	*	6,000	0	*
Kahn, Arshad	40,000	*	40,000	0	*
Katz, Howard	20,000	*	20,000	0	*
Katz, Stephen	10,000	*	10,000	0	*
Kay H. Garell Trust Dated 9/5/95	93,000	*	93,000	0	*
Khaghan, David	15,000	*	15,000	0	*
Kipp, Timo	180,000	1.39%	180,000	0	*
Koktvedgaard, Hans J.	6,000	*	6,000	0	*
Koppekin, Stephen M.	6,000	*	6,000	0	*
Legge, Martin Joseph	30,000	*	30,000	0	*
Mackey, Shawn M.	3,000	*	3,000	0	*
Malone, Derrick L.	18,000	*	18,000	0	*
Manchio, Rosemarie	18,000	*	18,000	0	*
Mantey, Jeffrey	3,000	*	3,000	0	*
Matrix USA LLC (5)	142,500	1.10%	142,500	0	*
Merkantil 7, Inc. (6)	138,000	1.07%	138,000	0	*
Meyers and Associates	25,000	*	25,000	0	*
Mitchell, Dennis	30,000	*	30,000	0	*
Molinsky, Robert	15,000	*	15,000	0	*
Murgab Investment Company Limited	120,000	*	120,000	0	*
Neal, Wesley L.	3,000	*	3,000	0	*
Nelson, Peter C.	15,000	*	15,000	0	*
New Millenium Capital Partners II LLC	3,000	*	3,000	0	*
Patton, Roger M.	15,000	*	15,000	0	*
Peter M. Farrand Revocable Trust	30,000	*	30,000	0	*
Pollon, Ellen	6,000	*	6,000	0	*
Professional Traders Fund LLC	60,000	*	60,000	0	*
Reinfeld, George	3,000	*	3,000	0	*
Robertson, Ann	6,000	*	6,000	0	*
Rock II LLC	105,000	*	105,000	0	*
Roden, Charles E.	30,000	*	30,000	0	*
Rosenfeld, David J.	15,000	*	15,000	0	*
Russell, Douglas	13,200	*	13,200	0	*
Sabrin, Murray	3,000	*	3,000	0	*

	Beneficial Ownership Before Offering (1)(2)			Beneficial Ownership After Offering

Selling Security Holder	Number	Percent	Shares Being Offered	Number	Percent

Sarna, Surinder	60,000	*	60,000	0	*
Sodi, Brian	6,000	*	6,000	0	*
Spatacco, Jr., Anthony J.	6,000	*	6,000	0	*
SRG Capital LLC	135,000	1.04%	135,000	0	*
Steven Brandenburg IRA	6,000	*	6,000	0	*
Stone, Michael	15,000	*	15,000	0	*
Sussman Sales Co. Inc. Profit Sharing Plan	45,000	*	45,000	0	*
Tree Line Investment Partners LP	15,000	*	15,000	0	*
Trust FBO Alan H. Kempner, Jr.	544,639	4.25%	30,000	514,639	4.01%
Trust FBO Thomas Kempner	544,639	4.25%	30,000	514,639	4.01%
Vision Capital Advisors	75,000	*	75,000	0	*
Weston, Harris K.	15,000	*	15,000	0	*
WHF Industries Corp.	15,000	*	15,000	0	*
Wilson, Jr., F. Bradford	30,000	*	30,000	0	*
Young, Brandan A.	39,000	*	39,000	0	*
Young, Brian	45,000	*	45,000	0	*
Young, Byron	30,000	*	30,000	0	*
Zubaidi, Khalid	24,000	*	24,000	0	*

TOTAL	5,728,447		4,071,734	1,656,713

* Less than 1%

(1)	All share ownership information was provided to us by the selling security holders.

(2)	Assumes that all of the shares held by the selling security holders and being offered hereby are sold, and that the selling security holders acquire no additional shares of common stock prior to completion of this offering.

(3)	Brookshire Securities Corporation was the placement agent for the private placement.

(4)	Investrust, LLC is an affiliate of Farhad Assari, a member of the Board of Directors of the Company.

(5)	Matrix USA, LLC was a finder in the private placement.

(6)	Merkantil 7, Inc. is an affiliate of Farhad Assari, a member of the Board of Directors of the Company.

PLAN OF DISTRIBUTION

          The selling security holders and any of their pledgees, assignees or successors-in-interest may, from time to time, sell all or any part of their shares of common stock offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

          The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and may sell or deliver shares in connection with these trades. The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

          Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

          The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any selling security holders that are broker-dealers or broker-dealer affiliates will be deemed to be “underwriters” within the meaning of the Securities Act in connection with any sales of the shares by them. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

          Because selling security holders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder.

          We are required to pay all fees and expenses (excluding selling expenses) incident to the registration of the shares being registered herein, including fees and disbursements of counsel. We have agreed to indemnify certain of the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

          Pursuant to our Articles of Incorporation, as amended, we are authorized to issue 50,000,000 shares of common stock, par value $0.001 per share, and 10,000 shares of preferred stock, par value $0.001 per share. As of February 14, 2005, 12,796,047 shares of common stock were issued and outstanding, and 4,776 shares of series A convertible preferred stock were issued and outstanding.

Common Stock

          Except as otherwise required by law and subject to the rights of the holders of any outstanding preferred stock, all rights to vote and all voting power shall be vested exclusively in the holders of common stock. Subject to the rights and preferences of the holders of any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends as are declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding-up of the Company, holders of common stock have the right to a ratable portion of assets remaining after the payment of all debts and other liabilities of the Company, subject to the liquidation preferences, if any, of the holders of any outstanding preferred stock. Holders of common stock have neither preemptive rights nor rights to convert their common stock into any other securities and are not subject to future calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock may be subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that the Company may designate and issue in the future.

          The shares of common stock issued to former holders of Electro Energy common stock and other securities in connection with the merger were not registered under the Securities Act of 1933, and therefore may not be offered or sold in the United States or certain other countries absent registration or an applicable exemption from registration requirements. Certificates representing these shares will bear a legend to this effect. In addition, in connection with the merger, former holders of substantially all the securities of Electro Energy outstanding immediately prior to the merger entered into lock-up agreements with us that prohibit the stockholder from:

•	publicly selling, contracting to sell or otherwise transferring any of the shares of common stock beneficially owned by the stockholder during the 12 months following the merger, or

•	privately selling, contracting to sell or otherwise transferring (unless the proposed transferee agrees to be bound by the restrictions on transfer contained in the subscription agreement with us) any of the shares beneficially owned by the stockholder during the 12 months following the merger.

           Stockholders who entered into these agreements may, however, make transfers, publicly or privately, as follows: From 12 months, and at each subsequent three-month interval thereafter, holders will be permitted to sell their shares at a rate of the greater of (i) 12.5% of their initial holdings or (ii) 25,000 shares per month, subject to our common stock having a 30-day average closing “asked” price of at least $5.00 per share. From 12 months, and at each subsequent three-month interval thereafter, if the 30-day average closing “asked” price of our common stock is less than $5.00 per share, then all stockholders (other than named stockholders beneficially owning an aggregate of 7,815,074 shares of common stock on a fully-diluted basis and the shares of common stock underlying stock options granted to Michael Eskra, our President and Chief Operating Officer) will each be permitted to sell a maximum of 25,000 shares during each three-month interval. After 24 months, and at each subsequent three-month interval thereafter, all holders will each be permitted to sell up to the greater of (i) 12.5% of their initial holdings or (ii) 25,000 shares during each three-month interval regardless of the trading price of the common stock. All lock-up agreements will expire 36 months after the closing of the merger. To the extent that a holder of shares does not sell shares during a three-month period during which sales are permitted as described in this paragraph, the lock-up restrictions with respect to shares that could have been sold during such period will cease to be in effect.

          The lock-up agreements also provide that, if we engage an underwriter or placement agent during the 12 months after the merger to raise a minimum of $5 million through the sale of our common stock and/or other equity securities, in a public offering or private placement, upon notice of commencing such public offering or private placement, all holders of shares subject to lock-up agreements will, if required by the underwriter or placement agent, refrain from making any sales, transfers or other dispositions in the course of such offering, but, in any event, for not more than 90 days.

          No shares subject to the lock-up agreements are being registered in this offering.

Preferred Stock

          Upon any liquidation, dissolution or winding-up of the Company, the holders of shares of the series A convertible preferred stock are entitled to receive, before and in preference to any distribution or payment of assets of the Company or the proceeds thereof that may be made or set apart with respect to common stock, an amount in cash equal to $1,000 per share (subject to adjustment in the event of stock splits, combinations or similar events). The holders of the shares of series A convertible preferred stock are not entitled to receive dividends or other distributions from the Company. Each holder of record of shares of series A convertible preferred stock has the right to convert all or any part of such holder’s shares initially into 400 shares of common stock of the Company, without any further payment therefor, subject to adjustment upon the terms of the Certificate of Designation.

          Except as otherwise required by law, the holders of shares of series A convertible preferred stock are entitled to vote on all matters submitted to a vote of the shareholders of the Company. Such holders are entitled to such number of votes equal to the number of shares of common stock into which such holders’ shares of series A convertible preferred stock are convertible.

          Holders of series A convertible preferred stock are entitled to customary anti-dilution protection in the event of a consolidation, merger or sale of the Company and in event of Common Stock Dividends, Subdivisions, Combinations or the like. Additionally, in the event that the Company issues any shares of common stock in a private placement for cash consideration at a price less than $2.50 per share, holders of series A convertible preferred stock will receive “full-ratchet” anti-dilution protection with respect to those shares. Notwithstanding the foregoing, shares of common stock issued in connection with acquisitions, mergers or strategic alliances at a deemed value of $1.50 per share or greater will not trigger an anti-dilution adjustment. Further, private placements that result in aggregate gross proceeds to the Company of $250,000 or less at prices less than $2.50 per share, but not below $1.50 per share, will not trigger an anti-dilution adjustment, provided such placements are limited to one in any 12-month period.

          There are no redemption or sinking fund provisions applicable to the series A convertible preferred stock.

Warrants

          As of February 14, 2005, the Company had warrants to purchase up to 1,820,590 shares of common stock outstanding, 1,562,740 of which underlying shares are being registered in this offering. The warrants have exercise prices ranging from $0.00 to $2.50 per share, and will expire between April 2007 and March 2009.

Dividend Policy

          We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors.

Transfer Agent

          The transfer agent for our common stock is Continental Stock Transfer, New York, New York. We act as our own transfer agent for the series A convertible preferred stock and the warrants.

LEGAL PROCEEDINGS

          There are no material legal proceedings which are pending or have been threatened against the company or any officer, director or control person of which management is aware.

INTEREST OF NAMED EXPERTS AND COUNSEL

          No expert or counsel named in this prospectus, as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock, was hired on a contingent basis, will receive a direct or indirect interest in the Company or any of its subsidiaries or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company.

          Marcum & Kliegman, LLP, an independent registered public accounting firm, has audited our financial statements as of and for the years ended December 31, 2003 and 2002, as set forth in their report and included in this prospectus. The financial statements are included in reliance on such reports given upon the authority of Marcum & Kliegman LLP as experts in accounting and auditing.

          The validity of the issuance of the shares of common stock offered hereby and certain other legal matters in connection herewith have been passed upon for us by Lev & Berlin, P.C.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          Our directors and officers are indemnified by the Bylaws and the Articles of Incorporation, as amended, of the Company to the fullest extent permitted by the Florida Business Corporation Act. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

FINANCIAL STATEMENTS

          See the Consolidated Financial Statements beginning on page F-1.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

          On June 10, 2004, our Board of Directors voted to approve the replacement of Randall N. Drake, C.P.A. and to retain Marcum & Kliegman, LLP as our independent registered public accounting firm.

          We have not had any disagreements, whether or not resolved, with our accountants on accounting and financial disclosures, nor have we had any other changes in our accountants during our two most recent fiscal years or any later interim period.

ADDITIONAL INFORMATION

          We have filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, please refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement and these statements are qualified in their entirety by reference to the contract or document.

          The registration statement, including all exhibits, may be inspected without charge at the SEC’s Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC’s regional offices located at the Woolworth Building, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Some locations may charge prescribed rates or modest fees for copies. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and is publicly available through the SEC’s Website located at http://www.sec.gov.

ELECTRO ENERGY, INC. AND SUBSIDIARY

CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-1

FINANCIAL STATEMENTS

Consolidated Balance Sheets as of December 31, 2003 and 2002	F-2 - F-3
Consolidated Statements of Operations for the Years Ended December 31, 2003 and 2002	F-4
Consolidated Statements of Changes in Stockholders' Deficiency for the Years Ended December 31, 2003 and 2002	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2003 and 2002	F-6 - F-7
Notes to Consolidated Financial Statements	F-8 - F-19

Condensed Consolidated Balance Sheets as of September 30, 2004 (Unaudited) and December 31, 2003	F-20 - F-21
Condensed Consolidated Statements of Operations for the Nine and Three Months Ended September 30, 2004 and 2003 (Unaudited)	F-22
Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficiency) for the Nine Months Ended September 30, 2004 (Unaudited)	F-23
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2004 and 2003 (Unaudited)	F-24 - F-25
Notes To Condensed Consolidated Financial Statements	F-26 - F-33

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Electro Energy, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Electro Energy, Inc. and the Subsidiary (the “Company”) as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Electro Energy, Inc. and Subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 13[C] to the consolidated financial statements, the Company consummated a reverse merger with MCG Diversified, Inc. on June 9, 2004. The accompanying financial statements have been retroactively restated to give effect to this transaction.

/s/ Marcum & Kliegman LLP

New York, New York
April 17, 2004, except for Note 13[B] and 13[C], as to which the date is June 9, 2004 and Note 13[D] as to which the date is July 15, 2004

ELECTRO ENERGY, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS December 31, 2003 and 2002

ASSETS

	2003	2002

CURRENT ASSETS
Cash	$269,970	$30,404
Accounts receivable	662,682	309,891
Inventory	379,139	119,452
Prepaid expenses and other current assets	27,207	4,500

Total Current Assets	1,338,998	464,247

PROPERTY AND EQUIPMENT, Net	350,747	132,035

SECURITY DEPOSIT	8,901	8,471

TOTAL ASSETS	$1,698,646	$604,753

The accompanying notes are an integral part of these consolidated financial statements.

ELECTRO ENERGY, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS December 31, 2003 and 2002

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

	2003	2002

CURRENT LIABILITIES
Bank line of credit	$100,000	$100,000
Current maturities of long-term debt	268,696	117,505
Notes payable - related parties	941,323	833,874
Accounts payable	478,546	277,810
Accounts payable - related parties	24,366	40,416
Interest payable	20,351	3,827
Interest payable - related parties	131,292	43,375
Accrued expenses and other current liabilities	178,734	48,218

Total Current Liabilities	2,143,308	1,465,025

LONG TERM DEBT, less current maturities	402,223	180,793

TOTAL LIABILITIES	2,545,531	1,645,818

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIENCY
Common stock, $0.001 par value, 50,000,000 shares authorized; 8,038,985 shares issued and outstanding	8,039	8,039
Additional paid-in capital	1,142,705	909,984
Accumulated deficit	(1,997,629)	(1,959,088)

TOTAL STOCKHOLDERS' DEFICIENCY	(846,885)	(1,041,065)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	$1,698,646	$604,753

The accompanying notes are an integral part of these consolidated financial statements.

ELECTRO ENERGY, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS For the Years Ended December 31, 2003 and 2002
	2003	2002

NET REVENUE
Services	$3,276,231	$2,749,220
Products	843,793	—

TOTAL NET REVENUE	4,120,024	2,749,220

COST OF REVENUE
Cost of services	2,829,147	2,489,453
Cost of services - related parties	127,126	151,139
Cost of products	224,145	—

TOTAL COST OF REVENUE	3,180,418	2,640,592

GROSS PROFIT	939,606	108,628

OPERATING EXPENSES
General and administrative	605,922	98,106
General and administrative - related parties	220,519	200,418
Research and development	—	485,563

TOTAL OPERATING EXPENSES	826,441	784,087

OPERATING INCOME (LOSS)	113,165	(675,459)

INTEREST EXPENSE
Interest expense	23,619	18,016
Interest expense - related parties	128,087	54,735

TOTAL INTEREST EXPENSE	151,706	72,751

LOSS BEFORE INCOME TAXES	(38,541)	(748,210)

INCOME TAXES	—	—

NET LOSS	$(38,541)	$(748,210)

NET LOSS PER SHARE	$(0.00)	$(0.09)

WEIGHTED AVERAGE SHARES USED IN COMPUTING NET LOSS - BASIC AND DILUTED	$8,038,985	$8,038,985

The accompanying notes are an integral part of these consolidated financial statements.

ELECTRO ENERGY INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIENCY For the Years Ended December 31, 2003 and 2002
	Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

BALANCE - January 1, 2002	8,038,985	$8,039	$882,498	$(1,210,878)	$(320,341)

Warrants issued in connection with notes payable to stockholders	—	—	27,486	—	27,486
Net loss	—	—	—	(748,210)	(748,210)

BALANCE - December 31, 2002	8,038,985	8,039	909,984	(1,959,088)	(1,041,065)

Warrants issued in connection with notes payable to stockholders	—	—	232,721	—	232,721
Net loss	—	—	—	(38,541)	(38,541)

BALANCE - December 31, 2003	8,038,985	$8,039	$1,142,705	$(1,997,629)	$(846,885)

The accompanying notes are an integral part of these consolidated financial statements.

ELECTRO ENERGY, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS For the Years Ended December 31, 2003 and 2002

	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(38,541)	$(748,210)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Interest accretion	43,505	11,360
Depreciation and amortization	59,317	30,763
Changes in operating assets and liabilities:
Accounts receivable	(150,375)	6,993
Inventory	16,063	(74,619)
Prepaid expenses and other current assets	(22,707)	—
Accounts payable	107,954	68,789
Accounts payable - related parties	(16,050)	26,026
Interest payable	16,524	3,827
Interest payable - related parties	87,917	43,375
Accrued expenses and other current liabilities	84,816	14,942

TOTAL ADJUSTMENTS	226,964	131,456

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	188,423	(616,754)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquistion of business, net of cash acquired	(158,903)	—
Purchases of property and equipment	(50,323)	(125,034)
Payment for security deposit	(430)	—

NET CASH USED IN INVESTING ACTIVITIES	$(209,656)	$(125,034)

The accompanying notes are an integral part of these consolidated financial statements.

ELECTRO ENERGY, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued For the Years Ended December 31, 2003 and 2002

	2003	2002

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of long-term debt	(70,583)	(12,209)
Borrowings of long-term debt	31,382	121,000
Borrowings under notes payable - related parties	300,000	620,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	260,799	728,791

NET INCREASE (DECREASE) IN CASH	239,566	(12,997)

CASH - Beginning	30,404	43,401

CASH - Ending	$269,970	$30,404

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for:
Interest	$3,760	$25,231

SUPPLEMENTAL DISCLOSURE OF NON-CASH INFORMATION
Acquisition of business:
Issuance of notes payable, net of discount	$408,487	$—
Assumption of accounts payable and accrued liabilities	$138,482	$—

The accompanying notes are an integral part of these consolidated financial statements.

ELECTRO ENERGY, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - The Company

Organization
The consolidated financial statements presented are those of Electro Energy, Inc. (“EEI”), incorporated in January 2001 in the State of Delaware, and its wholly-owned subsidiary, Mobile Energy Products, Inc. (“MEP”), incorporated in the State of Delaware in June 2003. Collectively, they are referred to herein as the (“Company”).

Nature of Business
EEI is engaged in the development of products for use in providing energy and specifically focuses upon development of bipolar nickel metal hydride batteries and other battery chemistries. EEI has primarily provided contract research and development to the United States Government or its agencies.

On October 1, 2003, MEP acquired the alternative energy business of EaglePicher Technologies, LLC, (“EaglePicher”), a limited liability company registered in the State of Delaware. MEP has commercially viable products marketed and sold primarily to the United States Government or its agencies. These products include batteries for aircraft, satellite and satellite launch vehicles.

Reverse Merger
As discussed in Note 13 [C] the Company entered into a merger agreement with MCG Diversified, Inc. (“MCG”) on June 9, 2004 whereby MCG acquired 100% of the outstanding common stock of the Company. MCG was an inactive public shell thus the transaction was accounted for as a recapitalization. The accompanying financial statements have been retroactively restated to give effect to this transaction.

NOTE 2 - Summary of Significant Accounting Policies

Principles of Consolidation
The consolidated financial statements include the accounts of EEI and MEP from June 11, 2003 (inception) to December 31, 2003. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimate and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and accounts receivable.

The Company maintains its cash accounts at financial institutions with balances, at times, in excess of federally insured limits. As of December 31, 2003, the Company had cash balances in excess of federally insured limits of approximately $298,000.

Concentrations of credit risk with respect to accounts receivable are limited because the Company’s customers are primarily the United States Government or its agencies. Credit risk with respect to trade accounts receivable from private entities is not significant.

Accounts Receivable
Accounts receivable are based on contracted amounts and the Company generally invoices on a progressive basis as work is completed or upon shipment. The Company does not expect significant charges for bad debts related to its accounts receivable as its customers consist of primarily the United States Government or its agencies.

ELECTRO ENERGY, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Inventory
Inventory is valued at the lower of cost or market, with cost determined on the first-in, first out basis. The Company’s products are produced on a make-to-order basis and, as a result, the Company does not carry a finished goods inventory. The raw materials inventory and work in process inventory are adjusted to net realizable value based upon a periodic impairment review.

Property and Equipment
Property and equipment are recorded at cost. The costs of additions and betterments are capitalized and expenditures for repairs and maintenance are expensed in the period incurred. When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

Revenue Recognition and Significant Customers
In general, our Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of our Company:

Revenue is recognized at the time the product is delivered. Provision for sales returns will be estimated based on our Company’s historical return experience. Revenue is presented net of returns.

Revenue on our research and development type contracts with the U.S. Government and its’ agencies are typically “cost plus” type contracts that contain a fixed fee element and/or a cost sharing arrangement. We are reimbursed for actual material, labor and overhead costs as we incur them up to the funding limit of the contract. We submit our cost structure annually to the Defense Contract Audit Agency (DCAA) for approval to use our rates on government contracts. Throughout the life of each contract we estimate the cost to complete. When we estimate that a contract will exceed the funding amount we will seek additional funding from our customer or another outside source. Contract terms allow us to stop work should additional funding not be available. Should we decide to complete a contract without funding we will expense the cost as we incur it.

Contracts with milestone billing provisions are fixed cost type contracts. Revenue is recognized once the milestone has been achieved.

Revenue on commercial contracts is recognized when we ship our batteries or services have been rendered.

Product Warranty
The Company is responsible for providing warranty coverage on certain products. Based on historical warranty claims, the Company accrues the estimated costs of the warranty coverage at the time of sale.

Depreciation and Amortization
Depreciation and amortization is provided for under the straight-line method based upon the estimated useful lives of the respective assets. Leasehold improvements are amortized under the straight-line method over the lesser of the term of the related lease or the estimated useful lives of the assets.

Income Taxes
The Company recognizes deferred taxes under the assets and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial statement and tax basis of assets and liabilities at current enacted statutory tax rates for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Fair Value of Financial Instruments
The carrying amounts reported in the consolidated financial statements for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of their fair value. The fair value of long-term debt is estimated to approximate fair market value based on the current rates offered to the Company for debt of the same remaining maturities.

ELECTRO ENERGY, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock-Based Compensation
As permitted under SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,” which amended SFAS No. 123 (“SFAS 123”), “Accounting for Stock Based Compensation,” the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements, as defined by Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees,” and related interpretations including Financial Accounting Standards Board Interpretations No. 44, “Accounting for Certain Transactions Involving Stock Compensation,” an interpretation of APB No. 25. No stock-based employee compensation cost is reflected in net loss, as all options granted had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net loss if the Company had applied the minimum value recognition provisions of SFAS 123 to stock-based compensation for the years ended December 31, 2003 and 2002:

	2003	2002

Net loss as reported	$(38,541)	$(748,210)
Add: stock-based employee compensation expense included in reported net loss	—	—
Deduct: total stock-based employee compensation expense determined under minimum value-based method for all options	(69,801)	(61,176)

Proforma net loss	$(108,342)	$(809,386)

Proforma net loss per share (basic and diluted)	$(0.01)	$(0.10)

The minimum value of options at date of grant was estimated using an option-pricing model with the following weighted average assumptions:

Expected Life (Years)	10 Years
Interest Rate	4.495%
Annual Rate of Dividends	—%

The weighted average minimum value of the options at date of grant using the Black-Scholes option-pricing model is estimated at $.35 per option.

Recent Accounting Pronouncements
In January 2003, and revised in December 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003.

ELECTRO ENERGY, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after December 15, 2004.

In May 2003, the FASB issued Statement of Financial Accounting Standard No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS 150”). SFAS 150 establishes standards for classification and measurement of certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in certain cases). The provisions of SFAS 150 are effective for instruments entered into or modified after May 31, 2003 and pre-existing instruments as of July 1, 2003.

The Company does not expect the adoption of these pronouncements to have a material effect on its financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Shared-Based Payment” SFAS 123 (Revised) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123 (Revised) requires an entity to recognize the grant-date fair-value of stock options and other equity-based compensation issued to employees in the income statement. The revised statement generally requires that an entity account for those transactions using the fair-value-based method, and eliminates the intrinsic value method of accounting in APB 25, which was permitted under SFAS No. 123, as originally issued. The revised statement requires entities to disclose information about the nature of the share-based payment transactions and the effects of those transactions on the financial statements. SFAS No. 123 (Revised) is effective for small business issuers financial statement for the first interim or annual reporting period that begins after December 15, 2005, with early adoption encouraged.

The Company is currently evaluating the impact that this statement will have on its financial condition or results of operations.

Loss Per Share

Basic loss per share is computed by dividing the net loss applicable to common shares by the weighted average number of common shares outstanding during the period. The weighted average number of shares has been given retroactive effect to the recapitalization. Diluted loss attributable to common shares adjusts basic loss per share for the effects of convertible securities, warrants, stock options and other potentially dilutive financial instruments, only in the periods in which such effect is dilutive. The shares issuable upon the conversion of preferred stock, the exercise of stock options and warrants are excluded from the calculation of net loss per share as their effect would be antidilutive.

Securities that could potentially dilute earning per share (“EPS”) in the future that were not included in the computation of diluted loss per share consist of the following as of December 31, 2003 and 2002:

	2003	2002

Notes payable – related parties convertible into common stock	905,172	732,759
Warrants to purchase common stock	257,850	133,223
Options to purchase common stock	2,186,568	2,186,568

Total potential common shares	3,349,590	3,052,550

NOTE 3 - Inventory

Inventory consists of the following as of December 31, 2003 and 2002:

	2003	2002

Raw materials	$253,036	$81,452
Work in progress	126,103	38,000

Total	$379,139	$119,452

NOTE 4 - Property and Equipment

Property and equipment consists of the following as of December 31, 2003 and 2002:

	2003	2002	Estimated Useful Lives

Equipment	$477,327	$199,298	5 to 7 Years
Leasehold improvements	30,359	30,359	3 Years

	507,686	229,657

Less: accumulated depreciation and amortization	156,939	97,622

Property and Equipment, Net	$350,747	$132,035

Depreciation and amortization expense for the years ended December 31, 2003 and 2002 was $59,317 and $30,763 respectively.

ELECTRO ENERGY, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - Bank Line of Credit

The Company has a $100,000 unsecured line of credit with a bank with no expiration date and subject to annual renewals. Advances bear interest at 1.0% over the bank’s prime lending rate (5.00% and 5.25% as of December 31, 2003 and 2002, respectively) and are personally guaranteed by a stockholder of the Company. Advances under the line of credit amounted to $100,000 as of December 31, 2003 and 2002.

Interest expense related to the line of credit amounted to $5,213 and $5,794 for the years ended December 31, 2003 and 2002, respectively.

ELECTRO ENERGY, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - Long-Term Debt

Long-term debt consists of the following as of December 31, 2003 and 2002:

	2003	2002

Notes payable to Connecticut Innovations, Incorporated (“CII”):

Commencing June 1997 and maturing June 2007 with interest at 2.0% per annum and monthly installments of $375 in the first four years and interest at 10.0% per annum and monthly installments of $1,389 thereafter resulting in an effective interest rate of approximately 5.2%.	$62,840	$62,840

Commencing September 1998 and maturing September 2008 with interest at 2.0% per annum and monthly installments of $300 in the first four years and interest at 10.0% per annum and monthly installments of $1,112 thereafter resulting in an effective interest rate of approximately 5.2%.	60,000	60,000

Commencing November 1998 and maturing November 2008 with interest at 2.0% per annum and monthly installments of $298 in the first four years and interest at 10.0% per annum and monthly installments of $1,102 thereafter resulting in an effective interest rate of approximately 5.2%.	59,500	59,500

	182,340	182,340
Note payable requiring 24 monthly installments of $5,042 commencing July 2002 bearing interest at 5.2%.	45,375	115,958

Note payable requiring 12 monthly installments of $2,744 commencing January 2004 bearing interest at 9%.	31,382	—

Non-interest bearing note payable to EaglePicher Technologies, LLC requiring three annual installments of $150,000 commencing in October 2004 and is secured by assets acquired in connection with the purchase of its alternative energy business (See Note 8):

Face Value	450,000	—
Remaining discount to fair value (effective interest rate of 5%)	(38,178)	—

Fair Value	411,822	—

Total long-term debt	670,919	298,298
Less: current maturities	268,696	117,505

Total long-term debt, less current maturities	$402,223	$180,793

ELECTRO ENERGY, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The CII notes payable provided working capital for specific contract research and development projects. The terms of these notes provide for royalty payments due CII in the event such projects yield a commercially viable product or patented process. The royalty payment will equal 15% of licensing or royalty fees earned by the Company related to the specified projects limited to 200% of the original principal balance of the related note. The Company has not realized revenues subject to royalties related to the CII notes payable for the years ended December 31, 2003 and 2002. The Company has not made the scheduled principal and interest payments since October 2002. The Company has an agreement with CII whereby CII has waived its rights to any collection actions, remedies, fees and expenses resulting from events of default through November 12, 2004. Further, until a new funding agreement is arranged, CII agreed to apply any payments made to principal and interest as originally scheduled.

Accretion related to the long-term debt amounted to $3,335 for the year ended December 31, 2003.

Interest expense related to the long-term debt amounted to $15,071and $12,222 for the years ended December 31, 2003 and 2002, respectively.

Maturities of long-term debt as of December 31, 2003 for the next five years are as follows:

For the Year Ending December 31,	Amount

2004	$268,696
2005	169,769
2006	180,038
2007	31,276
2008	21,140

Total	$670,919

NOTE 7 - Stockholders' Deficiency

Preferred Stock
The Company has authorized 4,000,000 shares of preferred stock, par value $0.01 per share, of which 2,000,000 is designated as Series A Convertible Preferred Stock (“Series A Preferred”) as specified in the Certificate of Designation (“the Certificate”) (see Note 13[C]).

The Series A Preferred is convertible at the option of the holder and automatically upon the occurrence of certain events, as defined in the Certificate, into the Company’s common stock at a rate of $2 per share and also has a liquidation preference of $2 per share. The conversion rate and liquidation preference are subject to adjustment as specified in the Certificate. Each share of the Series A Preferred is entitled to votes equal to the number of shares of common stock it is convertible into at the time of the voting (see Note 13[C]).

Common Stock
The Company has authorized 12,000,000 shares of common stock, par value $0.01. As of December 31, 2003, the Company had reserved 1,277,500 shares of common stock for issuance under its 1993 Stock Compensation Plan (the “1993 Plan”). In 2004, the number of shares of common stock reserved under the 1993 Plan was increased to 1,632,500 (See Note 13[B] and 13[C])).

ELECTRO ENERGY, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Warrants

The Company issued warrants to purchase 240,000 shares of its common stock in connection with its notes payable to related parties (See Note 11). The warrants are exercisable at $2 per share over a five-year period with expirations beginning in April 2007 through November 2008. The weighted average fair value of the warrants at date of issuance using the Black-Scholes option-pricing model is estimated at $1.08 and $.42 per warrant as of December 31, 2003 and 2002, respectively. The total estimated value of the warrants, amounting to $260,207 and $27,486 as of December 31, 2003 and 2002, respectively, was recorded as a debt discount and as additional paid-in capital as of the date of issuance (See Note 13[D]).

The fair value of warrants at date of grant was estimated using a pricing model with the following weighted average assumptions:

•	Expected Life (Years)	5 years
•	Interest Rate Ranging From	2.900% to 4.660%
•	Annual Rate of Dividends	---%
•	Volatility Ranging From	106.60% to 123.26%

Stock Options

In April 1994, the Company adopted the 1993 Plan allowing the Company to issue 1,277,500 incentive stock options to employees and non-qualified stock options to either employees or consultants. In 2004, the 1993 Plan was amended to increase the number of options available to be issued to 1,632,500. The options vest ratably over a four-year period and are exercisable up to 10 years from the date of grant.

Stock option activity under the 1993 Plan for the years ended December 31, 2003 and 2002 is as follows:

	Number of Options	Weighted- Average Exercise Price

Balance-January 1, 2002	949,000	$0.34

Granted	250,000	2.00
Exercised	—	—

Balance-December 31, 2002	1,199,000	0.68

Granted	—	—
Exercised	—	—

Balance-December 31, 2003	1,199,000	$0.68

Stock options outstanding and exercisable, by price range, as of December 31, 2003 are as follows:

Exercise Price	Amount	Weighted- Average Remaining Contractual Life in Years	Weighted- Average Exercise Price	Amount Exercisable	Weighted- Average Exercise Price

$0.03 - $0.45	949,000	4.2	$0.34	912,500	$0.33
$2.00	250,000	8.4	$2.00	62,500	$2.00

	1,199,000	5.1	$0.68	975,000	$0.44

ELECTRO ENERGY, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - Acquisition

On October 1, 2003, the Company acquired the Colorado Springs alternative energy business of EaglePicher in exchange for a note payable amounting to $450,000 and the assumption of $138,482 in accounts payable and accrued liabilities. The note is non-interest bearing requiring three annual installments of $150,000 and matures October 2006. The note’s fair value was estimated at $408,487 discounted with an effective interest rate of 5%. In addition, the Company incurred acquisition costs of $158,903. The purchase price has been allocated to the net assets acquired based on their estimated fair values on the date of acquisition as follows:

Accounts receivable	$202,416
Inventory	275,750
Plant and equipment	227,706

Total assets acquired	705,872
Liabilities assumed	(138,482)

Net assets acquired	$567,390

The fair value of the assets was determined to be the price paid for the assets net of liabilities assumed and incurred acquisition costs.

The results of operations for the business acquired are included in the consolidated statements of operations from the date of the acquisition. The unaudited pro forma information below presents a summary of the results of operations of the Company, assuming the acquisition occurred at the beginning of each of the following periods:

	For the Years Ended December 31,

	2003	2002

Net revenue	$5,881,174	$6,303,240

Net loss	$(690,261)	$(1,375,620)

NOTE 9 - Income Taxes

The Company has net operating loss carryforwards (“NOL’s”) of approximately $1,528,300 as of December 31, 2003 that will be available to offset future taxable income. The Company has concluded that a full valuation allowance was appropriate for the NOL’s as they are not assured to be utilized prior to their expiration. The deferred tax asset as of December 31, 2003 and 2002 consists of the following:

	2003	2002

Net operating loss carry forwards	$595,300	$582,100
Less: valuation allowance	(595,300)	(582,100)

Total net deferred tax asset	$—	$—

ELECTRO ENERGY, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The expiration of the Company’s NOL’s is as follows:

For the Year Ending December 31,	Amount

2020	$363,300
2021	465,300
2022	665,700
2023	34,000

Total	$1,528,300

NOTE 10 - Defined Contribution Plan

The Company has a defined contribution 401(k) Savings Plan covering all eligible employees of the Company. Contributions to the plan are at the discretion of the Board of Directors. The Company did not contribute to the plan for the years ended December 31, 2003 and 2002.

NOTE 11 - Related Parties

Notes Payable
The Company has notes payable to a stockholder and individuals and entities related to a stockholder amounting to $1,150,000 and $850,000 as of December 31, 2003 and 2002, respectively. The notes bear interest at 10% per annum and are due on demand maturing in November 2004. The notes are convertible into the Company’s common stock at a rate of $2 per share. In connection with the above notes, the Company issued warrants to purchase 240,000 shares of the Company’s common stock at $2 per share. The terms of the warrants are five years from the issuance of the related notes with expirations beginning in April 2007 through November 2008. The total estimated value of the warrants, amount to $260,207 and $27,486 as of December 31, 2003 and 2002, respectively, (See Note 7), represents deferred interest and will be accreted over the term of the related notes. The effective interest rate for the notes payable-related parties were 32.6% and 13.2% for the years ended 2003 and 2002, respectively.

The fair value of the notes payable to related parties as of December 31, 2003 and 2002 is as follows:

	2003	2002

Face Value	$1,150,000	$850,000
Less: deferred interest representing fair value of related warrants to purchase common stock	208,677	16,126

Fair Value	$941,323	$833,874

Accretion of deferred interest related to the notes payable to related parties amounted to $40,170 and $11,360 for the years ended December 31, 2003 and 2002, respectively.

ELECTRO ENERGY, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interest payable and interest expense related to the notes payable to related parties amounted to $131,292 and $87,917 as of and for the year ended December 31, 2003, respectively and $43,375 as of and for the year ended December 31, 2002.

Consulting Services
Certain stockholders and parties related to stockholders have provided consulting services to the Company for various technical and general and administrative services. Consulting fees incurred amounted to $347,645 and $351,557 for the years ended December 31, 2003 and 2002, respectively. Amounts due to these related parties as of December 31, 2003 and 2002 were $24,366 and $40,416 respectively.

NOTE 12 - Commitments and Contingencies

Operating Leases
The Company conducts its operations from two facilities that are leased under noncancelable operating leases expiring in July 2005 and March 2010 requiring minimum monthly payments of $9,239 and $23,875, respectively. The Company has an option to renew the lease related to one of its facilities through July 2006 with substantially similar terms. Rental expense related to facilities under operating leases amounted to $185,585 and $105,314 for the years ended December 31, 2003 and 2002, respectively.

Future minimum rental payments under the above noncancelable operating leases as of December 31, 2003 are as follows:

For the Year Ending December 31,	Amount

2004	$326,268
2005	351,907
2006	286,500
2007	286,500
2008	286,500
Thereafter	358,125

$1,895,800

Supply Agreement
The Company has entered into a five-year agreement to supply EaglePicher with certain products at agreed-upon prices. The prices are subject to upward adjustment correlated with cost of raw material increases, as defined in the agreement. The agreement expires September 2008 with renewal options annually thereafter.

ELECTRO ENERGY, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - Subsequent Events

[A]	Executive Compensation
The Company entered into an employment agreement effective January 1, 2004 through December 31, 2005 with its President and Chief Operating Officer. The agreement provides for compensation of $235,000 per annum, 200,000 stock options, certain other benefits and severance payments under certain circumstances, including termination of employment.

[B]	Common Stock
Effective June 9, 2004, the Company’s common stock was split 1.719 for 1.

[C]	Reverse Merger
On June 9, 2004, the Company entered into a merger with MCG , a Florida corporation. Pursuant to the merger, MCG repurchased 4,999,800 shares of its common stock for $100 and accounted for them as treasury stock. The shares were cancelled and MCG then issued 9,497,557 unregistered shares of common stock for 100% of the outstanding common stock of the Company on a one-to-one basis. Effective immediately prior to the merger, the Company’s outstanding Series A Preferred and $1,100,000 of notes payable to shareholders and $86,000 of accrued interest payable related to the notes payable to shareholders were converted to 214,875 shares and 1,019,367 shares of common stock of the Company, respectively. Additionally, the Company’s outstanding warrants and stock options are deemed to be outstanding warrants and stock options, under the same terms and conditions, of MCG. As a result of this merger, the stockholders of the Company gained voting control of MCG and, thus, the merger was accounted for as a reverse merger and the Company became a wholly-owned subsidiary of MCG. Immediately following the merger, MCG changed its name to Electro Energy Inc. (“New EEI”). The accompanying financial statements have been retroactively restated to give effect to this transaction.

[D]	Private Placement
Concurrent with the merger and on June 30, 2004 and on July 15, 2004, New EEI completed the private placements of 5,501 units at a purchase price of $1,000 per unit. Each unit consists of one share of series A convertible preferred stock, convertible into 400 shares of common stock, and a detachable warrant to purchase 200 shares of common stock at an exercise price of $2.50. Gross proceeds from the private placement amounted to approximately $5,501,000. In conjunction with the private placements, 90,000 warrants issued in connection with notes payable to related parties were relinquished.

ELECTRO ENERGY INC. AND SUBSIDIARY CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	As of September 30,	As of December 31,
	2004	2003
	(UNAUDITED)

CURRENT ASSETS
Cash and cash equivalents	$3,848,784	$269,970
Accounts receivable	1,160,024	662,682
Inventory	320,677	379,139
Prepaid expenses and other current assets	387,857	27,207

Total Current Assets	5,717,342	1,338,998

PROPERTY AND EQUIPMENT, Net	323,014	350,747

SECURITY DEPOSIT	8,471	8,901

TOTAL ASSETS	$6,048,827	$1,698,646

The accompanying notes are an integral part of these condensed consolidated financial statements.

ELECTRO ENERGY INC. AND SUBSIDIARY CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

	As of September 30,	As of December 31,
	2004	2003
	(UNAUDITED)

CURRENT LIABILITIES
Bank line of credit	$-	$100,000
Current maturities of long-term debt	235,376	268,696
Notes payable - related parties	-	941,323
Accounts payable	214,523	478,546
Accounts payable - related parties	6,028	24,366
Interest payable	32,092	20,351
Interest payable - related parties	12,115	131,292
Accrued expenses and other current liabilities	373,224	178,734

Total Current Liabilities	873,358	2,143,308

LONG TERM DEBT, less current maturities	379,622	402,223

TOTAL LIABILITIES	1,252,980	2,545,531

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIENCY)
Preferred stock, $0.001 par value, 10,000 shares authorized; Series A Convertible Preferred Stock, 5,600 shares designated; 5,501 shares issued and outstanding in 2004 ($5,501,000 liquidation preference)	6	-
Common stock, $0.001 par value, 50,000,000 shares authorized; 12,197,453 shares issued and outstanding in 2004, 8,038,985 shares issued and outstanding in 2003	12,198	8,039
Additional paid-in capital	12,758,053	1,142,705
Deferred compensation expense	(1,309,478)	-
Warrant subscription receivable	(200,000)	-
Accumulated deficit	(6,464,932)	(1,997,629)

TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)	4,795,847	(846,885)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)	$6,048,827	$1,698,646

The accompanying notes are an integral part of these condensed consolidated financial statements.

ELECTRO ENERGY INC. AND SUBSIDIARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

NET REVENUE
Services	$823,829	$727,047	$2,200,090	$2,348,535
Products	1,129,058	-	3,259,439	-

TOTAL NET REVENUE	1,952,887	727,047	5,459,529	2,348,535

COST OF REVENUE
Cost of services	674,240	670,864	2,015,152	2,043,948
Cost of services - related parties	-	35,250	-	127,281
Cost of products	1,003,861	-	2,431,457	-

TOTAL COST OF REVENUE	1,678,101	706,114	4,446,609	2,171,229

GROSS PROFIT	274,786	20,933	1,012,920	177,306

OPERATING EXPENSES
General and administrative	399,298	76,984	1,127,812	134,298
General and administrative - related parties	19,526	33,485	68,970	149,463
Research and development	152,150	(10,377)	252,150	-

TOTAL OPERATING EXPENSES	570,974	100,092	1,448,932	283,761

OPERATING LOSS	(296,188)	(79,159)	(436,012)	(106,455)

INTEREST EXPENSE
Interest expense	7,079	5,304	30,217	16,036
Interest expense - related parties	-	34,463	257,042	90,707

TOTAL INTEREST EXPENSE	7,079	39,767	287,259	106,743

LOSS BEFORE INCOME TAXES	(303,267)	(118,926)	(723,271)	(213,198)

INCOME TAXES	-	-	-	-

NET LOSS	(303,267)	(118,926)	(723,271)	(213,198)

DEEMED DIVIDENDS ON PREFERRED STOCK	476,496	-	3,744,032	-

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	(779,763)	(118,926)	(4,467,303)	(213,198)

NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS BASIC AND DILUTED	$(0.06)	$(0.01)	$(0.45)	$(0.03)

WEIGHTED AVERAGE SHARES USED IN COMPUTING NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS - BASIC AND DILUTED	12,197,453	8,038,985	9,908,504	8,038,985

The accompanying notes are an integral part of these condensed consolidated financial statements.

ELECTRO ENERGY INC. AND SUBSIDIARY CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY) (UNAUDITED) For the Nine Months Ended September 30, 2004
	Series A Convertible Preferred Stock		Common Stock		Additional Paid-In	Deferred Compensation	Warrant Subscription	Accumulated
	Shares	Amount	Shares	Amount	Capital	Expense	Receivable	Deficit	Total

BALANCE - December 31, 2003	100,000	$1,000	4,551,550	$45,516	$1,104,228	$-	$-	$(1,997,629)	$(846,885)
Adjustment for recapitalization	(100,000)	(1,000)	3,487,435	(37,477)	38,477				-

BALANCE - December 31, 2003, as adjusted	-	-	8,038,985	8,039	1,142,705	-	-	(1,997,629)	(846,885)

Exercise of employee stock options	-	-	439,205	440	6,560	-	-	-	7,000

Stock options issued to employees	-	-	-	-	1,592,178	(1,592,178)	-	-	-

Amortization of deferred compensation expense	-	-	-	-	-	282,700	-	-	282,700

Conversion of notes payable to stockholders and related accrued interest into common stock	-	-	1,019,367	1,019	1,184,981	-	-	-	1,186,000

Reverse merger with MCG Diversified, Inc.	-	-	2,699,896	2,700	(2,700)	-	-	-	-

Issuance of warrants	-	-	-	-	500,000	-	(350,000)	-	150,000

Proceeds from warrant subscription receivable	-	-	-	-	-	-	150,000	-	150,000

Net proceeds from issuance of preferred stock and warrants	5,501	6	-	-	4,590,297	-	-	-	4,590,303

Net loss	-	-	-	-	-	-	-	(723,271)	(723,271)

Deemed dividends on preferred stock	-	-	-	-	3,744,032	-	-	(3,744,032)	-

BALANCE - September 30, 2004 (Unaudited)	5,501	$6	12,197,453	$12,198	$12,758,053	$(1,309,478)	$(200,000)	$(6,464,932)	$4,795,847

The accompanying notes are an integral part of these condensed consolidated financial statements.

ELECTRO ENERGY INC. AND SUBSIDIARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) For the Nine Months Ended September 30, 2004 and 2003

	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(723,271)	$(213,198)

Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Interest accretion	224,025	26,957
Depreciation and amortization	63,564	34,443
Stock options issued to employees	282,700	-
Changes in operating assets and liabilities:
Accounts receivable	(497,342)	134,684
Inventory	58,462	58,995
Prepaid expenses and other current assets	(360,650)	(200,454)
Accounts payable	(264,023)	35,811
Accounts payable - related parties	(18,338)	10,496
Interest payable	11,741	12,644
Interest payable - related parties	(33,177)	63,750
Accrued expenses and other current liabilities	194,490	39,651

TOTAL ADJUSTMENTS	(338,548)	216,977

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(1,061,819)	3,779

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(35,831)	(18,941)
Receipt of security deposit	430	-

NET CASH USED IN INVESTING ACTIVITIES	$(35,401)	$(18,941)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ELECTRO ENERGY INC. AND SUBSIDIARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued (UNAUDITED) For the Nine Months Ended September 30, 2004 and 2003

	2004	2003

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments under bank line of credit	(100,000)	-
Repayments of long term debt	(71,269)	(30,249)
Repayments under notes payable - related parties	(50,000)	50,000
Proceeds from issuance of preferred stock and warrants	5,501,000	-
Issuance costs of preferred stock and warrants	(910,697)	-
Proceeds from issuance of warrants	150,000	-
Proceeds from warrant subscription receivable	150,000	-
Proceeds from issuance of common stock	7,000	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	4,676,034	19,751

NET INCREASE IN CASH AND CASH EQUIVALENTS	3,578,814	4,589

CASH AND CASH EQUIVALENTS - Beginning	269,970	30,404

CASH AND CASH EQUIVALENTS - Ending	$3,848,784	$34,993

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for:
Interest	$84,670	$3,392

SUPPLEMENTAL DISCLOSURES OF NON-CASH INFORMATION
Conversion of notes payable and related accrued interest into common stock	$1,186,000	$-
Issuance of warrants in exchange for warrant subscription receivable	$350,000	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

ELECTRO ENERGY INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 - The Company

Organization
On June 9, 2004, Electro Energy, Inc. (“EEI”), a Delaware corporation entered into a merger with MCG Diversified, Inc. (“MCG”), incorporated in December 1993 in the State of Florida. MCG issued 9,497,557 unregistered shares of common stock for 100% of the outstanding common stock of EEI on a one-to-one basis. As MCG did not have any meaningful operations prior to the merger, the transaction was treated as a recapitalization of EEI, and accounted for, on an historical cost basis, for all periods presented. Moreover, the financial statements set forth in this report for all periods, prior to the recapitalization, are the financial statements of EEI and the common stock of EEI has been retroactively restated to give effect to the exchange for MCG common stock. Immediately following the merger, MCG changed its name to Electro Energy Inc. (“New EEI”).

The condensed consolidated financial statements presented are those of New EEI and its wholly-owned subsidiary, EEI. Additionally, the accounts of EEI include the accounts of Mobile Energy Products, Inc., a wholly-owned subsidiary incorporated June 11, 2003, from its inception. Collectively, they are referred to herein as the “Company.” Proforma unaudited information giving effect to the asset acquisition from EaglePicher Technologies, LLC (“EaglePicher”) as if the acquisition occurred at the beginning of the period in the nine months ended September 30, 2003 is not presented because financial information is not yet available.

Nature of Business
The Company is engaged in the development of products for use in providing energy and specifically focuses upon development of bipolar nickel metal hydride batteries and other battery chemistries and primarily provides contract research and development to the United States Government or its agencies.

Additionally, the Company also has commercially viable products marketed and sold primarily to the United States Government or its agencies. These products include batteries for aircraft, satellite and satellite launch vehicles.

NOTE 2 - Summary of Significant Accounting Policies

Basis of Presentation
The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and Item 310 of Regulation S-B of the Securities and Exchange Commission. Accordingly, they do not contain all the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of the Company’s management, the accompanying condensed consolidated financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to make the financial position of the Company as of September 30, 2004 and the results of its operations and its cash flows for the nine months ended September 30, 2004 and 2003 not misleading. The unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements for the years ended December 31, 2003 and 2002 contained in this Form SB-2.

Operating results for the nine and three months ended September 30, 2004 are not necessarily indicative of results that would be expected for the year ended December 31, 2004.

Loss Per Share
Basic loss per share is computed by dividing the net loss applicable to common shares by the weighted average number of common shares outstanding during the period. The weighted average number of shares has been given retroactive effect to the recapitalization. Additionally, the shares of MCG have been included from the date of acquisition. Diluted loss attributable to common shares adjusts basic loss per share for the effects of convertible securities, warrants, stock options and other potentially dilutive financial instruments, only in the periods in which such effect is dilutive. The shares issuable upon the conversion of preferred stock, the exercise of stock options and warrants are excluded from the calculation of net loss per share as their effect would be antidilutive.

ELECTRO ENERGY INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Securities that could potentially dilute earning per share (“EPS”) in the future that were not included in the computation of diluted loss per share consist of the following as of September 30, 2004 and 2003:

	2004	2003

Preferred stock convertible into common stock	2,200,400	86,207
Notes payable - related parties convertible into common stock	-	775,862
Warrants to purchase common stock	2,129,184	133,223
Options to purchase common stock	2,332,121	2,061,081

Total potential common shares	6,661,705	3,056,373

Concentration of Credit Risk
The Company maintains its cash accounts at financial institutions with balances, at times, in excess of federally insured limits. As of September 30, 2004 and December 31, 2003, the Company had cash balances in excess of federally insured limits of approximately $3,821,000 and $298,000, respectively.

Revenue Recognition and Significant Customers
In general, our Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of our Company:

Revenue is recognized at the time the product is delivered. Provision for sales returns will be estimated based on our Company’s historical return experience. Revenue is presented net of returns.

Revenue on our research and development type contracts with the U.S. Government and its’ agencies are typically “cost plus” type contracts that contain a fixed fee element and/or a cost sharing arrangement. We are reimbursed for actual material, labor and overhead costs as we incur them up to the funding limit of the contract. We submit our cost structure annually to the Defense Contract Audit Agency (DCAA) for approval to use our rates on government contracts. Throughout the life of each contract we estimate the cost to complete. When we estimate that a contract will exceed the funding amount we will seek additional funding from our customer or another outside source. Contract terms allow us to stop work should additional funding not be available. Should we decide to complete a contract without funding we will expense the cost as we incur it.

Contracts with milestone billing provisions are fixed cost type contracts. Revenue is recognized once the milestone has been achieved.

Revenue on commercial contracts is recognized when we ship our batteries or services have been rendered.

Stock-Based Compensation
As permitted under SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,” which amended SFAS No. 123 (“SFAS 123”), “Accounting for Stock Based Compensation,” the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements, as defined by Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related interpretations including Financial Accounting Standards Board Interpretations No. 44, “Accounting for Certain Transactions Involving Stock Compensation,” an interpretation of APB No. 25. For the nine months ended September 30, 2004, the Company recorded compensation expense in general administrative expenses amounting to $282,700 related to 710,245 stock options granted to employees.

Prior to the merger discussed in Note 1, the Company accounted for options granted to employees by computing compensation cost utilizing the Black Scholes option pricing model and the minimum value method. This method computes the value assigned to the options based on a number of valuation assumptions but excludes the concept of volatility which measures the changes in value that publicly traded securities regularly experience. Upon becoming a public company the Company continues to compute the fair value of newly granted options utilizing the Black Scholes option pricing model but now includes the volatility measure which generally gives rise to a higher amount of compensation than the minimum value method as the volatility utilized in the calculation increases the value of the options and therefore the compensation change also increases.

ELECTRO ENERGY INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following table illustrates the effect on net loss attributable to common stockholders if the Company had applied the fair and minimum value recognition provisions of SFAS 123 to stock-based compensation for the nine and three months ended September 30, 2004 and 2003:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003

Net loss attributable to common stockholders as reported	$(779,763)	$(118,926)	$(4,467,303)	$(213,198)
Add: stock-based employee compensation expense included in reported net loss	99,511	-	282,700	-

Deduct: total stock-based employee compensation expense determined under fair and minimum value-based methods for all options	(102,266)	(14,050)	(290,570)	(55,751)

Proforma net loss attributable to common stockholders	$(782,518)	$(132,976)	$(4,475,173)	$(268,949)

Proforma net loss per share attributable to common stockholders (basic and diluted)	$(0.06)	$(0.02)	$(0.45)	$(0.03)

The fair and minimum value of options at date of grant was estimated using an option-pricing model with the following weighted average assumptions:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003

Expected Life (Years)	—	—	10	10
Interest Rate	—%	—%	4.348%	5.712%
Annual Rate of Dividends	—%	—%	—%	—%
Volatility	—%	—%	90.642%	—%

The weighted average fair and minimum values of the options at date of grant using the Black-Scholes option-pricing model is estimated at $.95 and $.21 per option for the nine months ended September 30, 2004 and 2003. For the three months ended September 2004 and 2003, the Company did not grant options to its employees.

ELECTRO ENERGY INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 3 - Inventory

Inventory consists of the following as of September 30, 2004 and December 31, 2003:

	2004	2003

		(audited)
Raw materials	$198,336	$253,036
Work in progress	122,341	126,103

Total	$320,677	$379,139

NOTE 4 - Property and Equipment

Property and equipment consists of the following as of September 30, 2004 and December 31, 2003:

	2004	2003	Estimated Useful Lives

		(audited)
Equipment	$513,158	$477,327	5 to 7 Years
Leasehold improvements	30,359	30,359	3 Years

	543,517	507,686

Less: Accumulated depreciation and amortization	220,503	156,939

Property and Equipment, Net	$323,014	$350,747

Depreciation and amortization expense for the nine months ended September 30, 2004 and 2003 was $63,564 and $34,443, respectively, and $25,102 and $11,725 for the three months ended September 30, 2004 and 2003, respectively.

NOTE 5 - Bank Line of Credit

The Company has a $100,000 unsecured line of credit with a bank with no expiration date and subject to annual renewals. Advances bear interest at 1.0% over the bank’s prime lending rate (5.00% as of September 30, 2004) and are personally guaranteed by a stockholder of the Company. The Company made repayments in the amount of $100,000 during the nine months ended September 30, 2004. The unused line of credit is $100,000 as of September 30, 2004.

Interest expense related to the line of credit amounted to $2,542 and $3,949 for the nine months ended September 30, 2004 and 2003, respectively, and zero and $1,294 for the three months ended September 30, 2004 and 2003, respectively.

ELECTRO ENERGY INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 6 - Long-Term Debt

Long-term debt consists of the following as of September 30, 2004 and December 31, 2003:
	2004	2003

		(audited)
Notes payable to Connecticut Innovations, Incorporated (“CII”):

Commencing June 1997 and maturing June 2007 with interest at 2.0% per annum and monthly installments of $375 in the first four years and interest at 10.0% per annum and monthly installments of $1,389 thereafter, resulting in an effective interest rate of approximately 5.2%.	$62,840	$62,840

Commencing September 1998 and maturing September 2008 with interest at 2.0% per annum and monthly installments of $300 in the first four years and interest at 10.0% per annum and monthly installments of $1,112 thereafter, resulting in an effective interest rate of approximately 5.2%.	60,000	60,000

Commencing November 1998 and maturing November 2008 with interest at 2.0% per annum and monthly installments of $298 in the first four years and interest at 10.0% per annum and monthly installments of $1,102 thereafter, resulting in an effective interest rate of approximately 5.2%.	59,500	59,500

	182,340	182,340
Note payable requiring 24 monthly installments of $5,042 commencing July 2002 bearing interest at 5.2%.	-	45,375

Note payable requiring 12 monthly installments of $2,744 commencing January 2004 bearing interest at 9%.	5,488	31,382

Non-interest bearing note payable to EaglePicher Technologies, LLC requiring three annual installments of $150,000 commencing in October 2004 and is secured by assets acquired in connection with the purchase of its alternative energy business:

Face Value	450,000	450,000
Remaining discount to fair value (effective interest rate of 5%)	(22,830)	(38,178)

Fair Value	427,170	411,822

Total long-term debt	614,998	670,919
Less: current maturities	235,376	268,696

Total long-term debt, less current maturities	$379,622	$402,223

The CII notes payable provided working capital for specific contract research and development projects. The terms of these notes provide for royalty payments due CII in the event such projects yield a commercially viable product or patented process. The royalty payment will equal 15% of licensing or royalty fees earned by the Company related to the specified projects limited to 200% of the original principal balance of the related note. The Company has not realized revenues subject to royalties related to the CII notes payable for the nine months ended September 30, 2004. The Company has not made the scheduled principal and interest payments since October 2002. The Company has an agreement with CII whereby CII has waived its rights to any collection actions, remedies, fees and expenses resulting from events of default through February 12, 2005. Further, until a new funding agreement is arranged, CII agreed to apply any payments made to principal and interest as originally scheduled.

On December 28, 2004, the Company refinanced its debt with CII into a new note payable in the amount of $183,579. The note payable has a three-year term with principal payments of $61,193 plus applicable interest at a fixed rate of 5% to be made annually on December 31st.

ELECTRO ENERGY INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Accretion related to the long-term debt amounted to $15,348 and $5,178 for the nine and three months ended September 30, 2004, respectively.

Interest expense related to the long-term debt amounted to $10,573 and $12,644 for the nine months ended September 30, 2004 and 2003, respectively, and $3,360 and $4,254 for the three months ended September 30, 2004 and 2003, respectively.

NOTE 7 - Stockholders' Equity

Preferred Stock
The Company has authorized 10,000 shares of preferred stock, par value $0.001 per share, of which 5,600, increased from 5,500 in September 2004, are designated as Series A Convertible Preferred Stock (“Series A Preferred”) as specified in the Certificate of Designation (the “Certificate”).

Each share of Series A Preferred is convertible at the option of the holder and automatically upon the occurrence of certain events, as defined in the Certificate, into 400 shares of the Company’s common stock and has a liquidation preference of $1,000 per share. The conversion rate and liquidation preference are subject to adjustment as specified in the Certificate. Each share of the Series A Preferred is entitled to votes equal to the number of shares of common stock it is convertible into at the time of the voting. For the nine months ended September 30, 2004, the Company issued 5,501 shares of the Series A Preferred stock in a private placement (See below).

Concurrent with the merger, 100,000 shares of EEI Series A Convertible Preferred Stock, $.01 par value (“EEI Preferred Stock”), originally convertible into 85,950 shares of EEI common stock, were converted into 214,875 shares of EEI common stock. The common stock issued in excess of it original terms, valued at $453,816, was deemed a preferred stock dividend to the holders. This value was measured by multiplying the additional 128,925 shares issued by the $3.52 market price of the Company’s common stock on the conversion date.

Common Stock
The Company has authorized 50,000,000 shares of common stock, par value $0.001. As of September 30, 2004, the Company had reserved 2,500,000 shares of common stock for issuance under its 1993 Stock Compensation Plan (the “1993 Plan”). On June 9, 2004, the Company’s common stock was split 1.719 to 1. The effects of the stock split have been given retroactive effect in these financial statements for all periods presented. For the nine months ended September 30, 2004, the Company issued 439,205 shares of common stock for $7,000 upon the exercise of employee stock options.

Warrants
The Company had previously issued warrants to purchase 412,560 shares of its common stock in connection with its notes payable to related parties (See Note 9). The warrants are exercisable at $1.16 per share over a five-year period with expirations beginning in April 2007 through November 2008. The weighted average fair value of the warrants at date of issuance using an option-pricing model is estimated at $1.08 per warrant. The total estimated value of the warrants, amounting to $260,207 was recorded as a debt discount and as additional paid-in capital as of the date of issuance. On June 9, 2004, a warrant to purchase 154,710 post-split shares of common stock was relinquished by a holder of the warrant.

In March 2004, EEI had issued warrants to purchase 156,250 shares of its EEI Preferred Stock in connection with a contract to receive a total of $500,000 in cash funding from a venture capital firm for intended use in the research and development of certain battery technologies. The contract provides for scheduled payments to the Company if it performs certain research and development activities over a nine-month period. The warrants are exercisable at $0.00 (zero dollars) per share over a five-year period expiring in March 2009.

Concurrent with the merger with MCG (See Note 1), the Company and the holder of the warrant have agreed to modify the warrant to provide for the issuance of 268,594 shares of the Company’s common stock upon exercise. The warrants were recorded as additional paid-in capital and a warrant subscription receivable. The Company has satisfied the contract terms to date and collected $300,000 as of September 30, 2004. The outstanding warrant subscription receivable was $200,000 as of September 30, 2004 and will be received in increments of $50,000 in November and December of 2004.

ELECTRO ENERGY INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Additionally, in June and July 2004, the Company issued 5,501 warrants in a private placement (See below). Each warrant entitles the holder to purchase 200 shares of common stock at $2.50 per share through July 16, 2007.

Private Placement
Concurrent with the merger and on June 30, 2004 and July 15, 2004, the Company completed a private placement of 5,501 units at a purchase price of $1,000 per unit. Each unit consists of one share of Series A Preferred stock, convertible into 400 shares of common stock, and a detachable warrant to purchase 200 shares of common stock at an exercise price of $2.50. Gross proceeds from the private placement amounted to approximately $5,501,000 and net proceeds amounted to approximately $4,590,000.

Gross proceeds allocated to the issuance of the Series A Preferred stock amounted to $3,290,215 and resulted in a beneficial conversion feature in that amount and was deemed a preferred stock dividend to the holders.

In accordance with EITF 98-5 and EITF 00-27, the series A convertible preferred stock was considered to have an embedded beneficial conversion feature because the conversion price was less than the fair value of the Company’s common stock. This beneficial conversion feature is calculated after the warrants have been valued with proceeds allocated on a relative value basis. This series A convertible preferred stock was fully convertible at the issuance date, therefore the full, beneficial conversion feature of $3,290,216 was recorded as a deemed dividend with a corresponding credit to additional paid-in capital.

Stock Options
As of September 30, 2004, the Company had reserved 2,500,000 shares of common stock for issuance under its 1993 Plan. The options vest ratably over a four-year period and are exercisable up to 10 years from the date of grant. The Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements and recorded compensation expense in general and administrative expenses amounting to $282,700 related to 710,245 stock options granted to employees for the nine months ended September 30, 2004.

Stock option activity under the 1993 Plan for the nine months ended September 30, 2004 is as follows:
	Number of Options	Weighted- Average Exercise Price
Balance-December 31, 2003	2,061,081	$0.40
Granted	710,245	1.27
Exercised	(439,205)	0.02

Balance-September 30, 2004	2,332,121	$0.74

Stock options outstanding and exercisable, by price range, as of September 30, 2004 are as follows:

Exercise Price	Amount	Weighted- Average Remaining Contractual Life in Years	Weighted- Average Exercise Price	Amount Exercisable	Weighted- Average Exercise Price

$0.26	1,192,126	4.9	$0.26	1,192,126	$0.26
$1.16	1,039,995	8.6	$1.16	214,876	$1.16
$2.00	100,000	9.6	$2.00	—	—

	2,332,121	6.8	$0.74	$1,407,002	$0.40

NOTE 8 - Income Taxes

The Company has net operating loss carryforwards (“NOL’s”) of approximately $1,354,493 as of December 31, 2003 that will be available to offset future taxable income. The Company has concluded that a full valuation allowance was appropriate for the NOL’s as they are not assured to be utilized prior to their expiration.

ELECTRO ENERGY INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 9 - Related Parties

Notes Payable
Concurrent with the merger, EEI converted its notes payable to a stockholder and individuals and entities related to a stockholder and related accrued interest, amounting to $1,100,000 and $86,000, respectively, into 1,019,367 shares of its common stock. The notes carried interest at 10% per annum and were due on demand maturing in November 2004. The notes were convertible into the EEI’s common stock at a rate of $1.16 per share. In connection with the above notes, the Company issued warrants to purchase 412,560 shares of the Company’s common stock at $1.16 per share. On June 9, 2004, a warrant to purchase 154,710 shares of EEI common stock was relinquished by a holder of the warrant. The terms of the warrants are five years from the issuance of the related notes with expirations beginning in April 2007 through November 2008. The total estimated value of the warrants amounted to $260,207 (See Note 7), and represents deferred interest that was to be accreted over the term of the related notes. Upon conversion of the notes, the remaining deferred interest, amounting to $107,140, was accreted into interest expense.

Accretion of deferred interest related to the notes payable to related parties amounted to $208,677 and $26,957 for the nine months ended September 30, 2004 and 2003, respectively, and zero and $13,213 for the three months ended September 30, 2004 and 2003, respectively.

Interest payable and interest expense related to the notes payable to related parties amounted to $12,115 and $48,365 as of and for the nine months ended September 30, 2004, respectively, and interest expense for the nine months ended September 30, 2003 was $90,707. Interest expense related to notes payable to related parties amounted to zero and $34,463 for the three months ended September 30, 2004 and 2003, respectively.

Consulting Services
Certain stockholders and parties related to stockholders have provided consulting services to the Company for various technical and general and administrative services. Consulting fees incurred amounted to $68,970 and $276,744 for the nine months ended September 30, 2004 and 2003, respectively, and $19,526 and $68,735 for the three months ended September 30, 2004 and 2003, respectively. Amounts due to these related parties as of September 30, 2004 and December 31, 2003 were $6,028 and $24,366, respectively.

NOTE 10 - Commitments and Contingencies

Operating Leases
The Company conducts its operations from two facilities that are leased under noncancelable operating leases expiring in July 2005 and March 2010 requiring minimum monthly payments of $9,239 and $23,875, respectively. The Company has an option to renew the lease related to one of its facilities through July 2006 with substantially similar terms. Rental expense related to facilities under operating leases amounted to $213,592 and $79,241 for the nine months ended September 30, 2004 and 2003, respectively, and $93,042 and $27,159 for the three months ended September 30, 2004 and 2003, respectively.

Supply Agreement
The Company has entered into a five-year agreement to supply EaglePicher with certain products at agreed-upon prices. The prices are subject to upward adjustment correlated with cost of raw material increases, as defined in the agreement. The agreement expires September 2008 with renewal options annually thereafter.

Executive Compensation
The Company entered into an employment agreement effective January 1, 2004 through December 31, 2005 with its President and Chief Operating Officer. The agreement provides for compensation of $235,000 per annum, 343,800 stock options, certain other benefits and severance payments under certain circumstances, including termination of employment. Compensation expense under this agreement amounted to $175,345 and $64,173 for the nine and three months ended September 30, 2004.

4,071,734 Shares

ELECTRO ENERGY INC.

Common Stock

PROSPECTUS

[                              ]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Florida Business Corporation Act (the “Corporation Act”) permits the indemnification of directors, employees, officers and agents of Florida corporations. Our Articles of Incorporation, as amended (the “Articles”), and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act.

          The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the Federal securities laws.

          Accordingly, pursuant to the forgoing, we are required to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          We will pay all expenses in connection with the registration and sale of our common stock. All amounts shown are estimates except for the registration fee.

EXPENSE	AMOUNT
Registration Fee	$4,544.98
Transfer Agent Fees	5,000.00
Costs of Printing and Engraving	1,500.00
Legal Fees	75,000.00
Accounting Fees	25,000.00
Directors & Officers Liability Insurance	85,000.00
Listing fees	55,000.00
Miscellaneous	4,000.00

TOTAL	$255,044.98

RECENT SALES OF UNREGISTERED SECURITIES

          The securities issued by the Company upon the consummation of the merger discussed in the “PROSPECTUS SUMMARY” at page 1 of the Prospectus were not registered under the Securities Act of 1933, as amended. At the effective time of the merger, each outstanding share of EEI common stock was converted into the right to receive one share of the Company’s common stock. Pursuant to the Merger Agreement, all outstanding options and warrants (referred to in this paragraph as “exchanged options and warrants”) to purchase shares of EEI common stock have been, or are being, exchanged or converted into options and warrants to purchase shares of the Company’s common stock on the same terms and conditions as were in effect prior to the effective time of the merger. The options and warrants issued with respect to such exchanged options and warrants are exercisable for such number of shares of the Company’s common stock equal to the number of whole shares of EEI common stock subject to each such exchanged option or warrant immediately prior to the effective time of the merger. The per share exercise price of options and warrants issued by the Company with respect to the exchanged options and warrants remains unchanged from the per share exercise price of the exchanged options and warrants at the effective time of the merger. At the effective time of the merger, 9,497,557 shares of EEI common stock were outstanding, options to purchase 2,332,121 shares of EEI common stock were outstanding and warrants to purchase 526,444 shares of EEI common stock were outstanding.

          As of July 16, 2004, we sold an aggregate of 5,501 units in a private placement financing for gross proceeds of $5,501,000. Each unit consists of one share of series A convertible preferred stock and a warrant to purchase shares of common stock. Each share of preferred stock is convertible initially into 400 shares of our common stock, and each warrant entitles the holder to purchase 200 shares of common stock at an exercise price of $2.50 per share through July 16, 2007.

          The shares of series A convertible preferred stock and the warrants issued in the private placement have customary anti-dilution protection in the event of stock dividends, stock splits, combinations of shares, recapitalizations or other like events. Additionally, in the event that the Company issues any shares of common stock in a private placement for cash consideration at a price less than $2.50 per share, holders of series A convertible preferred stock will receive “full-ratchet” anti-dilution protection with respect to those shares. Notwithstanding the foregoing, shares of common stock issued in connection with acquisitions, mergers or strategic alliances at a deemed value of $1.50 per share or greater will not trigger an anti-dilution adjustment. Further, private placements that result in aggregate gross proceeds to the Company of $250,000 or less at prices less than $2.50 per share, but not below $1.50 per share, will not trigger an anti-dilution adjustment, provided such placements are limited to one in any 12-month period.

          The private placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act of 1933. The shares of series A convertible preferred stock and warrants to purchase common stock were not registered under the Securities Act of 1933, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933 and corresponding provisions of state securities laws.

          Also in connection with the merger, 4,999,800 shares of common stock owned by Marguerite Godels, a former director, were repurchased and cancelled by the Company for an aggregate consideration of $100. Giving effect to the cancellation of her shares, there were 2,699,986 shares of common stock outstanding before giving effect to the stock issuances in the merger and private placement. The 2,699,986 shares constitute the Company’s “public float” prior to the merger.

EXHIBITS

Exhibit No.	Description

2.1	Agreement of Merger and Plan of Reorganization among MCG Diversified, Inc., EEI Acquisition Corp. and Electro Energy, Inc., dated May 7, 2004.(2)
3.1	Articles of Incorporation of MCG Diversified, Inc.(3)
3.2	Amended and Restated Articles of Incorporation of MCG Diversified, Inc.(3)
3.3	Bylaws of MCG Diversified, Inc.(2)
3.4	Articles of Amendment to the Amended and Restated Articles of Incorporation of MCG Diversified, Inc.(4)
3.5	Articles of Amendment Designating Series A Convertible Preferred Stock of MCG Diversified, Inc.(2)
3.6	Articles of Amendment to the Amended and Restated Articles of Incorporation of MCG Diversified, Inc. changing the name of the company to Electro Energy, Inc.(2)
4.1	Form of Three-Year Warrant to Purchase Common Stock.(2)
5.1	Opinion of Lev & Berlin, P.C.(1)
10.1	1993 Stock Compensation Plan of Electro Energy, Inc., as adopted by the Company.(2)
10.2	Employment Agreement, dated as of December 31, 2003, between Electro Energy, Inc. and Michael D. Eskra, as assigned to the Company.(2)
10.3	Indemnification Agreement, dated as of June 7, 2004, among MCG Diversified, Inc., Electro Energy, Inc., Marguerite Godels, Jay D. Solomon, Laura L. Larsen, Brian Bell and Dale Salmon.(2)
10.4	Form of Lock-Up Letter between Electro Energy, Inc. and former holders of securities of Electro Energy, Inc.(2)
10.5	Form of Lock-Up Letter between Electro Energy, Inc. and certain former named holders of securities of Electro Energy, Inc.(2)
10.6	Form of Lock-Up Letter between Electro Energy, Inc. and Michael D. Eskra.(2)
10.7	Form of Lock-Up Letter between MCG Diversified, Inc. and Marguerite Godels and Charles P. Godels, P.A.(2)
10.8	Form of Private Placement Subscription Agreement.(2)
10.9	Registration Rights Agreement.(2)
10.10	Asset Purchase Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(1)
10.11	Security Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(1)
10.12	Supply Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(1)
10.13	License Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(1)
10.14	Groundwater Remediation Operating Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(1)
10.15	Lease Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(1)
10.16	Assignment and Assumption of Contracts Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(1)
10.17	Secured Promissory Note, dated October 1, 2003, from Mobile Energy Products, Inc. to EaglePicher Technologies, LLC.(1)
23.1	Consent of Marcum & Kliegman, LLP.(1)
23.2	Consent of Lev & Berlin, P.C. (Included in Exhibit 5.1).

(1)	Filed herewith.
(2)	Incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 24, 2004.
(3)	Incorporated by reference to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on June 17, 2002.
(4)	Incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2004.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

iii.	Include any additional or changed material information on the plan of distribution.

2.	For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Danbury, State of Connecticut, on February 17, 2005.

ELECTRO ENERGY INC.

By:	/s/ Martin G. Klein

Name: Martin G. Klein
Title: Chairman and Chief Executive Officer

           In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.

		By:	/s/ Martin G. Klein

Name: Martin G. Klein
Date:	February 17, 2005		Title: Chairman and Chief Executive Officer

By:	*

Name: Michael D. Eskra
Title: President and Director

		By:	/s/ Audra J. Mace

Name: Audra J. Mace
Date:	February 17, 2005		Title: Chief Financial Officer (Principal Accounting Officer) and Secretary

By:	*

Name: Joseph Engelberger
Title: Director

By:	*

Name: Warren D. Bagatelle
Title: Director

By:	*

Name: Farhad Assari
Title: Director

	*	By:	/s/ Martin G. Klein

Date:	February 17, 2005		Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement of Merger and Plan of Reorganization among MCG Diversified, Inc., EEI Acquisition Corp. and Electro Energy, Inc., dated May 7, 2004.(2)
3.1	Articles of Incorporation of MCG Diversified, Inc.(3)
3.2	Amended and Restated Articles of Incorporation of MCG Diversified, Inc.(3)
3.3	Bylaws of MCG Diversified, Inc.(2)
3.4	Articles of Amendment to the Amended and Restated Articles of Incorporation of MCG Diversified, Inc.(4)
3.5	Articles of Amendment Designating Series A Convertible Preferred Stock of MCG Diversified, Inc.(2)
3.6	Articles of Amendment to the Amended and Restated Articles of Incorporation of MCG Diversified, Inc. changing the name of the company to Electro Energy, Inc.(2)
4.1	Form of Three-Year Warrant to Purchase Common Stock.(2)
5.1	Opinion of Lev & Berlin, P.C.(1)
10.1	1993 Stock Compensation Plan of Electro Energy, Inc., as adopted by the Company.(2)
10.2	Employment Agreement, dated as of December 31, 2003, between Electro Energy, Inc. and Michael D. Eskra, as assigned to the Company.(2)
10.3	Indemnification Agreement, dated as of June 7, 2004, among MCG Diversified, Inc., Electro Energy, Inc., Marguerite Godels, Jay D. Solomon, Laura L. Larsen, Brian Bell and Dale Salmon.(2)
10.4	Form of Lock-Up Letter between Electro Energy, Inc. and former holders of securities of Electro Energy, Inc.(2)
10.5	Form of Lock-Up Letter between Electro Energy, Inc. and certain former named holders of securities of Electro Energy, Inc.(2)
10.6	Form of Lock-Up Letter between Electro Energy, Inc. and Michael D. Eskra.(2)
10.7	Form of Lock-Up Letter between MCG Diversified, Inc. and Marguerite Godels and Charles P. Godels, P.A.(2)
10.8	Form of Private Placement Subscription Agreement.(2)
10.9	Registration Rights Agreement.(2)
10.10	Asset Purchase Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(1)
10.11	Security Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(1)
10.12	Supply Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(1)
10.13	License Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(1)
10.14	Groundwater Remediation Operating Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(1)
10.15	Lease Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(1)
10.16	Assignment and Assumption of Contracts Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(1)
10.17	Secured Promissory Note, dated October 1, 2003, from Mobile Energy Products, Inc. to EaglePicher Technologies, LLC.(1)
23.1	Consent of Marcum & Kliegman, LLP.(1)
23.2	Consent of Lev & Berlin, P.C. (Included in Exhibit 5.1).

(1)	Filed herewith.
(2)	Incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 24, 2004.
(3)	Incorporated by reference to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on June 17, 2002.
(4)	Incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2004.